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                                                                   EXHIBIT T3E-1

                         UNITED STATES BANKRUPTCY COURT
                            NORTHERN DISTRICT OF OHIO

_______________________________________
                                       )
In re:                                 )   Chapter 11
                                       )
PITTSBURGH-CANFIELD CORPORATION,       )   Case Nos. 00-43394 to 00-43402
         et al.,(1)                    )   Jointly Administered
                                       )
           Debtors.                    )   William T. Bodoh
                                       )   Chief United States Bankruptcy Judge
_______________________________________)

                 THIRD AMENDED DISCLOSURE STATEMENT PURSUANT TO
                     SECTION 1125 OF THE BANKRUPTCY CODE FOR
               DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION

                                           Debevoise & Plimpton
                                           919 Third Avenue
                                           New York, New York  10022

                                           Calfee, Halter, & Griswold LLP
                                           1400 McDonald Investment Center
                                           800 Superior Avenue
                                           Cleveland, OH  44114-2688

                                           Attorneys for Debtors

Dated: New York, New York
       May 19, 2003

----------------------
(1) In addition to Pittsburgh-Canfield Corporation (n/k/a PCC Survivor Corporation), the debtors are Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel Corporation, Consumers Mining Company, Wheeling-Empire Company, Mingo Oxygen Company, WP Steel Venture Corp., W-P Coal Company and Monessen Southwestern Railway Company.

     On July 5, 2001, in connection with the sale of Pittsburgh-Canfield Corporation's assets to a subsidiary of WHX Corporation, Pittsburgh-Canfield Corporation changed its name to PCC Survivor Corporation. It is PCC Survivor Corporation, NOT PITTSBURGH-CANFIELD CORPORATION, that is a debtor in these chapter 11 bankruptcy proceedings.

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                                TABLE OF CONTENTS

                                                                                                       Page
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
I.       INTRODUCTION...............................................................................     0

II.      OVERVIEW OF THE PLAN.......................................................................     4

III.     THE DEBTORS................................................................................    10

         A.       THE DEBTORS' BUSINESSES...........................................................    10

                  1.       Products and Product Mix.................................................    12
                  2.       Wheeling-Nisshin.........................................................    14
                  3.       Ohio Coatings Company....................................................    15
                  4.       Customers................................................................    16
                  5.       Manufacturing Processes..................................................    18
                  6.       Raw Materials............................................................    19
                  7.       Backlog..................................................................    19
                  8.       Capital Investments......................................................    19
                  9.       Energy Requirements......................................................    20
                  10.      Employees................................................................    20
                  11.      Competition..............................................................    21
                  12.      Properties...............................................................    22
                  13.      Environmental Matters....................................................    23

         B.       CAPITAL STRUCTURE.................................................................    27

                  1.       DIP Facility.............................................................    27
                  2.       Other Post-Petition Borrowings...........................................    30
                  3.       Pre-Petition Borrowings..................................................    31

IV.      THE CHAPTER 11 CASES.......................................................................    33

         A.       EVENTS LEADING TO BANKRUPTCY FILING...............................................    33

         B.       SIGNIFICANT EVENTS DURING CHAPTER 11 CASES........................................    34

                  1.       Chapter 11 Filing and First Day Orders...................................    34
                  2.       Formation of the Creditors' Committees...................................    35
                  3.       Debtor-in-Possession Financing...........................................    36
                  4.       Stabilization of Relationships with Vendors..............................    36
                  5.       Reorganization Efforts...................................................    37
                  6.       Liquidity Enhancement....................................................    40

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
                  7.       Beech Bottom Paint Line Financing........................................    45

V.       BUSINESS AND GOVERNANCE OF REORGANIZED DEBTORS.............................................    46

         A.       NEW BUSINESS PLAN.................................................................    46

         B.       FINANCIAL PROJECTIONS.............................................................    48

                  1.       In General...............................................................    48
                  2.       Valuation................................................................    49

         C.       MANAGEMENT........................................................................    55

VI.      THE PLAN OF REORGANIZATION.................................................................    57

         A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS..............................    58

                  1.       In General...............................................................    58
                  2.       Administrative Claims....................................................    58
                  3.       Tax Claims...............................................................    61
                  4.       Class 1 - Allowed Priority Claims........................................    61
                  5.       Class 2 - Miscellaneous Secured Claims...................................    62
                  6.       Class 3 - IRB Claims.....................................................    63
                  7.       Class 4 - Noteholder Secured Claims......................................    64
                  8.       Class 5 - Unsecured WPC Claims...........................................    65
                  9.       Class 6 - Noteholder Guaranty Claims.....................................    65
                  10.      Class 7 - Unsecured WPSC Claims..........................................    66
                  11.      Class 8 - Intercompany Claims............................................    66
                  12.      Class 9 - Penalty Claims.................................................    66
                  13.      Class 10 - Interests of Holders of Old Subsidiary Common Stock...........    67
                  14.      Class 11 - Interests of Holders of Old WPC Common Stock..................    67

         B.       MEANS FOR IMPLEMENTATION OF THE PLAN..............................................    68

                  1.       New Credit Agreements....................................................    68
                  2.       New Notes................................................................    74
                  3.       WHX Agreement............................................................    76
                  4.       Danieli Modification and Assumption Agreement............................    77
                  5.       Other Agreements.........................................................    77
                  6.       Pension Plans............................................................    78
                  7.       Retiree Benefits.........................................................    79

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
                  8.       New Common Stock.........................................................    79
                  9.       Registration Rights Agreement............................................    80
                  10.      Amended Charters and By-Laws.............................................    81

         C.       OTHER PROVISIONS OF THE PLAN......................................................    83

                  1.       Executory Contracts and Unexpired Leases.................................    83
                  2.       Indemnification Obligations..............................................    83
                  3.       Cancellation of Old Securities, Senior Note Indenture and Pre-Petition
                           Term Loan Agreement......................................................    84
                  4.       Cancellation of Liens....................................................    84
                  5.       Distributions............................................................    84
                  6.       Compensation Rights......................................................    85
                  7.       Objections to Claims and Interests.......................................    86
                  8.       Disputed Claims and Disputed Interests Reserves..........................    87
                  9.       Unclaimed Property.......................................................    88
                  10.      Fractional Securities and Rounding of Payments...........................    88
                  11.      Transmittal of Distributions and Notices.................................    89
                  12.      Withholding Taxes........................................................    89

VII.     CONFIRMATION AND CONSUMMATION PROCEDURES...................................................    89

         A.       VOTING ON THE PLAN................................................................    89

                  1.       Who May Vote.............................................................    89
                  2.       Ballots..................................................................    90
                  3.       Voting Deadline and Delivery Instructions................................    92

         B.       CONFIRMATION HEARING..............................................................    92

         C.       CONFIRMATION REQUIREMENTS.........................................................    93

                  1.       Acceptance by Impaired Classes...........................................    96
                  2.       Best Interests Test......................................................    96
                  3.       Confirmation Without Acceptance by All Impaired Classes..................    97
                  4.       Feasibility..............................................................    99

         D.       CONDITIONS PRECEDENT TO THE CONFIRMATION AND CONSUMMATION OF THE PLAN.............   100

                  1.       Conditions to Confirmation...............................................   100
                  2.       Conditions to Consummation...............................................   101
                  3.       Waiver of Conditions to Confirmation or Consummation.....................   102
                  4.       Effect of Non-Occurrence of Conditions to Consummation...................   102

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
VIII.    EFFECTS OF PLAN CONFIRMATION...............................................................   102

         A.       CONTINUED CORPORATE EXISTENCE AND REVESTING OF ASSETS.............................   102

         B.       DISCHARGE.........................................................................   103

         C.       RELEASES..........................................................................   103

                  1.       Releases by Debtors and Reorganized Debtors..............................   103
                  2.       Releases by Holders of Claims and Interests..............................   104

         D.       INJUNCTION........................................................................   105

         E.       RETENTION OF JURISDICTION.........................................................   106

IX.      CERTAIN FACTORS............................................................................   107

         A.       GENERAL BUSINESS RISKS............................................................   108

                  1.       Continuing Leverage and Ability to Service Debt..........................   108
                  2.       Financial Covenant Restrictions..........................................   108
                  3.       Competition..............................................................   109
                  4.       Overcapacity in the Steel Industry.......................................   110
                  5.       Cyclical Nature of the Debtors' Businesses...............................   110
                  6.       Effect of Imports on the Domestic Market.................................   110
                  7.       Capital Requirements.....................................................   111
                  8.       Risk of Business Interruptions...........................................   111
                  9.       Labor....................................................................   111
                  10.      Environmental Compliance and Remediation.................................   112
                  11.      Retiree Healthcare Costs.................................................   112
                  12.      Pension Plans............................................................   112
                  13.      Certain U.S. Federal Income Tax Considerations...........................   113
                  14.      Projections..............................................................   113

         B.       RISKS RELATING TO NEW COMMON STOCK................................................   113

                  1.       Potential Liquidity of New Common Stock..................................   113
                  2.       Restrictions on Transfer.................................................   114
                  3.       Dilution.................................................................   114
                  4.       Dividend Policies........................................................   115

X.       SECURITIES LAW CONSIDERATIONS..............................................................   115

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
         A.       ISSUANCE OF SECURITIES............................................................   115

         B.       SUBSEQUENT TRANSFERS OF SECURITIES................................................   116

XI.      CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN...................................   117

         A.       CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS.......................   118

                  1.       Cancellation of Debt Income..............................................   118
                  2.       Limitations on NOL Carryforwards and Other Tax Benefits..................   119
                  3.       Alternative Minimum Tax..................................................   120
                  4.       Applicable High Yield Discount Obligations...............................   120

         B.       CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS.........   120

                  1.       Consequences to Holders of Noteholder Claims.............................   121
                  2.       Consequences to Holders of Class 5 Claims (other than Noteholder Claims).   122
                  3.       Consequences to Holders of Class 7 Claims................................   122
                  4.       Distributions in Discharge of Accrued Interest...........................   123
                  5.       Market Discount..........................................................   123
                  6.       Original Issue Discount with respect to New Notes........................   124
                  7.       Information Reporting and Withholding....................................   125

XII.     ALTERNATIVES TO THE PLAN...................................................................   125

         A.       ALTERNATIVE PLAN OF REORGANIZATION................................................   125

         B.       LIQUIDATION UNDER CHAPTER 7.......................................................   126

XIII.    RECOMMENDATIONS AND CONCLUSION.............................................................   126

APPENDICES
Appendix A.  Plan of Reorganization
Appendix B.  Financial Statements
Appendix C.  Financial Projections
Appendix D.  Liquidation Analysis

I.       INTRODUCTION.

         Pittsburgh-Canfield Corporation (n/k/a PCC Survivor Corporation) ("PCC") and certain of its affiliates, as debtors and debtors-in-possession(2) (collectively, the "Debtors"), have proposed and filed their Third Amended Joint Plan of Reorganization, dated May 19, 2003 (the "Plan"), with the United States Bankruptcy Court for the Northern District of Ohio (the "Bankruptcy Court"). A copy of the Plan is annexed hereto as Appendix A. The Debtors hereby submit this Third Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for Debtors' Third Amended Joint Plan of Reorganization, dated May 19, 2003 (the "Disclosure Statement"), in connection with their solicitation of acceptances or rejections of the Plan from the holders of claims against and equity interests in the Debtors.

         By order of the Bankruptcy Court dated May 20, 2003, this Disclosure Statement has been approved as containing "adequate information" for the Debtors' creditors and equity interest holders to make an informed judgment as to whether to accept or reject the Plan in accordance with Section 1125(b) of the Bankruptcy Code. APPROVAL OF THE DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT INDICATE THAT THE BANKRUPTCY COURT RECOMMENDS ACCEPTANCE OF THE PLAN.

         ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE HEREBY ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER APPENDICES HERETO AND OTHER DOCUMENTS REFERENCED HEREIN OR THEREIN AS FILED WITH THE BANKRUPTCY COURT BEFORE OR CONCURRENTLY WITH THE FILING OF THIS DISCLOSURE STATEMENT. AFTER THE DATE HEREOF, THERE CANNOT BE ANY ASSURANCE MADE THAT: (A) THE INFORMATION AND REPRESENTATIONS CONTAINED HEREIN ARE MATERIALLY ACCURATE; OR (B) THIS DISCLOSURE STATEMENT CONTAINS ALL MATERIAL

---------------------
(2) In addition to Pittsburgh-Canfield Corporation (n/k/a PCC Survivor Corporation), the debtors are Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel Corporation, Consumers Mining Company, Wheeling-Empire Company, Mingo Oxygen Company, WP Steel Venture Corp., W-P Coal Company and Monessen Southwestern Railway Company.

     On July 5, 2001, in connection with the sale of Pittsburgh-Canfield Corporation's assets to a subsidiary of WHX Corporation, Pittsburgh-Canfield Corporation changed its name to PCC Survivor Corporation. It is PCC Survivor Corporation, NOT PITTSBURGH-CANFIELD CORPORATION, that is a debtor in these chapter 11 bankruptcy proceedings.

INFORMATION. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ITS ACCEPTANCE.

         ALL EXHIBITS OR SCHEDULES TO THE PLAN WHICH ARE NOT ANNEXED THERETO AND CERTAIN AGREEMENTS TO BE ENTERED INTO PURSUANT TO THE PLAN WILL BE CONTAINED IN A SEPARATE PLAN SUPPLEMENT WHICH WILL BE FILED WITH THE CLERK OF THE BANKRUPTCY COURT NOT LESS THAN FIVE (5) DAYS PRIOR TO THE HEARING ON THE CONFIRMATION OF THE PLAN. ALL SUCH EXHIBITS, SCHEDULES AND AGREEMENTS MAY BE INSPECTED AT THE OFFICE OF THE CLERK OF THE BANKRUPTCY COURT DURING NORMAL COURT HOURS. HOLDERS OF CLAIMS AND INTERESTS MAY OBTAIN COPIES OF SUCH EXHIBITS, SCHEDULES AND AGREEMENTS, ONCE THEY ARE FILED, OVER THE INTERNET AT www.wpsc.com OR UPON REQUEST TO THE FOLLOWING ADDRESS:

                           Uniscribe Professional Services, Inc.
                           815 Superior Avenue
                           Suite 1025
                           Cleveland, Ohio  44114
                           Telephone:  (216) 912-1900
                           Facsimile:   (216) 912-1899
                           Email:  jscully@uniscribe.com

         ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD READ AND CAREFULLY CONSIDER THE SECTION HEREOF ENTITLED "CERTAIN FACTORS" BEFORE VOTING FOR OR AGAINST THE PLAN. THE CONFIRMATION, CONSUMMATION AND OCCURRENCE OF THE EFFECTIVE DATE OF THE PLAN ARE SUBJECT TO A NUMBER OF CONDITIONS PRECEDENT THAT COULD LEAD TO SUBSTANTIAL DELAYS IN CONSUMMATION AND THE OCCURRENCE OF THE EFFECTIVE DATE OF THE PLAN. ALSO, THERE CAN NOT BE ANY ASSURANCE THAT EACH OF THESE CONDITIONS WILL BE SATISFIED OR WAIVED (AS PROVIDED IN THE PLAN) OR THAT THE PLAN WILL BE CONSUMMATED. IN ADDITION, EVEN AFTER THE EFFECTIVE DATE, DISTRIBUTIONS UNDER THE PLAN MAY BE SUBJECT TO SUBSTANTIAL DELAYS FOR THOSE HOLDERS OF CLAIMS AND EQUITY INTERESTS WHOSE CLAIMS AND INTERESTS ARE DISPUTED CLAIMS OR INTERESTS.

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT

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IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NONBANKRUPTCY LAW.
THIS DISCLOSURE STATEMENT AND THE INFORMATION CONTAINED HEREIN SHOULD BE USED SOLELY FOR PURPOSES OF DECIDING WHETHER OR NOT TO VOTE IN FAVOR OF THE PLAN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING THE DEBTORS' SECURITIES SHOULD EVALUATE THIS STATEMENT IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.

         Capitalized terms used herein and not otherwise defined have the respective meanings ascribed to them in the Plan.

         Pursuant to the provisions of the Bankruptcy Code, only Classes of Claims or Interests that are "impaired" and that are not deemed to have rejected the Plan under Section 1126(g) of the Bankruptcy Code are entitled to vote to accept or reject the Plan. Any Class of Claims or Interests that is "unimpaired" is not entitled to vote to accept or reject the Plan. As set forth in Section 1124 of the Bankruptcy Code, a class is "impaired" if the legal, equitable or contractual rights attaching to the claims or equity interests of that class are modified by the Plan. See "CONFIRMATION AND CONSUMMATION PROCEDURES -- VOTING ON THE PLAN -- Who May Vote."

         The Claims and Interests in Classes 1, 2, 4 and 10 are not impaired under the Plan, and each such Class is, therefore, conclusively deemed to have accepted the Plan. The Claims and Interests in Classes 3, 5, 6 and 7 are impaired under the Plan, and the holders of Allowed Claims and Allowed Interests in such Classes are entitled to vote to accept or reject the Plan. The Claims and Interests in Classes 8, 9 and 11 will receive no distributions or nominal distributions under the Plan and, accordingly, are conclusively deemed to have rejected the Plan. For a description of the requirements for acceptance of the Plan, see "CONFIRMATION AND CONSUMMATION PROCEDURES -- CONFIRMATION REQUIREMENTS -- Acceptance By Impaired Classes."

         After carefully reviewing this Disclosure Statement, including the appendices hereto, each holder of an Allowed Claim and an Allowed Interest entitled to vote to accept or reject the Plan should vote on the enclosed color coded ballot(s) and return such ballot(s) in the enclosed pre-addressed envelope so that it is received by 5:00 p.m., New York time, on or before Monday, June 16, 2003.

         If you have any questions about the procedure for voting, or if you did not receive a ballot, received a damaged ballot or lost your ballot, please call Poorman-Douglas Corporation, the Debtors' balloting agent, at (877) 580-2477. For complete voting instructions please see "CONFIRMATION AND CONSUMMATION PROCEDURES -- VOTING ON THE PLAN -- Voting Deadline and Delivery Instructions."

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         TO BE COUNTED, YOUR BALLOT MUST BE SIGNED AND RECEIVED AT THE ADDRESS
SPECIFIED THEREIN BY 5:00, NEW YORK TIME, ON OR BEFORE MONDAY, JUNE 16, 2003. ANY BALLOT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED TOWARDS DETERMINING ACCEPTANCE OR REJECTION OF THE PLAN.

         The Bankruptcy Court has scheduled the confirmation hearing to consider the confirmation of the Plan, pursuant to Section 1129 of the Bankruptcy Code, on Wednesday, June 18, 2003 at 9:30 a.m. before the Honorable William T. Bodoh, Chief United States Bankruptcy Judge, at the United States Bankruptcy Court for the Northern District of Ohio, United States Courthouse and Federal Building, 10 East Commerce Street, Third Floor, Youngstown, Ohio, 44503-1621. The Bankruptcy Court has directed that objections, if any, to the confirmation of the Plan be served and filed on or before Monday, June 16, 2003 at 4:00 p.m. New York Time. The confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of an adjournment date made at the confirmation hearing or at any subsequently adjourned confirmation hearing.

         ALL PROJECTED RECOVERIES OF HOLDERS OF ALLOWED CLAIMS AND ALLOWED INTERESTS SET FORTH HEREIN ARE BASED ON THE FINANCIAL INFORMATION SET FORTH IN THE FINANCIAL PROJECTIONS ANNEXED HERETO AS APPENDIX C AND THE ASSUMPTIONS SUMMARIZED THEREIN AND THROUGHOUT THE ENTIRETY OF THIS DISCLOSURE STATEMENT. ALL SUCH RECOVERIES ARE MERELY PROJECTED RECOVERIES, BASED ON ASSUMPTIONS WHICH ARE SET FORTH IN THE FINANCIAL PROJECTIONS. TO THE EXTENT THAT ACTUAL RESULTS VARY FROM THE ASSUMPTIONS, RECOVERIES MAY VARY FROM THE PROJECTIONS.

         THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RECOVERIES TO THEIR CREDITORS. YOUR "YES" VOTE ON THE ENCLOSED BALLOT IS RECOMMENDED FOR THE FOLLOWING REASONS:

         - THE PLAN MAXIMIZES THE VALUE OF, AND MINIMIZES THE DELAY IN, RECOVERIES BY ALL CREDITORS.

         - THE PLAN PROVIDES UNSECURED CREDITORS WITH A CONTINUING INTEREST IN THE REORGANIZED DEBTORS AND THE OPPORTUNITY TO SHARE IN THEIR POTENTIAL GROWTH.

         - THE PLAN ALLOWS CREDITORS TO PARTICIPATE IN DISTRIBUTIONS IN EXCESS OF THOSE WHICH WOULD BE

                  AVAILABLE IF THE DEBTORS WERE LIQUIDATED IN A CHAPTER 7 CASE.

         THE DEBTORS SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE TO VOTE TO ACCEPT THE PLAN.

II.      OVERVIEW OF THE PLAN.

         The Plan is primarily an "equity conversion" plan, pursuant to which all general unsecured claims against the Debtors (other than Claims in Class 5 which will receive a distribution of Cash and new debt securities as described below) will be converted into equity interests in the Debtors, as reorganized pursuant to the Plan (the "Reorganized Debtors"). All secured claims against the Debtors will either remain unaffected by the Plan or will be restructured on the terms set forth in the table below. Substantially all cash payments to be made pursuant to the terms of the Plan will be funded from the New Credit Agreements that will become effective on the Effective Date. The Debtors estimate that the aggregate amount of such cash payments will be approximately $185 million. For a more detailed description of the terms and provisions of the Plan, see "THE PLAN OF REORGANIZATION."

CLASS DESCRIPTION                   TREATMENT UNDER THE PLAN

ADMINISTRATIVE CLAIMS.              Paid in full on the later of the Effective
Costs and expenses of               Date and the date such Claim is allowed,
administration of the Debtors'      provided that (a) any holder of an
bankruptcy cases of the kind        Administrative Claim may agree to a less
described in Section 503(b) of      favorable treatment and (b) Administrative
the Bankruptcy Code (including      Claims incurred in the ordinary course will
Post-Petition Secured Claims.)      be paid in accordance with their terms, (c)
                                    the WV Loan shall be paid in accordance with the terms of the WV Loan Modification
                                    Agreement, and (d) the MLA Wage Deferral
                                    Claims of hourly employees will be
                                    extinguished as provided in the Modified
                                    Labor Agreement, effective October 1, 2001.

POST-PETITION SECURED CLAIMS.       Paid in full on the later of the Effective
All Claims against the Debtors      Date and the date such Claim is allowed or,
arising under the DIP Facility,     at the Debtors' option, paid in accordance
the WHX Loans, the RDL Deferred     with the terms and provisions of the
Payment Obligations, the ODOD       particular transaction and agreements
Loan, the WesBanco                  relating to such Post-Petition Secured
                                    Claim, provided that,

Loan and the Fata Hunter Loans.     unless otherwise agreed by the DIP Lenders
                                    pursuant to the DIP Facility on or before the Effective Date, Allowed Administrative
                                    Claims under or evidenced by the DIP
                                    Facility will be paid in full on the
                                    Effective Date; and provided further, that
                                    (a) any Allowed Administrative Claims under or evidenced by the DIP Facility held by WHX and the WHX Loans shall be contributed to the capital of WPC (which will in turn contribute such Claims to the capital of
                                    WPSC) on the Pre-Effective Date in
                                    accordance with the terms of the WHX
                                    Agreement; (b) the ODOD Loan shall be paid in accordance with the terms of the ODOD
                                    Loan Modification Agreement; and (c) the RDL
                                    Deferred Payment Obligations shall be paid
                                    (x)in accordance with the terms of the RDL
                                    Agreement providing for repayment of the RDL
                                    Deferred Payment Obligations in equal
                                    monthly installments over a period not to exceed 18 months from May 1, 2003 and such other terms as may be agreeable to Rio Doce
                                    Limited, WPSC and the lenders party to the New Credit Agreements or (y) in the absence of such an agreement, in accordance with Rio
                                    Doce Limited's existing rights.

TAX CLAIMS. Claims for any Tax to   Paid in full on the later of the Effective
the extent they are entitled to     Date and the date such Claim is allowed or,
priority under Section 507(a)(8)    at Debtors' option, each holder of a Tax
of the Bankruptcy Code.             Claim may receive cash payments over a
                                    period not exceeding six (6) years after the date of assessment of such Claim of a value equal to the allowed amount of such Claim, provided that any holder of a Tax Claim may agree to a less favorable treatment.

CLASS 1. Claims accorded priority   UNIMPAIRED. Paid in full on the later of the
in payment under the Bankruptcy     Effective Date and the date such Claim is
Code, other than Administrative     allowed, provided that any holder of a Class
Claims and Tax Claims.              1 Claim may agree to a less favorable
                                    treatment.

CLASS 2. All Secured Claims other   UNIMPAIRED. On the Effective Date, at
than Post-Petition Secured Claims   Debtors' option, (a) Debtors will cure any
and Secured Claims that are         default (other than a default of the kind
classified in another Class         specified in Section 365(b)(2) of the
under the Plan.                     Bankruptcy Code), the occurrence of which
                                    entitled the holder of an Allowed Class 2
                                    Claim to receive accelerated payment of such Claim, and the original maturities of such Claim will be reinstated, or (b) the Plan shall (i) not alter the legal, contractual or equitable rights of the holder of such Claim or (ii) otherwise render such Claims unimpaired, provided that any holder of a Class 2 Claim may agree to a less favorable treatment.

CLASS 3. All Claims (the "IRB       IMPAIRED. Except as expressly provided
Claims") against the Debtors with   herein, on the Effective Date, with respect
respect to (a) the industrial       to each Allowed Claim in Class 3, at the
revenue bonds in the amount of      option of the Debtors, (a) the Debtor shall
$4.68 million issued by the         cure any default (other than a default of
Industrial Development Authority    the kind specified in Section 365(b)(2) of
of Greensville County, Virginia     the Bankruptcy Code) that occurred before or
(the "Virginia Bonds") and the      after the Petition Date, the occurrence of
industrial revenue bonds in the     which entitled the Person holding such Claim
amount of $3.5 million issued by    pursuant to any contractual provisions or
the Directory of the State of       applicable law to demand or receive
Nevada Department of Business and   accelerated payment of such Claim, and the
Industry (the "Nevada Bonds"),      original maturities of such Claim shall be
and (b) the Lease Agreement,        reinstated as such maturities existed before
dated August 17, 1998, by and       such default; or (b) the Plan shall not
between WPSC and the Industrial     alter the legal, equitable or contractual
Development Authority of            rights to which such Claim entitles the
Greensville County, Virginia, and   holder thereof. All amounts that are due and
the Lease Agreement, dated August   owing (without acceleration) with respect to
1, 1999, by and between WPSC and    the IRB Claims (including any and all
FBW Lease Corp., as each such       principal and interest payments which became
agreement has been amended,         due in respect to the IRB Claims during
modified or supplemented from       these Chapter 11 cases and were not paid by
time to time.                       the Debtors and the full amount necessary to
                                    bring the amounts on deposit in the various reserve accounts established under the applicable indentures and other documents in respect to such IRB Claims to the amount required to be maintained in such reserve accounts thereunder as of the earlier of the dates specified below) on the earlier of the Effective Date and August 17, 2003 shall be paid in accordance with the terms as set forth in Exhibit D to the Plan, and the underlying bond documents (including the indenture, the lease agreement and the guaranty agreement) with respect to such IRB
                                    Claims shall be amended and modified to
                                    effect the terms as set forth in such
                                    Exhibit. The Debtors agree to provide the Indenture Trustee with an opinion of Debevoise & Plimpton that the modification and amendment of the underlying bond documents to effect the terms as set forth in such Exhibit D will not adversely affect the exemption from U.S. federal income taxation of interest on the Series A IRBs.

CLASS 4. Claims of the holders of   UNIMPAIRED. On the Effective Date, each
(a) the $275 million principal      holder of an Allowed Class 4 Claim will
amount of 9 1/4% Senior Notes due   receive its Pro Rata share of $15 million in
2007 issued by WPC pursuant to      Cash.
the Senior Note Indenture (the
"Senior Notes") and (b) the $75     In addition, on and after the Effective
million principal amount of term    Date, the Persons holding Allowed Claims in
notes evidencing the term loans     Class 4 shall be entitled to additional
extended pursuant to the            distributions in accordance with Sections
Pre-Petition Term Loan Agreement    9.7 and 10.2.8 of the Plan.
(the "Pre-Petition Term Notes"),
to the extent such Claims are
secured by $15 million of the
loans arising from the Settlement
and Release Agreement, dated as
of May 29, 2001, among WPC, WPSC
and WHX Corporation, pursuant to
which WPC lent WPSC the $17
million paid to WPC by WHX
Corporation in connection with
the settlement of certain
intercompany claims and PCC
lent WPSC the net proceeds of the
sale of its assets to WHX
Corporation.

CLASS 5. All Claims against WPC     IMPAIRED. On the Effective Date, each holder
other than Administrative Claims,   of an Allowed Claim in Class 5 shall receive
Tax Claims, MLA Wage Deferral       on account of such Allowed Claim (a) a Pro
Claims and Class 1, 2, 3, 4, 8      Rata share of $5 million in Cash; (b) a Pro
and 9 Claims.                       Rata share of the New Series A Notes; and
                                    (c) a Pro Rata share of the New Series B
                                    Notes.

                                    In addition, on and after the Effective
                                    Date, holders of Claims in Class 5 shall be entitled to additional distributions in accordance with Sections 9.7 and 10.2.8 of the Plan.

CLASS 6. All Claims of the          IMPAIRED. On the Effective Date, each Person
holders of the Senior Notes and     holding an Allowed Claim in Class 6 shall
Pre-Petition Term Notes against     receive from Reorganized WPC on account of
WPSC in respect of the guaranty     such Allowed Claim a Pro Rata share of
by WPSC of the Senior Notes and     3,410,000 shares of New Common Stock
Pre-Petition Term Notes.            constituting 34.1% of the New Common Stock
                                    to be issued and outstanding on the
                                    Effective Date.

                                    In addition, on and after the Effective
                                    Date, the Persons holding Allowed Claims in
                                    Class 6 shall be entitled to additional
                                    distributions in accordance with Sections
                                    9.7 and 10.2.8 of the Plan.

CLASS 7. All Claims against WPSC    IMPAIRED. On the Effective Date, each Person
other than Administrative Claims,   holding an Allowed Claim in Class 7 shall
Tax Claims, MLA Wage Deferral       receive on account of such Allowed Claim a
Claims and Class 1, 2, 3, 6, 8      Pro Rata share of 1,590,000 shares of New
and 9 Claims.                       Common Stock constituting 15.9% of the New
                                    Common Stock to be issued and outstanding on the Effective Date.

                                    In addition, on and after the Effective
                                    Date, the Persons holding Allowed Claims in
                                    Class 7 shall be entitled to additional
                                    distributions in accordance with Sections
                                    9.7 and 10.2.8 of the

                                    Plan.

CLASS 8. Claims of any Debtor       IMPAIRED. On the Pre-Effective Date, all
against any other Debtor            Claims of WPC against its directly or
                                    indirectly owned subsidiaries shall be
                                    contributed by WPC, directly or indirectly, to the capital of such subsidiaries, and all claims of WPSC against its subsidiaries shall be contributed by WPSC to the capital of such subsidiaries. On the Effective Date, all other Class 8 Claims then outstanding shall be deemed expunged and extinguished.

CLASS 9. All Claims (including      IMPAIRED. The holders of Class 9 Claims
any Secured Claim) against the      shall receive no distributions under the
Debtors for any fine, penalty or    plan.
forfeiture, or for multiple,
exemplary or punitive damagers to
the extent that such fine,
penalty, forfeiture or damages
are not compensation for actual
pecuniary losses suffered by the
holder of such Claim.

CLASS 10. Interests of the          UNIMPAIRED. The Interests of Persons holding
holders of the Old Subsidiary       Allowed Interests in Class 10 shall be fully
Common Stock.                       reinstated.

CLASS 11. Interests of the          IMPAIRED. On the Effective Date, each Person
holders of the Old WPC Common       holding an Allowed Interest in Class 11
Stock.                              shall receive on account of such Allowed
                                    Interest a Pro Rata share of $10,000 and all Class 11 Interests then outstanding, and all instruments representing such Interests, shall be deemed extinguished.

         Under the Plan, the Noteholder Claims have been divided into three classes: Noteholder Secured Claims, unsecured Noteholder Claims against WPC and Noteholder Guaranty Claims. In the aggregate, the Noteholders will receive their Pro Rata share of (i) $15 million in cash on account of the Noteholder Secured Claims, (ii) $5 million in cash, the New Series A Notes in the principal amount of $40 million and the New Series B Notes in the principal amount of $20 million on account of the unsecured Noteholder Claims against WPC, and (iii) 34.1% of the New Common Stock to be issued and outstanding on the Effective Date from Reorganized WPC on account of the Noteholder Guaranty Claims.

III.     THE DEBTORS.

         A.       THE DEBTORS' BUSINESSES.

         Wheeling-Pittsburgh Corporation ("WPC") is a Delaware holding company that conducts no separate business of its own. WPC's principal operating subsidiary is Wheeling-Pittsburgh Steel Corporation ("WPSC"), a Delaware corporation whose headquarters are located in Wheeling, West Virginia. WPSC owns substantially all of the Debtors' businesses and tangible assets. WPC owns the stock of WPSC, one of the Junior DIP Loans (as later defined) and equity interests in two joint ventures: Wheeling-Nisshin, Inc. ("Wheeling-Nisshin") and Ohio Coatings Company ("OCC"). WPC also owns some vacant land not used in the steel operations, which land will be conveyed to a subsidiary at the Effective Date. The land does not have any material value. WPC is a wholly owned subsidiary of WHX Corporation ("WHX"). WHX is not a debtor in these Chapter 11 cases.

         The remaining Debtors are PCC, Consumers Mining Company, Wheeling-Empire Company, Mingo Oxygen Company, WP Steel Venture Corp., W-P Coal Company and Monessen Southwestern Railway Company. Each of the remaining debtors is an inactive subsidiary of WPC or WPSC and does not own any material assets other than PCC which owns one of the Junior DIP Loans (as later defined). In addition, the Debtors do not believe there are any material claims against the remaining Debtors other than obligations pursuant to (i) guarantees under the DIP Facility, (ii) guarantees with respect to the IRB Claims and (iii) guarantees of the Notes. A chart showing the corporate structure of the Debtors is set forth below:

[ORGANIZATION CHART]

         The Debtors are vertically integrated manufacturers of predominately value-added flat rolled steel products. The Debtors sell a broad array of value-added products, including cold rolled steel, tin and zinc-coated steels and fabricated steel products. The Debtors' products are sold to the construction industry, steel service centers, converters, processors, and the container, automotive and appliance industries.

         1.       PRODUCTS AND PRODUCT MIX.

         The table below reflects the historical product mix of the Debtors' shipments, expressed as a percentage of tons shipped compared to 2002 and earlier-year levels:

                                                    Year Ended December 31
                                      -----------------------------------------------------
Product Category:                         2002       2001       2000       1999      1998
                                      ----------    -------    -------    ------    -------
Higher Value-Added
     Products:
     Cold Rolled                            11.6%       9.2%      13.6%     10.6%      11.0%
         Products--Trade
     Cold Rolled                            20.0       20.0       13.9      19.4       19.0
         Products--Wheeling-Nisshin
     Coated Products                         9.2        7.7       11.5      16.0       17.5
     Tin Mill Products                      13.0       10.8       10.0       9.8        7.1
     Fabricated Products                    18.4       21.3       19.6      15.4       15.6
                                      ----------    -------    -------    ------    -------

Higher Value-Added                          72.2%      69.0%      68.6%     71.2%      70.2%
     Products as a
     percentage of total
     shipments
Hot Rolled Products                         26.4       31.0       30.9      28.8       29.5
Semi-Finished                                1.4         --        0.5        --        0.3
                                      ----------    -------    -------    ------    -------
Total                                     100.00%     100.0%     100.0%    100.0%     100.0%
                                      ==========    =======    =======    ======    =======

Average Net Sales Per Ton             $      443    $   412    $   475    $  461    $   511

         Products produced by the Debtors are described below. These products are sold directly to third-party customers and to Wheeling-Nisshin and OCC pursuant to long-term supply agreements.

         Cold-Rolled Products. Cold-rolled coils are manufactured from hot-rolled coils by employing a variety of processing techniques, including pickling, cold reduction, annealing and temper rolling. Cold rolled processing is designed to reduce the thickness and improve the shape, surface characteristics and formability of the product.

         Coated Products. The Debtors manufacture a number of corrosion-resistant, zinc-coated products including hot-dipped galvanized sheets for resale to trade accounts. The coated products are manufactured from a steel substrate of cold rolled or hot rolled pickled coils by applying zinc to the surface of the material to enhance its corrosion protection. The Debtors' trade sales of galvanized products are heavily oriented to unexposed applications, principally in the appliance, construction, service center and automotive markets.

         Tin Mill Products. Tin mill products consist of blackplate and tinplate. Blackplate is a cold-rolled substrate (uncoated), the thickness of which is less than .0142 inches, and is utilized extensively in the manufacture of pails and shelving and sold to OCC for the manufacture of tinplate products. Tinplate is produced by the electro-deposition of tin to a blackplate substrate and is utilized principally in the manufacture of food, beverage, general line and aerosol containers. While the majority of the Debtors' sales of these products are concentrated in container markets, the Debtors also market products for automotive applications, such as oil filters and gaskets. The Debtors produce all of their tin-coated products through OCC. OCC's $69 million tin coating mill, which commenced commercial operations in January 1997, has a nominal annual capacity of 250,000 net tons. WPSC has the right to supply up to 230,000 tons of the substrate requirements of the joint venture through the year 2012, subject to quality requirements and competitive pricing. WPSC is the exclusive distributor of all of the joint venture's product, and Nippon Steel Trading America, Inc., formerly known as Nittetsu Shoji America ("NSA"), a U.S. based tin plate importer, currently markets approximately 70% of the product as a distributor for WPSC pursuant to an agreement which was approved by the Bankruptcy Court on March 30, 2001. This agreement has been modified in connection with the recently completed refinancing of OCC's borrowed money debt, and upon the earlier of ninety days after the refinancing, which closed on April 18, 2003, and the Effective Date of the Plan, NSA will become the exclusive distributor for approximately 70% of the product while WPSC will remain the exclusive distributor for the remaining 30% of the product. For a discussion of the anticipated refinancing and related events, see "THE DEBTORS - THE DEBTORS' BUSINESSES - Ohio Coatings Company".

         Hot-Rolled Products. Hot-rolled coils represent the least processed of the Debtors' finished goods. Approximately 72.2% of the Debtors' production of hot-rolled coils during the year ended December 31, 2002 was further processed into value-added finished products. Hot-rolled black or pickled (acid cleaned) coils are sold to a variety of consumers such as converters/processors, steel service centers and the appliance industries.

         Fabricated Products. Fabricated products consist of cold-rolled or coated products further processed mainly via roll forming and sold in the construction, highway, and agricultural products industries.

         Construction Products. Construction products consist of roll-formed sheets, which are utilized in sectors of the non-residential building market such as commercial, institutional and manufacturing. They are classified into three basic categories: roof deck, form deck, and composite floor deck.

         Agricultural Products. Agricultural products consist of roll-formed corrugated sheets which are used as roofing and siding in the construction of barns, farm machinery enclosures, light commercial buildings and certain residential roofing applications.

         Highway Products. Highway products consist of bridge form, which are roll-formed corrugated sheets utilized as concrete support forms in the construction of highway bridges.

                  2.       WHEELING-NISSHIN.

         WPC owns a 35.7% equity interest in Wheeling-Nisshin which is a joint venture between WPC and Nisshin Steel Co., Ltd ("Nisshin"). Wheeling-Nisshin owns a state-of-the-art processing facility located in Follansbee, West Virginia which produces some of the lightest-gauge galvanized steel products available in the United States. Wheeling-Nisshin products are marketed through trading companies, and its shipments are not consolidated into the Debtors' shipments. Wheeling-Nisshin is not a debtor in these Chapter 11 cases.

         Wheeling-Nisshin has the capacity to produce over 700,000 annual tons and can offer the lightest-gauge galvanized steel products manufactured in the United States for construction, heating, ventilation and air-conditioning and after-market automotive applications.

         WPSC is party to an Amended and Restated Supply Agreement, dated March 29, 1993 (the "Wheeling-Nisshin Supply Agreement") with Wheeling-Nisshin that expires in 2013. Pursuant to the Supply Agreement, WPSC provides not less than 75% of Wheeling-Nisshin's steel substrate requirements, up to an aggregate maximum of 9,000 tons per week, subject to product quality requirements and competitive pricing. Shipments of cold-rolled steel by WPSC to Wheeling-Nisshin were approximately 445,000 tons or 20% of WPC's total tons shipped during the year ended December 31, 2002.

         The Second Amended and Restated Shareholders Agreement, dated November 12, 1990 (the "Wheeling-Nisshin Shareholders Agreement"), between WPC and Nisshin, contains provisions that may directly or indirectly restrict the transfer of the shares of Wheeling-Nisshin owned by WPC, including the following:

         - WPC may not sell its Wheeling-Nisshin shares at any time that it is in breach of the Wheeling-Nisshin Shareholders Agreement or any other agreement with Wheeling-Nisshin including the Wheeling-Nisshin Supply Agreement.

         - If WPC seeks to sell some or all of its Wheeling-Nisshin shares, it must first offer to sell, transfer or assign the offered shares to Wheeling-Nisshin.

                  3.       OHIO COATINGS COMPANY.

         In addition, WPC owns a 50% equity interest in OCC, which is a joint venture between WPC and Dong Yang Tinplate America, Inc. ("DYA"), a leading South Korea-based tin plate producer. NSA holds non-voting preferred stock in OCC. OCC commenced commercial operations in January 1997. The OCC tin-coating facility is the only domestic electro-tin plating facility constructed in the past 30 years. The Debtors produce all of their tin coated products through OCC. OCC is not a debtor in these Chapter 11 cases.

         Pursuant to the Raw Material Supply Agreement, dated March 25, 1994, as amended, between WPSC and OCC, WPSC has the right to supply up to 230,000 tons of the substrate requirements of OCC through the year 2012, subject to quality requirements and competitive pricing. In addition, WPSC is the exclusive distributor of all of OCC's products and NSA markets approximately 70% of the product as a distributor for WPSC. For the years ending December 31, 2002, 2001 and 2000, OCC had an operating income of $6.6 million, $5.6 million and $3.7 million, respectively.

         The Close Corporation and Shareholders' Agreement, dated March 24, 1994 (as amended, the "OCC Shareholders Agreement"), among DYA, NSA, WPC and OCC, contains certain provisions which may directly or indirectly restrict the transfer of the shares of OCC owned by WPC. Any pledge, hypothecation, gift, sale, transfer or other distribution of the shares of OCC must be previously approved by shareholders holding at least 66 2/3% of the voting power of the common shares of OCC. In addition, for 45 days after a shareholder receives notice from the other party that a change of control of the other party has occurred, the party receiving notice has the option to purchase all, but no less than all, of the shares owned by the other party at a price equal to $10,000 per share plus interest. Change of control means, with respect to WPC, the transfer to persons (other than a holding company) of a majority of the capital stock of WPSC, or any transfer of substantially all of the assets of WPSC. See the section titled "THE CHAPTER 11 CASES - SIGNIFICANT EVENTS DURING CHAPTER 11 CASES - Liquidity Enhancement - Ohio Coatings Company" for a discussion of amendments to the OCC Shareholders Agreement and other related events.

         OCC recently refinanced its credit facility. OCC and Bank of America, N.A., OCC's new source of financing, have entered into a new credit agreement consisting of a revolving line of credit for loans and letters of credit in an amount of up to $18 million and a term loan in the aggregate principal amount of $4.3 million. In connection with the refinancing, Bank of America, N.A. required that OCC's current distribution arrangements with WPSC and NSA be modified. Upon the earlier of ninety days after the refinancing, which closed on April 18, 2003, and the Effective Date of the Plan, NSA will become the exclusive distributor for approximately 70% of OCC's tin mill products and WPSC will continue as the exclusive distributor for the remaining 30% of OCC's tin mill products. On January 29, 2003, the Bankruptcy Court entered an order authorizing WPSC to enter into these new distribution arrangements and a further amendment to the OCC Shareholders Agreement. In addition, as a condition precedent to the refinancing, Bank of America, N.A. required that (a) WPC enter into a Subordination Agreement, acknowledging that the $11,775,000 owed by OCC to WPC is subordinate to any indebtedness owed by OCC to Bank of America, N.A., under its new credit agreement, and (b) WPSC enter into a No-Offset Letter, agreeing that it will not offset against accounts payable to OCC any indebtedness owing by OCC to WPSC, WPC or any of its affiliates and further agreeing that it will pay indebtedness owed to OCC promptly when due. The Bankruptcy Court authorized WPC and WPSC to enter into such agreements on February 19, 2003.

                  4.       CUSTOMERS.

         The Debtors market an extensive mix of products to a wide range of manufacturers, converters and processors. The Debtors' 10 largest customers (including Wheeling-Nisshin) accounted for approximately 50.4% of their net sales in 2002, 43.9% in 2001 and 38.7% in 2000. Wheeling-Nisshin accounted for 15.6% of net sales in 2002, 14.6% in 2001 and 10.9% in 2000. Geographically, the majority of the Debtors' customers are located within a 350-mile radius of the Ohio Valley. However, the Debtors have taken advantage of their river-oriented production facilities to market via barge into more distant locations such as the Houston, Texas and St. Louis, Missouri areas.

         Shipments historically have been concentrated within seven major market segments: steel service centers, converters/processors, construction, agriculture, container, automotive and appliances. The Debtors' overall participation in the construction and the converters/processors markets substantially exceeds the industry average and their reliance on automotive shipments as a percentage of total shipments is substantially less than the industry average.

         The table below reflects the percentage of total net tons shipped to the Debtors' major market segments:

                                                            Year Ended December 31
                                    -------------------------------------------------------------------
                                    2002            2001            2000            1999           1998
                                    ----            ----            ----            ----           ----
Steel Service Centers                29%             29%             33%             30%             29%
Converters/Processors(1)             27              27              24              27              32
Construction                         17              22              21              19              19
Agriculture                           6               4               5               5               6
Containers(1)                        15              11              11              11               8
Automotive                            1               1               1               1               1
Appliances                            2               2               2               3               2
Exports                               -               1               -               1               1
Other                                 3               3               3               3               2
                                    ---             ---             ---             ---             ---
Total                               100%            100%            100%            100%            100%

---------------------------
(1) Products shipped to Wheeling-Nisshin and OCC are included primarily in the Converters/Processors and Containers markets, respectively.

         Set forth below is a description of the Debtors' major customer categories:

         Steel Service Centers. The shipments to steel service centers are heavily concentrated in the areas of hot rolled and hot dipped galvanized coils. Due to increased in-house costs to steel companies during the 1980's for processing services such as slitting, shearing and blanking, steel service centers have become a major factor in the distribution of hot rolled products to ultimate end users. In addition, steel service centers have become a significant factor in the sale of hot dipped galvanized products to a variety of small consumers such as mechanical contractors, who desire not to be burdened with large steel inventories.

         Converters/Processors. The growth of shipments to the converters/processors market is principally attributable to the increase in shipments of cold-rolled products to Wheeling-Nisshin, which uses cold-rolled coils as a substrate to manufacture a variety of coated products, including hot-dipped galvanized and aluminized coils for the automotive, appliance and construction markets. The converters/processors industry also represents a major outlet for their hot rolled products, which are converted into finished commodities such as pipe, tubing and cold rolled strip.

         Construction. The shipments to the construction industry are heavily influenced by fabricated product sales. The Debtors service the non-residential and agricultural building and highway industries, principally through shipments of hot dipped galvanized and painted cold rolled products. The Debtors have been able to market their products into broad geographical areas due to their numerous regional facilities.

         Agriculture. The shipments to the agricultural market are principally sales of roll-formed, corrugated sheets which are used as roofing and siding in the construction of barns, farm machinery enclosures and light commercial buildings.

         Containers. The vast majority of shipments to the container market are concentrated in tin mill products, which are utilized extensively in the manufacture of food, aerosol, beverage and general line cans. The container industry has represented a stable market. The balance of shipments to this market consists of cold-rolled products for pails and drums. As a result of the OCC joint venture, the Debtors phased out their existing tin mill production facilities. WPSC and NSA distribute tin products produced by OCC.

         Automotive. Unlike the majority of their competitors, the Debtors are not heavily dependent on shipments to the automotive industry. However, the Debtors have been suppliers of tin mill products for automotive applications, such as oil filters and gaskets.

         Appliances. The shipments to the appliance market are concentrated in hot-dipped galvanized and hot-rolled coils. These products are furnished directly to appliance manufacturers as well as to blanking, drawing and stamping companies that supply original equipment manufacturers. The Debtors have concentrated on niche product applications primarily used in washer/dryer, refrigerator/freezer and range appliances.

                  5.       MANUFACTURING PROCESSES.

         In the Debtors' primary steelmaking process, iron ore pellets, coke, limestone and other raw materials are consumed in the blast furnace to produce hot metal. Hot metal is further converted into liquid steel through its basic oxygen furnace (the "BOF") process where impurities are removed, recycled scrap is added and metallurgical properties for end use are determined on a batch-by-batch (heat) basis. The Debtors' BOF has two vessels, each with a steelmaking capacity of 285 tons per heat. From the BOF, the heats of steel are sent to the ladle metallurgy facility (the "LMF"), where the temperature and chemistry of the steel are adjusted to precise tolerances. Liquid steel from the LMF then is formed into slabs through the process of continuous casting. After continuous casting, slabs are reheated, reduced and finished by extensive rolling, shaping, tempering and, in certain cases, by the application of coatings at the Debtors' downstream operations. Finished products are normally shipped to customers in the form of coils or fabricated products. The Debtors have linked their steelmaking and rolling equipment with computer based manufacturing control systems to coordinate production tracking and checking the status of customer orders.

                  6.       RAW MATERIALS.

         The Debtors have a long-term contract to purchase a minimum of 75% of their iron ore needs through 2009. The iron ore price is based upon prevailing world market prices. The Debtors generally consume approximately 3 million gross tons of iron ore pellets in their blast furnace annually. The Debtors will obtain the balance of their iron ore from spot and medium-term purchase agreements at prevailing world market prices.

         The Debtors have a long-term supply agreement with a third party to provide the Debtors with a substantial portion of the Debtors' metallurgical coal requirements at competitive prices. The Debtors' coking operations require a substantial amount of metallurgical coal.

         The Debtors currently produce coke and typically consume all of it and the resultant by-product coke oven gas. In 2002, the Debtors consumed approximately 1.6 million tons of coking coal in the production of blast furnace coke. The Debtors sell their excess coke oven by-products to third-party trade customers.

         The Debtors' operations require material amounts of other raw materials, including limestone, oxygen, natural gas and electricity. These raw materials are readily available and are purchased on the open market. The Debtors are presently dependent on external steel scrap for approximately 11.8% of their steel melt. The cost of these materials has been susceptible in the past to price fluctuations, but worldwide competition in the steel industry has frequently limited the ability of steel producers to raise finished product prices to recover higher material costs. Certain of the Debtors' raw material supply contracts provide for price adjustments in the event of increased commodity or energy prices.

                  7.       BACKLOG.

         The Debtors' steel division order backlog was 312,177 net tons at December 31, 2002, 298,688 net tons at December 31, 2001 and 160,735 net tons at December 31, 2000. The order backlog represents orders received but not yet completed or shipped. In times of strong demand, a higher order backlog may allow the Debtors to increase production runs, thereby enhancing production efficiencies.

                  8.       CAPITAL INVESTMENTS.

         The Debtors anticipate that they will fund their capital expenditures subsequent to emergence from Chapter 11 from cash on hand, funds generated by operations and funds available under the New Credit Agreements. There can be no assurance that such funds will be sufficient to fund required capital expenditures. The Debtors' capital expenditures for the year ending December 31, 2002 were $11.0 million, including $1.7 million for environmental projects. From 1997 to 2001 such expenditures aggregated approximately $241.8 million. The Debtors forecast capital expenditures will be $67.4 million for 2003 and $118.9 million for 2004 (the bulk of which is related to expenditures for the Debtors' new electric arc furnace). From 2003 to 2007, capital expenditures are expected to total $313.5 million. For more information, see the Financial Projections annexed hereto as Appendix C.

                  9.       ENERGY REQUIREMENTS.

         Many of the Debtors' major facilities that use natural gas have been equipped to use alternative fuels. During 2002, coal constituted approximately 71% of the Debtors' total energy consumption, natural gas 24% and electricity 5%. In recent months, natural gas prices have fluctuated significantly. As a result of their financial condition, the Debtors are not able to use derivative instruments to manage exposure to these fluctuations. The Debtors continually monitor their operations regarding potential equipment conversion and fuel substitution to reduce energy costs.

                  10.      EMPLOYEES.

         At December 31, 2002, the Debtors had 3,943 employees of which 3,139 were represented by the United Steel Workers of America (the "USWA"), 73 by other unions, 698 were salaried employees and the remainder of 33 were non-union operating employees. On August 12, 1997, WPSC and the USWA entered into a five-year labor agreement.

         In light of the Chapter 11 cases, the USWA agreed to temporarily waive certain provisions of the collective bargaining agreement regarding guaranteed employment and to temporarily postpone certain "gainsharing" payments that otherwise would be due.

         Additionally, on October 22, 2001, the Bankruptcy Court entered an order which approved the terms of the Modified Labor Agreement, effective as of October 1, 2001 (the "Modified Labor Agreement"), by and among WPC, WPSC and the USWA. The Modified Labor Agreement temporarily modifies the current WPSC collective bargaining agreement to provide for, among other things, reductions in wages and the cost of providing medical benefits to active and retired employees in exchange for improvement in wages and pension benefits for hourly employees upon a confirmed WPSC Chapter 11 plan of reorganization.

         The Modified Labor Agreement was revised in several respects during August and September of 2002. Certain specific changes to the Modified Labor Agreement in areas such as profit sharing and employment security were made in order to facilitate the reorganization process. Employment security was modified to permit layoffs during the construction phase of the new electric arc furnace (the "EAF") and for further modifications pursuant to a most favored nations clause. It was also agreed that profit sharing would be satisfied in stock of Reorganized WPC or in an unsecured note of WPSC due in 2014 and bearing interest at a rate of 6% per annum. Finally, it was agreed that Reorganized WPC would issue 20% of the New Common Stock in consideration of these modifications and earlier modifications to the Debtors obligations embodied in the Modified Labor Agreement.

         In May 2003, the Debtors and the USWA entered into further discussions concerning the new labor provisions consistent with the new "pattern" agreement recently negotiated between the USWA and certain other steel companies. These discussions are expected to result in a new labor agreement. In consideration of the competitive advantages to be provided by the new labor agreement, the Debtors have agreed to increase the percentage of the New Common Stock to be issued in respect of the Debtors' obligations under their labor agreements from 20% to 40%. The results of operations in the Financial Projections attached hereto as Appendix C include estimated benefits from the adoption of the new agreement. The Debtors intend to include a summary of the terms of the new agreement in the Plan Supplement.

                  11.      COMPETITION.

         The steel industry is cyclical in nature and has been marked historically by overcapacity, resulting in intense competition. The Debtors face increasing competitive pressures from other domestic integrated producers, mini-mills and processors. Processors compete with the Debtors in the areas of slitting, cold rolling and coating. Mini-mills are generally smaller-volume steel producers that use ferrous scrap metals as their basic raw material. Compared to integrated producers, mini-mills, which rely on less capital-intensive steel production methods, have certain advantages. Since mini-mills typically are not unionized, they have more flexible work rules that have resulted in lower employment costs per net ton shipped. Since 1989, significant flat-rolled mini-mill capacity has been constructed and these mini-mills now compete with integrated producers in product areas that traditionally have not faced significant competition from mini-mills. These mini-mills and processors compete with the Debtors primarily in the commodity flat-rolled steel market. In the long term, such mini-mills and processors may also compete with the Debtors in producing value-added products. In addition, the increased competition in commodity product markets influence certain integrated producers to increase product offerings to compete with the Debtors' custom products.

         As the single largest steel consuming country in the western world, the United States has long been a favorite market of steel producers in Europe and Japan. In addition, steel producers from Korea, Taiwan, and Brazil, and other large economies such as Russia and China, have also recognized the United States as a target market. Steel imports of flat-rolled products as a percentage of domestic apparent consumption, excluding semi-finished steel, have been approximately 21% in 2002, 20% in 2001, 23%
in 2000, 23% in 1999 and 27% in 1998. Imports surged in 1998 due to severe economic conditions in Southeast Asia, Latin America, Japan and Russia, among others. Average import customs values in December 2002 continued to be depressed with the average import value of some key finished steel products below values reported in the depths of the 1998 crisis. World steel demand, world export prices, U.S. dollar exchange rates and the international competitiveness of the domestic steel industry have all been factors in these import levels.

         Total annual steel consumption in the United States has fluctuated between 88 million and 126 million tons since 1991. A number of steel substitutes, including plastics, aluminum, composites and glass, have reduced the growth of domestic steel consumption.

         The recent combination of high import levels, increased domestic mini-mill capability and reduced domestic economic activity has resulted in dramatically reduced domestic prices for most products and extreme financial distress in the domestic steel industry. Since January 1998, over 30 steel companies, including the Debtors, have filed for protection under Chapter 11 of the Bankruptcy Code.

         On March 5, 2002, President Bush announced his decision in response to the prior finding of the International Trade Commission under Section 201 that imports were a substantial cause of injury to the domestic steel industry. With the exception of imports from Canada, Mexico, Jordan, Israel and certain developing countries, imports of steel became subject to tariffs and quotas effective March 20, 2002. Imports of carbon and alloy slabs in excess of a quota of 5.4 million metric tons are subject to a 30% tariff, decreasing over three years to an 18% tariff on imports in excess of 6.4 million metric tons. Imports of hot-rolled, cold-rolled and coated sheet and strip products are subject to a 30% tariff in the first year, decreasing to 24% and 18% in the second and third years, respectively. The application of the remedies is subject to various specific product exclusions; since its effective date, more than 700 tariff exclusions have been granted. Additionally, a number of countries have challenged President Bush's action through complaints filed with the World Trade Organization ("WTO"). The WTO has issued a negative interim ruling on the legality of President Bush's action. This ruling is subject to appeal. If the decision stands, resulting changes to the tariffs could negatively affect the impact of the tariffs on the Debtors.

                  12.      PROPERTIES.

         The Debtors have one raw steel producing plant and various other finishing and fabricating facilities. The Steubenville complex is an integrated steel producing facility located at Steubenville and Mingo Junction, Ohio and Follansbee, West Virginia. The Steubenville complex includes coke oven batteries that produce all coke requirements, two operating blast furnaces, two basic oxygen furnaces, a two-strand continuous slab caster with an annual slab production capacity of approximately 2.8 million tons, an 80-inch hot strip mill and pickling and coil finishing facilities. A railroad bridge owned by the Debtors connects the Ohio and West Virginia locations, which are separated by the Ohio River. A pipeline is maintained for the transfer of coke oven gas for use as fuel from the coke plant to several other portions of the Steubenville complex. The Steubenville complex primarily produces hot-rolled products, which are either sold to third parties or shipped to other of the Debtors' facilities for further processing into value-added products.

         The following table lists the other principal plants of the Debtors and the annual capacity of the major products produced at each facility:

                                               CAPACITY
         LOCATION AND OPERATIONS              TONS/YEAR                 MAJOR PRODUCTS
Allenport, Pennsylvania:
   Continuous pickler, tandem mill,
   temper mill and annealing lines.........    950,000      Cold-rolled sheets
Beech Bottom, West Virginia;
   Paint line..............................    308,000      Painted steel in coil form
Martins Ferry, Ohio:
Temper mill, zinc coating lines............    750,000      Hot-dipped galvanized sheets and coils
Yorkville, Ohio:
   Continuous pickler, tandem mill,
     temper mills and annealing lines......    660,000      Black plate and cold-rolled sheets

         All of the above facilities currently owned by the Debtors are regularly maintained in good operating condition. However, continuous and substantial capital and maintenance expenditures are required to maintain the operating facilities, to modernize finishing facilities in order to remain competitive and to meet environmental control requirements.

         The Debtors have fabricated product facilities at Fort Payne, Alabama; Houston, Texas; Lenexa, Kansas; Louisville, Kentucky; Minneapolis, Minnesota; Warren, Ohio; Gary, Indiana; Emporia, Virginia; Grand Junction, Colorado; Bradenton, Florida; Fallon, Nevada and Rankin, Pennsylvania.

         The Debtors maintain regional sales offices in Chicago and Pittsburgh and their corporate headquarters in Wheeling, West Virginia.

                  13.      ENVIRONMENTAL MATTERS.

         The Debtors, like other industrial manufacturers, are subject to increasingly stringent standards relating to the protection of the environment. In order to facilitate compliance with these environmental standards, the Debtors have incurred capital expenditures for environmental control projects aggregating $1.7 million, $0.8 million and $3.4 million for 2002, 2001 and 2000, respectively. The Debtors anticipate spending approximately $3.7 million in 2003 and $11.6 million in 2004 on major environmental compliance projects. This amount excludes environmental spending on restructuring projects, such as the EAF, mill roll changers at the hot strip mill and improvements at the Allenport, Pennsylvania cold mill. The projected spending for such restructuring projects is approximately $10.6 million in 2003 and $11.3 million in 2004, all of which is expected to be applied toward implementation of the new EAF. Due to the possibility of unanticipated factual or regulatory developments, the amount and timing of future expenditures may vary substantially from these estimates.

         The new EAF requires environmental permits for both air and water impacts. Although the EAF will result in increased emissions, the construction and implementation of the EAF will permit the idling of certain of the Debtors' current operating machinery. Thus, the overall effect of the EAF restructuring activities will lead to a reduction in annual air "priority pollutants" from the Steubenville East, North and South locations of over 14,000 tons per year. The required water permit application was submitted in 2002 and a Permit to Install was received in January 2003. The new air permit application was submitted to the Ohio Environmental Protection Agency ("OEPA") in October 2002. Based upon technical meetings with the OEPA, which began in May 2002, the Debtors anticipate that the Permit to Install will be received in May 2003. For further description of the EAF, see "BUSINESS AND GOVERNANCE OF REORGANIZED DEBTORS - NEW BUSINESS PLAN".

         The Debtors have been identified as potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar state statutes at the Breslube-Penn waste site in Coraopolis, Pennsylvania, the Buckeye waste site in St. Clairsville, Ohio, and the Four County waste site in Fulton County, Indiana. The Debtors are subject to possible joint and several liability imposed by CERCLA. The Debtors are currently negotiating with the Department of Justice ("DOJ") and United States Environmental Protection Agency ("EPA") to resolve claims related to these sites, and anticipate that any settlement amounts will be classified as Class 5 claims. Such settlements will discharge the Debtors from any future liability for Superfund sites for those claims that arose prior to the May 16, 2001, the bar date for the filing of proofs of claim in these Chapter 11 cases, with respect to these sites.

         The Debtors and the EPA, through the DOJ, are currently negotiating an amount in respect of all other fines, penalties, economic benefit penalties and reimbursement of enforcement activities owed to the EPA for pre-petition activities or events.

         Additionally, the Debtors and the OEPA have stipulated to a total of $ 301,500 in Class 7 Claims of: (a) $200,000 in respect of a March 24, 2002 Consent Order regarding spent pickle liquor; (b) $24,000 in respect of a September 20, 1999 Consent Order regarding coke gas desulfurization exceedences; and (c) $77,500 in respect of a

September 20, 1999 Consent Order regarding coke gas desulfurization exceedences. The Debtors and the OEPA are continuing negotiations regarding certain pre-petition water discharge fees.

         Currently, the Debtors estimate that penalties and fines for post-petition events and activities through March 31, 2002 total $1,699,000. These claims arise from post-petition violations of consent decrees, including:
(a) $100,000 in respect of a July 1991 EPA Consent Decree for Ohio Valley water discharges; (b) $63,000 in respect of a September 20, 1999 OEPA Consent Decree for COG desulfurization facility; and (c) $1,506,000 in respect of a January 30, 1996 EPA Consent Decree for COG desulfurization facility.

         The Debtors may be subject to additional penalties for post-petition violations of environmental laws which can be estimated only through future negotiations with state and federal environmental authorities. Any penalties assessed for post-petition violations of environmental laws, either through judicial decisions or settlements, will be paid by Reorganized Debtors in the future in the ordinary course of business.

         The Clean Air Act Amendments of 1990 ("Clean Air Act") directly affect the operations of many of the Debtors' facilities, including coke ovens. Except as otherwise discussed below, the Debtors are currently operating in compliance with the provisions of the Clean Air Act. However, under the Clean Air Act, coke ovens generally will be required to comply with progressively more stringent standards that will result in an increase in environmental capital expenditures and costs for environmental compliance. The projected environmental expenditures include amounts that will be spent on projects relating to compliance with these standards.

         In an action brought in 1985 in the U.S. District Court for the Northern District of West Virginia, the EPA claimed violations of the Solid Waste Disposal Act at a surface impoundment area at the Follansbee facility. The Debtors and the EPA entered into a consent decree in October 1989 requiring certain soil and groundwater testing and monitoring. The surface impoundment has been removed and a final closure plan has been submitted to the EPA.

         In June 1995, the EPA ordered corrective action affecting other areas of the Follansbee facility. The EPA sought to require the Debtors to perform a site investigation of the Follansbee plant. The Debtors actively contested the EPA's jurisdiction to require a site investigation, but subsequently agreed to comply with a final administrative order issued by the EPA in June 1998 to conduct a Resource Conservation and Recovery Act Facility Investigation to determine the nature and extent of soil and groundwater contamination and appropriate clean up methods. The Debtors expect that remediation measures will be necessary. Such measures could commence as early as

2003 with the expenditure of $1.0 million or more. Until the EPA approves the Debtors' investigation report, the full extent and cost of remediation cannot be ascertained.

         The Debtors are currently operating in substantial compliance with three consent decrees (two with the EPA and one with the Pennsylvania Department of Environmental Protection) with respect to wastewater discharges at Allenport, Pennsylvania, and Mingo Junction, Steubenville and Yorkville, Ohio. All of the foregoing consent decrees are nearing expiration. A petition to terminate the Allenport consent decree was filed in 1998.

         In March 1993, the EPA notified the Debtors of Clean Air Act violations alleging particular matter and hydrogen sulfide emissions in excess of allowable concentrations at the Debtors' Follansbee coke plant. In January 1996, the EPA and the Debtors entered into a consent decree. Although the Debtors have paid the civil penalties due pursuant to the terms of the consent decree, the Debtors continue to accrue stipulated penalties pursuant to such consent decree. As of December 31, 2002, the Debtors have accrued stipulated penalties of approximately $1.5 million on a post-petition basis.

         As part of the Debtors' efforts to resolve disputed enforcement issues with the OEPA and the Ohio Attorney General related to a June 1999 lawsuit brought by the state of Ohio, the Debtors agreed to file a plan for closure of a spent pickle liquor storage transfer system at the Debtors' Yorkville, Ohio plant. The OEPA made unilateral modifications to the plan that imposed significant additional requirements on the Debtors. The Debtors timely appealed the plan as modified to the Ohio Environmental Review Appeals Commission ("ERAC") on July 9, 1999, challenging the additional requirements imposed by the OEPA. Pursuant to ongoing settlement discussions, the Debtors subsequently agreed to submit a revised closure plan. The OEPA again made unilateral modifications to the revised plan that imposed significant additional requirements on the Debtors. The Debtors timely appealed the revised plan as modified to the ERAC on May 25, 2000, challenging the OEPA's authority to impose the additional requirements. The Debtors withdrew both plans in December 2000. The Debtors and the OEPA recently reached an informal agreement, and Debtors subsequently withdrew the appeal.

         The EPA conducted a multimedia inspection of the Debtors' Steubenville, Mingo Junction, Yorkville and Martins Ferry, Ohio facilities in March and June 1999. The inspection covered all environmental regulations applicable to these plants. The Debtors have received two notices of violation from the EPA for alleged air violations, but have not yet received notice of any violations of water or waste laws. Following future negotiations with the associated environmental regulatory agencies, the Debtors will be required to upgrade certain of their environmental control systems and such upgrades are expected to cost approximately $12.8 million. These upgrades are reflected in the Debtors' Business Plan. In addition, the reorganized Debtors will be required to remediate certain past spills, however the costs for this remediation cannot be projected until remediation standards are negotiated. The Debtors are continuing to explore settlement with the EPA regarding such violations.

         On May 12, 2000, the West Virginia Department of Environmental Protection ("WVDEP") issued a unilateral order (the "Unilateral Order") requiring that the Debtors remove certain coal tar deposits from the bed of the Ohio River. The Debtors timely appealed the Unilateral Order to the West Virginia Environmental Quality Board on June 13, 2000. WPC and WVDEP subsequently entered into a consent order on or about September 12, 2000, and the appeal was withdrawn. Under the consent order, the Debtors have agreed to undertake certain actions by particular dates, including monitoring, development of work plans, and removal of certain coal tar deposits from the bed of the Ohio River. The Debtors spent approximately $1.0 million on these activities in 2002, and expect to spend an additional $800,000 to complete the work in 2003.

         The Debtors are aware of potential environmental liabilities resulting from operations, including leaking underground and aboveground storage tanks, and the disposal and storage of residuals on its property. Each of these situations is being assessed and remediated in accordance with regulatory requirements.

         After adjusting for the resolution of pre-petition claims described above, the Debtors' accrued environmental liabilities totaled $10.8 million as of March 31, 2003. The Debtors' management believes, based on its best estimate, that the Debtors have adequately provided for remediation costs that might be incurred or penalties that might be imposed under present environmental laws and regulations.

         Based upon information currently available, including the Debtors' prior capital expenditures, anticipated capital expenditures, consent agreements negotiated with federal and state agencies, and information available to the Debtors on pending judicial and administrative proceedings, the Debtors do not expect their environmental compliance costs, including the incurrence of additional fines and penalties, if any, relating to the operation of their facilities, to have a material adverse effect on the financial condition of the Debtors. However, as further information comes into the Debtors' possession, they will continue to reassess such evaluations.

         B.       CAPITAL STRUCTURE.

                  1.       DIP FACILITY.

         In connection with their bankruptcy filings, the Debtors entered into a Debtor-in-Possession Credit Agreement, dated as of November 17, 2000 (the "DIP Facility"), with Citicorp USA., Inc., as administrative agent, Citibank, N.A., as initial issuing bank, and certain financial institutions (the "DIP Lenders"). See "THE CHAPTER 11 CASES --

SIGNIFICANT EVENTS DURING CHAPTER 11 CASES -- Debtor-in-Possession Financing."

         The DIP Facility currently includes (a) a $35 million senior secured term loan (the "DIP Term Loan") of which $35.2 million was outstanding at December 31, 2002 and (b) a revolving credit facility (the "Revolving Credit Facility") of up to $160 million, based on available collateral, of which $135.5 million was outstanding at December 31, 2002. The Revolving Credit Facility includes a $25 million sublimit for letters of credit. The DIP Facility is secured by substantially all of the existing and after-acquired real and personal property of the Debtors (including, but not limited to, cash, inventory, accounts receivable, general intangibles, equipment, intellectual property, equity investments, owned real estate and leaseholds), and the obligations thereunder are entitled to a super-priority administrative claim in the Chapter 11 cases.

         At the time of the filing of the Debtors' Chapter 11 cases, WHX guaranteed $30 million of the DIP Term Loan. WHX subsequently purchased a $30 million participation in the DIP Term Loan in place of the guaranty. WHX has agreed that any claims under or evidenced by the DIP Facility held by WHX will on the Pre-Effective Date be contributed to the capital of WPC (which will in turn contribute such claims to the capital of WPSC) in accordance with the terms of the WHX Agreement. For a description of the WHX Agreement, see "THE PLAN OF REORGANIZATION - MEANS FOR IMPLEMENTATION OF THE PLAN - WHX Agreement."

         The terms of the DIP Facility required the immediate repayment of all of the outstanding obligations under WPSC's pre-petition revolving credit agreement with certain financial institutions and Citibank, N.A., as agent. The pre-petition revolving credit agreement provided WPSC with a revolving line of credit for borrowings up to $150 million, with a $25 million sub-limit for letters of credit. As of the petition date, the Debtors were obligated for approximately $84.7 million in loans under the pre-petition revolving credit agreement and contingently liable for letters of credit in the amount of approximately $17 million. Those obligations were collateralized by the inventory of WPSC and PCC and were guaranteed by WPC and by PCC.

         The DIP Facility also required the immediate repurchase of accounts receivable that WPSC had previously sold pursuant to a pre-petition securitization facility. This repurchase of receivables was required to provide unencumbered collateral for the DIP Facility.

         Other terms of the DIP Facility include the following:

         - Revolving loans bear interest at (i) the base rate plus the applicable margin for base rate loans or (ii) the applicable Eurodollar rate plus the applicable margin for Eurodollar rate loans. The applicable margin ranges from

                  1.75% to 2.25% for base rate loans and 2.75% to 3.25% for Eurodollar rate loans, in each case depending on the Debtors' financial performance. The base rate is the rate announced from time to time by Citibank, N.A. as its base rate and the Eurodollar rate is the rate calculated by Citicorp USA., Inc. with reference to the rate per annum offered for certain deposits in dollars at Citibank, N.A.'s London office. During the continuance of an event of default, interest on term loans and revolving loans will be payable on demand at 2% per annum above the rate that would otherwise be in effect.

         - Term loans bear interest at 16% per annum (of which 3% may, at the Debtors' option, be paid in kind).

         - A commitment fee is payable on the daily unused portion of the revolving loan commitment under the DIP Facility at a rate per annum which ranges from 0.500% to 0.625% depending on the Debtors' financial performance.

         - An administrative fee for letter of credit accommodations is payable on the average daily maximum amount available under outstanding letters of credit at a rate per annum which ranges from 2.50% to 3.00% depending on the Debtors' financial performance. During the continuance of an event of default, letter of credit fees will be payable on demand at 2% per annum above the rate that would otherwise be in effect.

         Borrowings under the DIP Facility for revolving loans totaled $135.5 at December 31, 2002, $127.2 million at December 31, 2001, and $123.9 million at December 31, 2000. The weighted average interest rates on the DIP Facility for revolving loans were 5.2% for the year ended December 31, 2002, 7.4% for the year ended December 31, 2001, and 10.1% for the year ended December 31, 2000. Term loans under the DIP Facility totaled $35.2 million at December 31, 2002, $34.4 million at December 31, 2001, and $35.1 million at December 31, 2000. At December 31, 2002, availability under the DIP Facility was $25.8 million.

         The original maturity of the DIP Facility was November 17, 2002. In November 2002, the Debtors and the DIP Lenders extended the maturity of the DIP Facility to May 17, 2003, and in connection with the extension, the Debtors and the DIP Lenders agreed on certain other modifications to the DIP Facility, including the reduction in the commitment under the Revolving Credit Facility from $175 million to $160 million. In order to give the Debtors sufficient time to negotiate and consummate the Plan, the Debtors and the DIP Lenders have agreed further to extend the maturity of the DIP Facility to August 17, 2003.

                  2.       OTHER POST-PETITION BORROWINGS.

         Settlement and Release Agreement. Pursuant to the Settlement and Release Agreement, dated as of May 29, 2001 (the "WHX Settlement and Release Agreement"), among WPC, WPSC and WHX, WPC lent WPSC the $17 million paid to WPC by WHX in connection with the settlement of certain intercompany claims and PCC lent WPSC the net proceeds of the sale of its assets to WHX. Such loans (the "Junior DIP Loans") are not due and payable until the earlier of the effective date of a plan of reorganization and the conversion of the Debtors' Chapter 11 cases to Chapter 7 cases. The Junior DIP Loans are secured by liens on the assets of WPSC and priorities in WPSC's Chapter 11 case junior only to the liens and priorities in favor of the lenders under the DIP Facility.

         Simultaneously with these loans, WPC and PCC granted a security interest in $15 million of the Junior DIP Loans to secure partially their obligations on the Senior Notes, the Pre-Petition Term Notes and the IRB Claims.

         For a description of the principal terms of the WHX Settlement and Release Agreement, see "THE CHAPTER 11 CASES - SIGNIFICANT EVENTS DURING CHAPTER 11 CASES - Liquidity Enhancement --Settlement with WHX and Sale of PCC".

         WHX Supplemental Loans. Pursuant to a Memorandum of Understanding, effective as of October 26, 2001 (the "Memorandum of Understanding"), among WHX, WPC, WPSC and the USWA, and a Supplemental Agreement, effective as of October 26, 2001 (the "Supplemental Agreement"), among the Debtors and WHX, WHX agreed to provide up to $7 million of secured loans and up to $5 million of additional liquidity support to WPSC. Such extensions of credit were granted super-priority claim status in WPSC's Chapter 11 case and are secured by a lien on substantially all of the assets of WPSC, junior to the liens, security interests and super-priority claims of the lenders to WPSC under the DIP Facility and the Junior DIP Loans. At December 31, 2002, $5 million in secured loans and $2.1 million in additional liquidity support remained outstanding. WHX has agreed that these secured loans and additional liquidity support will on the Pre-Effective Date be contributed to the capital of WPC (which will in turn contribute such claims to the capital of WPSC) in accordance with the terms of the WHX Agreement.

         For a more detailed description of the Memorandum of Understanding and the Supplemental Agreement, see "THE CHAPTER 11 CASES - SIGNIFICANT EVENTS DURING CHAPTER 11 CASES - Liquidity Enhancement - Modified Labor Agreement and Related Agreements". For a description of the WHX Agreement, see "THE PLAN OF REORGANIZATION - MEANS FOR IMPLEMENTATION OF THE PLAN - WHX Agreement."

         State Loans. Pursuant to a letter proposal from the West Virginia Development Office, dated January 16, 2002, the state of West Virginia loaned WPSC $5 million on an unsecured basis (the "WV Loan"). The loan is for a term of ten years and bears no interest. Repayment of the loan in equal annual payments is to begin at the end of year three, but only if it is determined that WPSC is able to begin repayment at that time. If the West Virginia Development Office concludes that WPSC is not able to begin repayment, the foregoing repayments are subject to further deferral until such time as a proven financial ability to repay exists.

         In connection with the implementation of the Plan, the West Virginia Development Office has agreed to defer repayment of the amounts outstanding under the WV Loan in accordance with the terms of the WV Loan Modification Agreement. For a description of the WV Loan Modification Agreement, see "THE PLAN OF REORGANIZATION - MEANS FOR IMPLEMENTATION OF THE PLAN - Other Agreements."

         Pursuant to a Loan Agreement, dated as of January 18, 2002, between WPSC and the Director of Development (the "Director") of the state of Ohio, the Director loaned WPSC $6,985,000 on a secured basis (the "ODOD Loan"). The loan is for a term of seven years and bears interest at the rate of 0% per annum in year 1 and 3% per annum in years 2 through 7. Principal payments are deferred in year 1. The loan is secured by liens on segments of WPSC's caster in Mingo Junction, Ohio.

         In connection with the implementation of the Plan, the Director has agreed to defer payment of $5,000,000 outstanding under the ODOD Loan in accordance with the terms of the ODOD Loan Modification Agreement. For a description of the ODOD Loan Modification Agreement, see "THE PLAN OF REORGANIZATION - MEANS FOR IMPLEMENTATION OF THE PLAN - Other Agreements."

         For a more detailed description of the loans, see "THE CHAPTER 11 CASES
- SIGNIFICIANT EVENTS DURING CHAPTER 11 CASES - Liquidity Enhancement - January 2002 Support Plan".

                  3.       PRE-PETITION BORROWINGS.

         Senior Notes. On November 26, 1997, WPC issued $275 million principal amount of 9 1/4% Senior Notes due November 15, 2007. As of the Petition Date, $275 million in principal and $12.8 million in interest was outstanding under the Senior Notes.

         The Senior Notes are unsecured obligations of WPC, ranking senior in right of payment to all existing and future subordinated indebtedness of WPC, and pari passu with all existing and future senior unsecured indebtedness of WPC, including the Pre-Petition Term Notes.

         The Senior Notes are fully and unconditionally guaranteed by each of the other Debtors except Monessen Southwestern Railway Company and W-P Coal Company.

         Pre-Petition Term Notes. On November 26, 1997, WPC entered into a Term Loan Agreement, dated as of November 26, 1997 (the "Pre-Petition Term Loan Agreement"), with DLJ Capital Funding Inc., as syndication agent and administrative agent, Citicorp USA, Inc., as documentation agent, and various financial institutions, pursuant to which WPC borrowed $75 million evidenced by the Pre-Petition Term Notes.

         Amounts outstanding under the Pre-Petition Term Loan Agreement bear interest at the base rate (as defined therein) plus 2.25% or the LIBOR rate (as defined therein) plus 3.25%. As of the Petition Date, $75 million in principal amount and $0.9 million in interest was outstanding under the Pre-Petition Term Notes.

         WPC's obligations under the Pre-Petition Term Loan Agreement are guaranteed by each of the other Debtors except Monessen Southwestern Railway Company and W-P Coal Company.

         Industrial Revenue Bonds. Pursuant to an Indenture, dated as of September 1, 1999, the Director of the State of Nevada Department of Business and Industry issued tax exempt industrial revenue bonds in the amount of $3.5 million to SunTrust Bank (as successor-in-interest Crestar Bank, the "Nevada Trustee") as bond trustee for certain bondholders, and loaned the proceeds from the sale to FBW Leasecorp, Inc. ("FBW") for the purpose of financing construction of an 18,550 square foot manufacturing facility in Churchill County, Nevada (the "Nevada Facility").

         FBW leased the Nevada Facility to WPSC pursuant to a Lease Agreement, dated as of August 1, 1999 (the "Nevada Lease"), and pursuant to an Assignment of Rents and Leases, dated as of August 1, 1999, assigned FBW's right to collect monthly rent payments under the Nevada Lease to the Nevada Trustee as security for repayment of the Nevada Bonds. In addition, pursuant to a Deed of Trust and Security Agreement, dated as of August 1, 1999, FBW granted the Nevada Trustee a security interest in the Nevada Facility and the property on which it was constructed, and all personal property used in connection with the Nevada Facility.

         WPSC has not paid any installments of rent due pursuant to the Nevada Lease since April 2001. WPSC estimates that at December 31, 2002, approximately $800,007 was due and owing under the Nevada Lease and agreements related to the Nevada Bonds. The payment obligations of WPSC in connection with the Nevada Bonds are guaranteed by each of the other Debtors except WP Steel Venture Corporation, W-P Coal Company and Monessen Southwestern Railway Company.

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

         Pursuant to an Indenture, dated as of April 1, 1999, the Industrial Development Authority of Greensville County, Virginia (the "Authority") issued tax exempt revenue bonds in the amount of $4.68 million to First Union National Bank as trustee for certain bondholders (the "Virginia Trustee") and used the proceeds from the sale to finance construction of an 78,250 square foot manufacturing facility in Greensville County, Virginia (the "Virginia Facility").

         The Authority leased the Virginia Facility to WPSC pursuant to a Lease Agreement, dated as of August 17, 1998 (the "Virginia Lease"), and pursuant to an Assignment of Rents and Leases, dated as of April 1, 1999, assigned the Authority's right to collect monthly rent payments under the Virginia Lease to the Virginia Trustee as security for repayment of the Virginia Bonds. In addition, pursuant to the Amended and Restated Deed of Trust and Security Agreement, dated as of April 1, 1999, the Authority granted the Virginia Trustee a security interest in the Virginia Facility and the property on which it was constructed and all personal property used in connection with the Virginia Facility

         WPSC has not paid any installments of rent due pursuant to the Virginia Lease since May 2001. WPSC estimates that at December 31, 2002, approximately $890,895 was due and owing under the Virginia Lease and agreements related to the Virginia Bonds. The payment obligations of WPSC in connection with the Virginia Bonds are guaranteed by each of the other Debtors except WP Steel Venture Company, W-P Coal Company and Monessen Southwestern Railway Company.

         Equity. As of August 1, 2000, 100 shares of Common Stock, par value $0.01 (the "Old WPC Common Stock"), of WPC were issued and outstanding. All such shares were owned by WHX.

IV.      THE CHAPTER 11 CASES.

         A.       EVENTS LEADING TO BANKRUPTCY FILING.

         The steel industry is cyclical and highly competitive and is affected by excess world capacity, which has restricted price increases during periods of economic growth and lead to price decreases during economic contraction. Beginning in 1998, record high levels of foreign steel imports as well as a general overcapacity in worldwide steel production caused a marked deterioration of steel prices. This record high level of foreign steel imports over a four year period, coupled with the indebtedness incurred by the Debtors as a result of a ten-month work stoppage which ended in August 1997, and approximately $200 million of capital expenditures used to modernize its facilities to increase quality, efficiency, safety and environmental conditions, resulted in substantial losses and the severe erosion of the Debtors' financial position and liquidity.

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

         On or about September 11, 2000, the Debtors retained the law firm of Debevoise & Plimpton as their bankruptcy counsel charged with the responsibility of preparing and filing Debtors' petitions for relief under Chapter 11 of the Bankruptcy Code. Soon thereafter, on or about October 9, 2000, the Debtors retained Jay Alix & Associates, a financial and management consulting firm specializing in providing assistance to financially troubled companies. On or about November 13, 2000, the Debtors also retained PricewaterhouseCoopers Securities LLC as investment bankers and financial advisors.

         B.       SIGNIFICANT EVENTS DURING CHAPTER 11 CASES.

                  1.       CHAPTER 11 FILING AND FIRST DAY ORDERS.

         On November 16, 2000, the Debtors filed their voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Ohio (the "Bankruptcy Court"). Together with their petitions for relief, the Debtors filed a number of "first day" motions intended to facilitate the conduct of these Cases and to enable the Debtors to operate efficiently as debtors-in-possession. The Debtors' first day motions included motions for orders:

         -        authorizing the joint administration of the Debtors' cases;

         - authorizing the retention of the Debtors' professionals, a notice and claims agent and a procurement consultant;

         - authorizing the Debtors to pay certain pre-petition date sales and use taxes;

         - authorizing the Debtors to (a) continue ordinary course practices in respect of pre-petition customer credits and (b) honor pre-petition obligations under rebate agreements;

         - authorizing the payment of certain pre-petition employee obligations;

         - confirming the administrative expense priority status of the Debtors' undisputed obligations to suppliers for the post-petition delivery of goods and services;

         - restraining utilities from discontinuing, altering or refusing service, and establishing procedure for determining adequate assurances;

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

         - authorizing maintenance of pre-petition bank accounts and cash management system and continued use of existing business forms, books and records;

         - granting additional time to file required Schedules and Statements, permitting the filing of a consolidated list of creditors in lieu of label matrices, and permitting the filing by the Debtors of a consolidated list of thirty largest unsecured creditors;

         - authorizing the Debtors to make certain payments pre-petition obligations relating to the shipment, warehousing and processing of goods and supplies;

         - authorizing the Debtors, on an interim basis, to obtain post-petition secured superpriority financing under the DIP Facility.

         Each of these motions was granted by the Bankruptcy Court.

                  2.       FORMATION OF THE CREDITORS' COMMITTEES.

         On November 21, 2000, the United States Trustee for the Northern District of Ohio, pursuant to Section 1102 of the Bankruptcy Code, appointed an Official Committee of Unsecured Noteholders (the "Noteholders' Committee") and an Official Committee of Unsecured Trade Creditors (the "Trade Creditors' Committee", and collectively with the Noteholders' Committee, the "Creditors' Committees") in the Debtors' Chapter 11 cases.

         Soon thereafter, the Noteholders' Committee, with the approval of the Bankruptcy Court, retained Stroock & Stroock & Lavan as its counsel and Hahn Loeser & Parks LLP as its local counsel, and the Trade Creditors' Committee, with the approval of the Bankruptcy Court, retained Blank Rome LLP as its counsel and Nadler Nadler & Burdman Co., L.P.A. as its local counsel. The Creditors' Committees also jointly retained Zolfo Cooper LLC as bankruptcy consultants and special financial advisors.

         The Noteholders' Committee was originally comprised of Bank One Trust Company, N.A. (as Senior Note Trustee), Merrill Lynch Investment Managers, Colonial Management, Stonehill Capital Management LLC and Highland Capital Management, L.P. and General Reinsurance/New England Asset Management. General Reinsurance resigned on or about January 8, 2001, and Credit Suisse Asset Management resigned on or about August 8, 2001.

         The Trade Creditors' Committee is comprised of TRW Inc. Systems & Technology Group, Eichleay Corp., Fata Hunter, Inc., Ashland Inc., Mingo Junction Energy Center, LLC, Rio Doce America, Inc., Ceredo Synfuels, LLC, United

Steelworkers of America, UMWA Health & Retirement Funds, Danieli Corporation, Tube City Inc., TECO Transport and Noranda Inc.

                  3.       DEBTOR-IN-POSSESSION FINANCING.

         Procuring the financing necessary for the Debtors' ongoing business operations was the Debtors' most important and most immediate goal upon their filing for bankruptcy protection. The Debtors with Citibank, N.A., as initial issuing bank, Citicorp USA, Inc., as administrative agent, and the DIP Lenders negotiated the principal terms of the DIP Facility prior to the Petition Date. On the Petition Date, the Debtors requested Bankruptcy Court approval of the DIP Facility on an interim basis. The Bankruptcy Court granted the Debtors such interim approval at a telephonic hearing held on November 17, 2000. The Bankruptcy Court entered a final order approving the DIP Facility on December 13, 2000.

         The terms of the DIP Facility have been amended ten times during the pendency of the Debtors' Chapter 11 cases. For a description of the principal terms of the DIP Facility, see "THE DEBTORS -- CAPITAL STRUCTURE -- DIP Facility."

                  4.       STABILIZATION OF RELATIONSHIPS WITH VENDORS.

         Due to the Debtors' prolonged liquidity crisis prior to the Petition Date, the Debtors' relationship with their suppliers was strained at the commencement of these cases. Various of the Debtors' suppliers had terminated normal credit terms with respect to their transactions with the Debtors and would only provide goods for cash on delivery or cash in advance. In addition, certain suppliers had ceased providing the Debtors with goods and services completely. Upon the commencement of the Debtors' Chapter 11 cases, the Debtors and their advisors devoted substantial time and effort to improving these relationships and responding to the demands of these suppliers.

         The central elements of this effort included the following:

         - Development of court-approved procedures for the collection, evaluation and negotiation of reclamation demands with respect to goods delivered to the Debtors immediately preceding the Petition Date and subject to reclamation pursuant to Section 546(c) of the Bankruptcy Code;

         - Response to motions by certain suppliers of good and services, including, without limitation, TECO Transport, Electro-Coal Transfer Co. and Mid-South Towing, for relief from the automatic stay;

         - Response to motions by certain providers of good and services, including, without limitation, Marion Hill Associates, to compel the Debtors to assume or reject executory contracts; and

         - Efforts to compel various suppliers of goods and services to continue to comply with the terms of executory contracts pending assumption or rejection of such contracts.

         As a result of these efforts, the Debtors were able to stabilize their channels of supply and maintain the flow of essential goods and services subsequent to the commencement of their Chapter 11 cases. In addition, the Debtors negotiated and documented new contractual arrangements with certain key suppliers, including, without limitation, AEP Energy Services, Inc., and submitted such contracts to the Bankruptcy Court for approval.

                  5.       REORGANIZATION EFFORTS.

         Once the Debtors' post-petition financing was in place and their operations had been stabilized, the Debtors turned their attention to long term planning and the restructuring of their operations and finances.

         Claims Process and Bar Date. As an initial step towards reorganization, the Debtors sought to define more precisely the scope of the liabilities to which they were subject. On January 3, 2001, the Debtors filed their Schedules.

         On January 25, 2001, at the Debtors' request, the Bankruptcy Court fixed May 16, 2001 (the "Bar Date") as the last date for the filing of proofs of claim in the Debtors' bankruptcy cases. A notice of the Bar Date was sent to over 36,000 persons that the Debtors believed held or might hold claims arising prior to the Petition Date. On or before the Bar Date, over 2,453 proofs of claim aggregating approximately $6.22 billion were filed. The Debtors initiated a review of the proofs of claim filed in order to reconcile the claims asserted with the liabilities listed in the Schedules and otherwise reflected on its books and records. The Debtors are in the process of resolving proofs of claim that differ in nature, classification or amount from the Debtors' records through several means, including negotiations with the claimants and the filing and prosecution of objections.

         There have been four omnibus objections filed to date. WPC's First Omnibus Objection to Claims and Request for an Order Disallowing and Reclassifying Claims was filed on December 20, 2002. In this objection, WPC objected to claims in the following categories: (a) claims to be moved to a different debtor (14 claims); (b) workers' compensation claims and other contingent claims (16 claims); (c) Pension Benefit Guaranty Corporation's ("PBGC") contingent and unmatured claims (3 claims); (d) previously paid claims (3 claims); (e) Coal Act claim (1 claim); (f) insurance companies' contingent and unmatured claim (1 claim); and (g) HUB Group late filed claims (2 claims). All of the claims listed in the First Omnibus Objection have been favorably resolved except for the claims of the PBGC, Central States Southeast and Southwest

Areas Pension Fund and the United States Environmental Protection Agency, which remain pending before the Bankruptcy Court.

         Debtor's Second Omnibus Objection to Claims and Request for an Order Disallowing and Reclassifying Claims was filed on behalf of WPSC and PCC on March 27, 2003. In this objection, Debtors objected to the following categories of claims: (a) amended claims (63 claims); (b) duplicate claims (25 claims); (c) late claims (58 claims); (d) claims based upon contracts or leases which have been assumed (5 claims); and (e) claims that are not due per Debtors' books and records (275 claims), for a total of 426 claims objected to.

         Debtor's Third Omnibus Objection to Claims and Request for an Order Disallowing and Reclassifying Claims was filed on behalf of WPSC and PCC on March 27, 2003. In this objection, the Debtors objected to the following categories of claims: (a) not due, paid or settled claims (85 claims); (b) claims that were improperly filed as priority claims (116 claims); (c) claims that were improperly filed as secured claims (22 claims); (d) claims to be reduced and then allowed (156 claims); and (e) claims to be reduced and allowed that were on the claims schedule but for which no claim was filed (22 claims), for a total of 401 claims objected to.

         Debtor's Fourth Omnibus Objection to Claims and Request for an Order Disallowing and Reclassifying Claims was filed on behalf of WPSC on March 27, 2003. In this objection, the Debtors objected to claims consisting solely of workers' compensation and retirement benefits claims which benefits WPSC paid prior to the bankruptcy proceeding, continued to pay during the bankruptcy proceedings and intends to continue to pay post-restructuring. There are 489 claims in this category.

         The Second, Third and Fourth Omnibus Objections have been set for a status conference hearing on May 8, 2003 at 1:30 p.m. Objections to those omnibus objections must be served so as to be received on April 24, 2003.

         Development of Reorganization Strategy. Simultaneously with these efforts, the Debtors sought to develop a reorganization strategy. In view of the depressed state of the domestic steel industry and the Debtors' uncertain prospects, the Debtors determined to move forward on two tracks.

         First, the Debtors initiated a review of their facilities and operations with the goal of developing a strategy to modify production to meet the challenging business conditions in the steel industry and to reduce their substantial anticipated capital expenditure needs. To the extent these challenges could be addressed, the resulting business plan would serve as a foundation for a reorganization permitting the Debtors to emerge from bankruptcy as an independent, going concern. For a discussion of the development of the New Business Plan, see "BUSINESS AND GOVERNANCE OF REORGANIZED DEBTORS - NEW BUSINESS PLAN."

         To guard against the possibility that this planning effort would be unsuccessful and to explore the values that might be obtained through alternative strategies, the Debtors decided to explore simultaneously the possibility of selling their businesses and assets.

         Subsequent to the Petition Date, the Debtors and their financial advisors prepared an information memorandum for the marketing to interested parties of the Debtors' businesses as a whole and separately. This information memorandum was sent to over 90 strategic and financial buyers of whom 24 parties expressed interest. As a result, certain interested parties, both strategic and financial buyers, signed confidentiality agreements and conducted due diligence. In most instances, the interested party terminated discussions with the Debtors either prior or subsequent to conducting due diligence. However, a few parties did express interest in certain limited assets of the Debtors. After considering the terms offered by such parties, the Debtors' management decided that such terms and offers were not in the best interests of the Debtors and terminated discussions with the interested parties.

         Avoidance Actions. WPSC has conducted an analysis of all payments made by WPSC within the ninety day period preceding the commencement of its Chapter 11 case, to determine if any of such payments (the sum of which exceeded $10,000) may be avoided pursuant to the Bankruptcy Code. Based on the results of its analysis, WPSC filed 366 avoidance actions to recover funds from parties that received preferential, fraudulent or other avoidable transfers under the Bankruptcy Code (the "Avoidance Actions"). Following the filing of those complaints, the Bankruptcy Court entered two orders providing that the summons did not have to be issued until May 15, 2003. Therefore, the actual litigation of those cases has not yet begun. The purpose for the delay in issuing the summons was to give the parties time to discuss defenses and negotiate possible settlements. Those discussions are underway. WPSC is unable at this time to predict the total amount it expects to recover from the Avoidance Actions.

         Except as otherwise expressly provided in the Plan or Confirmation Order, all claims against third parties on account of, and all causes of action owed to or in favor of, WPSC relating to or in connection with the Avoidance Actions are preserved and retained for enforcement solely and exclusively by and at the discretion of Reorganized WPSC and are revested in Reorganized WPSC on the Effective Date. Pursuant to the Bankruptcy Code and Section 11.2 of the Plan, on and after the Effective Date, Reorganized WPSC may litigate any and all of the Avoidance Actions and will have the right to pursue, not to pursue, compromise or settle any and all of the Avoidance Actions, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. The Bankruptcy Court will retain jurisdiction to adjudicate any and all Avoidance Actions subsequent to the Effective Date.

                  6.       LIQUIDITY ENHANCEMENT.

         The DIP Facility provided the Debtors with new financing at the commencement of their Chapter 11 cases. However, a continued decline in domestic steel prices placed renewed pressure on the Debtors' liquidity. Consequently, while exploring a reorganization or sale of their businesses, the Debtors were forced as well to focus attention on further liquidity enhancements. These efforts centered on both a reduction in costs and the liquidation of non-essential assets.

         Ohio Coatings Company. On March 30, 2001, the Bankruptcy Court entered an order authorizing WPSC to enter into distribution agreements for distribution of tin mill products with OCC (the "OCC Distribution Agreement") and NSA (the "NSA Distribution Agreement," and, together with the OCC Distribution Agreement, the "Distribution Agreements"), and authorizing WPC to enter into an amendment to the OCC Shareholders Agreement permitting the parties to enter into the Distribution Agreements without triggering a buyback of preferred shares of OCC held by NSA.

         The Distribution Agreements mitigated the burden on the Debtors' limited financial resources caused by the previous distribution arrangements for OCC's tin mill products. Pursuant to the OCC Distribution Agreement, OCC appointed WPSC as its authorized exclusive distributor for, and agreed to sell to WPSC, its tin mill products. WPSC also negotiated the NSA Distribution Agreement, pursuant to which WPSC appointed NSA as its authorized exclusive distributor for, and agreed to sell NSA, OCC's tin mill products for certain specified customers.

         The terms of the OCC Shareholders Agreement would have obligated OCC to redeem NSA's preferred stock in order to enter into the Distribution Agreements. The redemption would have depleted OCC's cash reserves, jeopardizing the ongoing production of tin mill products, on which production OCC, NSA, and WPSC rely. Pursuant to the Bankruptcy Court's order, OCC, NSA and WPC entered into an amendment to the OCC Shareholders Agreement, which authorized the parties to meet certain conditions required under the Distribution Agreements, but did not require OCC to buy back NSA's preferred stock.

         OCC recently refinanced its borrowed money debt. Upon the earlier of ninety days after the refinancing, which closed on April 18, 2003, and the Effective Date of the Plan, the OCC Distribution Agreement will terminate and the NSA Distribution Agreement will be modified to accommodate a new distribution agreement between NSA, WPSC and OCC (the "New Distribution Agreement") pursuant to which NSA will become the exclusive distributor for approximately 70% of OCC's tin mill products and WPSC will continue as the exclusive distributor for the remaining 30% of OCC's tin mill products. On January 29, 2003, the Bankruptcy Court entered an order authorizing WPSC to enter into the New Distribution Agreement and a further amendment to the OCC Shareholders Agreement.

         Settlement with WHX and Sale of PCC. At the Petition Date, the accounting records of the Debtors showed that, on a "net basis", WHX and of its non-debtor subsidiaries owed the Debtors approximately $12 million. Prior to the Petition Date, the Debtors demanded payment of that balance. WHX declined to make payment and questioned the accuracy of the underlying accounting information.

         Subsequent to the Petition Date, the Debtors and WHX engaged in a substantial review of the inter-company accounts and various underlying inter-company agreements. As a result of this review, the Debtors and WHX both identified a number of matters they believed called for adjustments to the inter-company balances. The Debtors identified almost $24 million of additional inter-company obligations that they contended should be booked as payable by WHX and it's non-debtor subsidiaries to the Debtors. WHX identified approximately $32.7 million in adjustments that it believed were appropriate and would increase the inter-company sums payable by the Debtors to WHX and it's non-debtors subsidiaries.

         In an effort to resolve these disputes and to obtain much needed funds, the Debtors in early 2001 initiated negotiations with WHX with respect to the resolution of these matters. These negotiations resulted in a Settlement and Release Agreement, dated May 29, 2001 (the "WHX Settlement and Release Agreement"), by and among WPSC, WPC, WHX and certain of their respective affiliates.

         The central elements of the WHX Settlement and Release Agreement were as follows:

         - In satisfaction of all inter-company claims by the Debtors, WHX agreed to make an immediate cash payment of $17 million to WPC;

         - As further consideration of such settlement, WHX agreed to purchase the assets of PCC for $15 million and to assume certain trade liabilities associated with such assets;

         - Further, WHX agreed not to charge or allocate any pension obligations to the Debtors with respect to the WHX pension plan through and including the earlier of the effective date of a plan of reorganization and December 31, 2002; and

         - Certain tax sharing agreements between the Debtors and WHX were terminated.

         Pursuant to the WHX Settlement and Release Agreement, WPC lent WPSC the $17 million paid to WPC by WHX in connection with the settlement and PCC lent WPSC the net proceeds of the sale of its assets to WHX. Simultaneously, WPC and PCC granted a security interest in $15 million of the Junior DIP Loans and any proceeds thereof to secure partially their obligations on the Senior Notes, the Pre-Petition Term Notes and the IRB Claims.

         These transactions, other than the sale of the assets of PCC, all occurred effective May 29, 2001. The sale of the PCC assets closed on June 29, 2001.

         Modified Labor Agreement and Related Agreements. In August 2001, the Debtors faced another cash shortage due to continuing operating losses. In order to reduce these losses, to improve liquidity and to sustain continued operations during the formulation, negotiation and consummation of a plan of reorganization, the Debtors approached the USWA, which represents substantially all of its unionized employees, seeking wage and cost concessions. Labor negotiations between the Debtors and the USWA ensued during late August and September 2001. In October 2001, these negotiations culminated in the Modified Labor Agreement, among WPC, WPSC and the USWA. The Modified Labor Agreement was a restatement and modification of the basic labor agreements among WPC, WPSC and the USWA and provided the Debtors with the following immediate wage and cost benefits:

         - A 15% reduction in hourly wages during the period October 1, 2001 through March 31, 2002;

         - A 10% reduction in hourly wages during the period April 1, 2002 through September 30, 2002;

         -        The immediate elimination of 87 bargaining unit jobs;

         - The elimination of contractual "gainsharing" obligations for the years 2000 and 2001;

         - Modifications of work rules allowing the Debtors to operate in a more efficient and streamlined manner, including significant additional work force reductions through attrition; and

         - Agreement regarding more effective management of healthcare costs for active employees and retirees.

The Debtors estimate that the Modified Labor Agreement, together with related reductions in compensation for salaried employees, reduced cash advances for wages, salaries and other benefits by more than $47 million during the period October 1, 2001 through December 31, 2002.

         In exchange for these concessions, the USWA insisted on certain consideration from the Debtors, including:

         - New profit sharing arrangements based on quarterly profits payable in cash or common stock at the option of the Debtors;

         - Employee stock ownership of 20% of WPC's common stock through a new qualified employee benefit plan and the Debtors' agreement to support a plan of reorganization that provides for such ownership;

         - Restrictions on the purchase and use of imported steel and steel-related products;

         -        Enhancement of future pension benefits; and

         - Undertaking with respect to the representation of the USWA on the Debtors' Board of Directors.

         In addition, as a condition to its concessions, the USWA required that WHX enter into the Memorandum of Understanding, providing for additional loans and other credit support by WHX. Pursuant to the Memorandum of Understanding and the Supplemental Agreement which implemented the Memorandum of Understanding, WHX agreed to provide (i) WPSC with up to $5 million of secured loans and $5 million of additional liquidity support through January 31, 2002, and if certain conditions were met, an additional $2 million of secured loans (for an aggregate of $7 million) and the maintenance of the $5 million of additional liquidity support referred to above during the period from February 1, 2002 through March 31, 2002 and (ii) WPC with a $25 million contribution to a new defined benefit pension plan anticipated to be created in connection with the Debtors' plan of reorganization and in addition, unless total cash funding, determined on a level basis, is less than $50 million through 2007, a $12 million contribution to the new pension plan. The conditions to the additional secured loans were not met, and accordingly the additional $2.0 million in secured loans were not made. At December 31, 2002, $5.0 million of secured loans and $2.1 million of additional liquidity support remained outstanding under this agreement.

         These secured loans and other credit extensions were granted super-priority claim status in the WPSC's Chapter 11 case and are secured by a lien on substantially all of the assets of WPSC, junior to the liens, security interests and super-priority claims of the lenders to WPSC under the DIP Facility and the Junior DIP Loans. WHX has agreed that these secured loans and additional liquidity support will on the Pre-Effective Date be contributed to the capital of WPC (which will in turn contribute such claims to the capital of WPSC) in accordance with the terms of the WHX Agreement. For a description of the WHX Agreement, see "THE PLAN OF REORGANIZATION - MEANS FOR IMPLEMENTATION OF THE PLAN - WHX Agreement."

         The Modified Labor Agreement, the Memorandum of Understanding and the Supplemental Agreement were approved by the Bankruptcy Court on October 22, 2001.

         RDL Deferred Payment Obligations. Rio Doce Limited provided substantial financial support to WPSC post-petition (exceeding $8 million) by agreeing in an Amended Agreement Regarding Ore Sales dated as of October 1, 2001 (the "Ore Agreement") to defer for a period of 14 months a portion of payments accruing between October 1, 2001 and April 30, 2002 (the "RDL Deferred Payment Obligations"). By Order dated December 21, 2001, the Ore Agreement with the RDL Deferred Payment Obligations was approved by the Bankruptcy Court and RDL was granted perfected security interests in, and junior liens upon, substantially all property of WPSC and priority over substantially all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code to secure such Deferred Payment Obligations. As of April 30, 2003, the aggregate outstanding balance of the RDL Deferred Payment Obligations was $5,075,329. All RDL Deferred Payment Obligations are due and payable in full on or before July 1, 2003, unless Rio Doce Limited agrees otherwise.

         January 2002 Support Plan. In December 2001, the Debtors again needed an influx of cash to cover operating expenses. To improve liquidity, WPSC engaged in extensive discussions concerning the Debtors' cash position, reorganization prospects and business plans with various parties, including the USWA, WHX, the states of West Virginia and Ohio. These discussions culminated in a financial support plan designed to provide WPSC with the additional funds that it required to continue its operations. The support plan included the $5 million loan from the state of West Virginia and the $7.2 million loan from the state of Ohio, additional wage and salary deferrals from the USWA and salaried employees and $10 million in advances by WHX (through one or more of its non-debtor subsidiaries) for future steel purchases.

         Pursuant to an Emergency Relief Agreement, dated as of January 15, 2002, among WPSC, WHX and the USWA, the USWA agreed to defer an additional portion of the wages that otherwise would have been due and payable to hourly employees with respect to the period January 15, 2002 through March 31, 2002. This deferral, when aggregated with proportionate deferrals of amounts due to salaried employees with respect to the same monthly period, totaled $2 million per month. WPSC agreed to repay these deferrals in 12 equal monthly installments. Repayments started in September 2002.

                  7.       BEECH BOTTOM PAINT LINE FINANCING.

         At the Petition Date, WPSC was in the process of installing a second paint line at its facility in Beech Bottom, West Virginia to accommodate the painting requirements of Wheeling Corrugating Company ("WCC"), a division of WPSC. Work was suspended on the second paint line as of the Petition Date. At that time, approximately 90% of the paint line equipment had been received from Fata Hunter, Inc. ("Fata Hunter"), the supplier, and approximately 50% of the equipment, foundations, piping and wiring had been installed. As the Debtors believed that completion of the second paint line would generate approximately $6.3 million in annual cost savings to WPSC, the Debtors negotiated the financing package required for the completion of the second paint line at Beech Bottom, West Virginia. The financing package had the following three components:

         Settlement Agreement with Fata Hunter. Pursuant to the Settlement Agreement, dated as of November 1, 2001 (the "Fata Hunter Settlement Agreement"), between WPSC and Fata Hunter, Fata Hunter agreed to deliver all equipment and provide a portion of the financing required to complete the second paint line. Fata Hunter also agreed to release its claim to equipment already delivered. WPSC executed two secured promissory notes in favor of Fata Hunter. The first note in the amount of $3,743,926.00 (representing WPSC's pre-petition indebtedness to Fata Hunter) and the second note in the amount of $777,693.48 (representing the balance of monies due for equipment not yet delivered and work not yet performed by Fata Hunter) are secured by a deed of trust on the real property upon which the second paint line is installed, as well as a security agreement pledging the paint line machinery and equipment. WPSC is obligated to repay the notes in twenty-four equal monthly payments of principal and interest commencing on May 3, 2004. At December 31, 2002, the amount outstanding under the first note was $2,794,490 and the amount outstanding under the second note was $559,485.

         Wesbanco Loan and Security Agreement. Pursuant to the Loan and Security Agreement, dated as of November 1, 2001 (the "WesBanco Agreement"), between WPSC and WesBanco Bank, Inc. ("WesBanco), WesBanco provided a $2 million term loan secured by the machinery and equipment comprising the paint line. The state of West Virginia provided a loan guarantee for 80% of the WesBanco term loan and a grant of an additional $400,000 to serve as collateral for the non-guaranteed portion of the loan. The $400,000 grant is amortized quarterly over the two-year term of the loan so that the amount held by the bank will never exceed the unguaranteed principal amount outstanding. WPSC made interest-only payments on the term loan for the first four months following the closing date. Thereafter, WPSC has made equal monthly payments of principal and interest in an amount sufficient to amortize fully the term loan over a period of twenty four months. At December 31, 2002, the amount outstanding under the term loan was $1,191,112.

         WesBanco's obligations under the WesBanco Agreement were further conditioned upon WPSC's resumption of payments on a pre-petition promissory note, dated August 31, 1987 (the "WesBanco Promissory Note"), between WPSC and Wheeling Dollar Bank. The WesBanco Promissory Note is secured by WPSC's headquarters in Wheeling, West Virginia. WPSC agreed to make an initial payment of $172,608 to bring the WesBanco Promissory Note current and eleven monthly payments of $21,576 thereafter.

         Valspar Supply Agreement. Pursuant to a requirements-based, three year Paint Supply Agreement, dated as of October 22, 2001 (the "Valspar Agreement"), between WCC and Valspar Corporation ("Valspar"), Valspar paid WPSC $500,000 in cash after approval of the Valspar Agreement by the Bankruptcy Court. If the Valspar Agreement is terminated by either party before expiration of the three-year term, WPSC must repay to Valspar a pro-rata portion of this advance. At December 31, 2002, the unamortized portion of this cash advance was $305,554.

         The Fata Hunter Settlement Agreement, the WesBanco Agreement and the Valspar Agreement were approved by the Bankruptcy Court on October 22, 2001.

V.       BUSINESS AND GOVERNANCE OF REORGANIZED DEBTORS.

         A.       NEW BUSINESS PLAN.

         At present, the Debtors operate as vertically integrated manufacturers of flat-rolled steel products. This mode of operation entails high levels of fixed costs, and in poor market situations, where operating levels must be reduced to match a declining order book, unit costs rise and erode profit margins. In addition, the Debtors' current operations require very substantial ongoing capital investment. Blast furnaces and coke batteries require significant and high capital expenditures to maintain operations. The Debtors' No. 1 Blast Furnace (the "Blast Furnace") requires a $140 million rebuild within the next 4 years to maintain operations. The Debtors' smaller Coke Batteries, No's 1, 2, and 3 (the "Coke Batteries"), require a $30 million rebuild in the next 3 years to maintain operations.

         The New Business Plan is intended to address these issues. The central theme of the Plan is the transformation of the Debtors' operations from integrated steel production to one more closely resembling that of a mini-mill. Mini-mills produce steel by melting scrap in electric furnaces and typically enjoy competitive advantages such as lower capital expenditures for construction of facilities, lower raw material costs, and limited ongoing capital to sustain operations. The Debtors will seek to accomplish this transformation through the idling of the Blast Furnace and the Coke Batteries and the construction of the EAF.

         The EAF process utilizes both recycled scrap and scrap substitutes to produce liquid steel with both electrical energy and oxygen injection. The EAF process to be utilized also has the opportunity to use liquid iron as a metallic input (from the remaining No. 5 Blast Furnace). The process has been proven in 14 worldwide successful installations, and includes a reliable scrap preheating system to reduce electric power requirements. The process is also the most environmentally friendly process of all the EAF technologies available.

         The introduction of the EAF will allow the Debtors to close the Coke Batteries and the Blast Furnace - their most capital intensive facilities. In addition, the EAF's use of scrap metal rather than coal and iron ore will produce a cost structure which will more closely track market conditions. This feature is a result of a direct correlation of the cost of scrap following the market price of hot rolled steel products. As the price of the Debtors' steel products rise and fall with the market, the price of scrap will also rise and fall, thus protecting product margins, particularly in poor steel market conditions. The Debtors' geographic location with respect to scrap generators, rail and water transportation systems, and the fact that the United States is a net exporter of scrap will provide assurances that the Debtors' scrap purchases will not disrupt the scrap market price, or historical relationships between scrap price and steel product prices.

         The New Business Plan also calls for a number of small capital projects intended to upgrade the Debtors' rolling and finishing facilities. New automatic finishing mill roll changers will be installed at the hot strip mill to reduce costs and provide additional capacity to take advantage of toll processing opportunities for hot roll products. At the Allenport, Pennsylvania cold mill, the temper mill will be upgraded to improve the surface quality and shape of the Debtors' cold strip products and a final inspection line will be installed, with all these improvements geared toward capturing incremental critical surface and shape product sales.

         Construction and installation of the EAF is projected to require 18 months from the Confirmation Date. The Debtors believe that the EAF will be operational in November 2004 and reach full capacity in May 2005. On this schedule, the Debtors will plan to close the Blast Furnace and the Coke Batteries towards the beginning of 2005.

         The projected cost of the EAF and the other restructuring capital projects provided for in the New Business Plan is approximately $141.6 million. It is anticipated these amounts will be expended over a period of 3 years as set forth in the table below:

                                      PROJECTED RESTRUCTURING CAPITAL EXPENDITURES
                                                       ($Millions)
                                      --------------------------------------------
                                           2003         2004             2005
                                           ----         ----             ----
EAF                                        40.3         70.8              4.5
Hot Strip Mill Roll Changers                2.5          7.1              5.4
Allenport Cold Mill Improvements            3.9          7.1               --
                                           ----         ----              ---
                                           46.7         85.0              9.9
                                           ----         ----              ---

         These capital expenditures will be financed through borrowings under the New Credit Agreements to be entered into by the Debtors on the Effective Date.
`
         B.       FINANCIAL PROJECTIONS.

                  1.       IN GENERAL.

         As a condition to confirmation of a plan of reorganization, Section 1129 of the Bankruptcy Code requires, among other things, that the bankruptcy court determine that confirmation is not likely to be followed by a liquidation or a need for further financial reorganization of the debtor. In connection with the development of the Plan, and for the purposes of determining whether the Plan satisfies this feasibility standard, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan with sufficient liquidity and capital resources to conduct their businesses.

         In this regard, the Debtors have prepared certain unaudited projections of their results of operations, cash flow and related balance sheets (the "Projections") for the five fiscal years ending December 31, 2007 (the "Projection Period"). The financial information included in the Projections reflects the Debtors' judgment as to the information that is material under the circumstances, including current market conditions and historical results, where relevant. See, however, "CERTAIN FACTORS" for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors and of various risks associated with the New Common Stock. The Projections are consistent with the Debtors' historical cash flows except where the Debtors believe that the New Business Plan, changes in the market or other factors would likely cause historical results not to be indicative of future results. The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein and in Appendix C hereto.

         THE DEBTORS DO NOT GENERALLY PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOW. ACCORDINGLY, THE DEBTORS DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED PROJECTIONS TO THE HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE, OR TO THE HOLDERS OF THE NEW COMMON STOCK AFTER THE EFFECTIVE DATE, OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR OTHERWISE MAKE SUCH INFORMATION PUBLIC IN THE FUTURE (EXCEPT AS REQUIRED UNDER APPLICABLE LAW). THE PROJECTIONS SHOULD NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN IN CONSIDERING WHETHER TO ACCEPT OR REJECT THE PLAN.

         The Debtors' independent auditors have not examined or compiled the Projections presented herein, and, accordingly, assume no responsibility for them.

         The Projections reflect numerous assumptions, including assumptions with respect to the future performance of the Reorganized Debtors, the performance of the industry, general business and economic conditions and other matters, most of which are beyond the Debtors' control. Therefore, while the Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results, and may vary substantially. The Projections were prepared assuming the economic conditions in the markets served by the Debtors do not differ markedly over the next five years from current economic conditions. Inflation in revenues and costs is assumed to remain relatively low. No representations can be or are being made with respect to the accuracy of the Projections or the ability of the Reorganized Debtors to achieve the projected results. While the Debtors believe that the assumptions which underlie the Projections are reasonable in light of current circumstances and in light of the information available to the Debtors, in deciding whether to vote to accept the Plan, the holders of Claims and Interests must make their own determinations as to the reasonableness of the assumptions and the reliability of the Projections.

         The Projections assume that the Plan will be confirmed in accordance with its terms, and that all transactions contemplated by the Plan will be consummated by the Effective Date, which for purposes of these Projections is assumed to be on or about June 30, 2003. Any significant delay of the Effective Date could have a significant unfavorable impact on projected recoveries under the Plan and could result in additional reorganization expenses. As a result of the consummation of the Plan and the transactions contemplated by the Plan, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the historical financial statements of the Debtors contained in the Plan and in the Appendices attached hereto.

                  2.       VALUATION.

         WHILE ASSISTING THE DEBTORS IN DETERMINING THE REORGANIZATION VALUE OF REORGANIZED WPC, THE DEBTORS' FINANCIAL ADVISORS, CONWAY, DEL GENIO, GRIES & CO., LLC ("CDG") ASSUMED AND RELIED ON THE ACCURACY AND COMPLETENESS OF (I) ALL FINANCIAL AND OTHER INFORMATION FURNISHED TO IT BY THE DEBTORS AND (II) PUBLICLY AVAILABLE INFORMATION. IN ADDITION, CDG DID NOT INDEPENDENTLY VERIFY THE ASSUMPTIONS UNDERLYING THE PROJECTIONS IN CONNECTION WITH ITS ANALYSIS OF THE REORGANIZED DEBTORS' REORGANIZATION VALUE, AND NO INDEPENDENT EVALUATIONS OR APPRAISALS OF THE DEBTORS' ASSETS WERE SOUGHT OR WERE OBTAINED IN CONNECTION THEREWITH.

         DUE TO THE FACT THAT VALUATION ANALYSES ARE BASED ON ASSUMPTIONS AND ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, CDG NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THE ACCURACY OF THIS DETERMINATION.

         In determining the reorganization value for Reorganized WPC, the Debtors and CDG reviewed: (i) certain historical financial information of the Debtors; (ii) certain internal financial and operating data of the Debtors;
(iii) publicly available information; (iv) the Projections; and (v) certain economic and industry information related to the Debtors' operations. Accordingly, the Debtors and CDG have determined that the reorganization value for the Reorganized Debtors is within the range of $380 million to $445 million. The reorganization value of the Reorganized Debtors was estimated by the summation of WPSC's enterprise value, the value of WPC's 50% ownership interest in OCC and the value of WPC's 35.7% ownership interest in Wheeling-Nisshin.

                  a.       ENTERPRISE VALUE OF WPSC.

         CDG believes the enterprise value of WPSC to be within the range $340 million to $400 million. In determining the enterprise value of WPSC, CDG prepared a variety of analyses based on generally accepted valuation techniques and considered many factors. CDG's valuation must be considered as a whole and conclusions based on portions of the analyses would create a misleading or incomplete assessment of WPSC's enterprise value. CDG's estimate of WPSC's enterprise value was primarily based on the following four valuation methodologies:

         -        analysis of comparable trading multiples

         -        analysis of comparable transaction multiples

         -        analysis of comparable transaction multiples based on tonnage

         -        discounted cash flow analysis

         Comparable Trading Multiples. The analysis of comparable trading multiples involves identifying a group of publicly traded companies that are representative of the industry in which WPSC operates and then calculating multiples of various operating results such as revenues, EBITDA and EBIT to the enterprise value of these companies. Enterprise values are based on leverage and market value of equity. This analysis relies on the assumption that the value the market places on the equity and debt of comparable companies, given certain operating statistics, is indicative of the value of WPSC's current and future prospects. The multiples establish a benchmark for valuing comparable assets. The ranges of multiples derived are then applied to WPSC's operating results to yield a range of implied enterprise values of WPSC.

         In selecting comparable companies, CDG searched for companies with lines of business, market size, growth prospects and operational characteristics similar to WPSC. Truly comparable companies are very often difficult to obtain and such analysis are limited by sample size and availability of market values and meaningful operating data.

         In estimating enterprise value under this approach, CDG selected a range of EBITDA multiples ranging from 3.5x to 4.5x and revenue multiples ranging from 0.3x to 0.4x, which are based on the valuation multiples of eight companies that operate in a similar industry segment as WPSC. These multiples reflect last twelve months of 2002 operating results of the publicly traded companies. The ranges of multiples derived were then applied to WPSC's fiscal 2002 financial results to yield a range of implied total enterprise values.

         Comparable Transaction Multiples. The analysis of comparable transaction multiples involves examining a group of recent acquisitions that occurred within WPSC's industry and then calculating multiples of various operating statistics such as revenues, EBITDA and EBIT to the actual value of the transaction. The transaction value represents the market value of comparable assets given certain operating statistics and is based on the total amount of consideration a buyer pays to attain the comparable asset. Transaction multiples provides an indication of enterprise value given certain operating metrics. The ranges of multiples derived are then applied to WPSC's operating results to yield a range of implied enterprise values of WPSC.

         CDG selected transactions where target companies had similar lines of business, market size, growth prospects and operational characteristics to WPSC. Only acquisitions through asset sales and purchase of total or majority of equity were selected.

         WPSC operates in a distressed industry whereby many competitors have poor operating performance and have filed for bankruptcy. Many of the transactions evaluated were a result of a Section 363 sale through a bankruptcy court. Because of this distressed environment, multiples derived, when applied to WPSC's operating statistics, may distort the implied value of WPSC.

         In estimating WPSC's enterprise value with this approach, CDG analyzed two pending acquisitions and twenty-six recent acquisitions in WPSC's industry and concluded that the appropriate ranges of multiples for WPSC are 5.0x to 6.0x EBITDA and 0.4x to 0.5x revenue for the acquisition target. The ranges were then applied to WPSC's fiscal 2002 EBITDA and revenue to yield implied enterprise value ranges.

         Comparable Transaction Multiples Based on Tonnage. The analysis of comparable transaction multiples involves examining a group of recent acquisitions that occurred within WPSC's industry and then calculating multiples of various operating statistics such as revenues, EBITDA and EBIT to the actual value of the transaction. The transaction value represents the market value of comparable assets given certain operating statistics and is based on the total amount of consideration a buyer pays to attain the comparable asset. Transaction multiples provides an indication of enterprise value given certain operating metrics. The ranges of multiples derived are then applied to WPSC's operating results to yield a range of implied enterprise values of WPSC.

         CDG selected transactions where target companies had similar lines of business, market size, growth prospects and operational characteristics to WPSC. Only acquisitions through asset sales and purchase of total or majority of equity were selected.

         WPSC operates in a distressed industry whereby many competitors have poor operating performance and have filed for bankruptcy. Many of the transactions evaluated were a result of a Section 363 sale through a bankruptcy court. Because of this distressed environment, multiples derived, when applied to WPSC's operating statistics, may distort the implied value of WPSC.

         In estimating WPSC's enterprise value with this approach, CDG analyzed two pending acquisitions and nine recent acquisitions in WPSC's industry and concluded that the appropriate ranges of multiples for WPSC are $120 to $150 per ton of production capacity, $150 to $170 per ton produced and $170 to $200 per ton shipped. The ranges were then applied to WPSC's fiscal 2002 production capacity, tons produced and tons shipped to determine the implied enterprise value ranges.

         Discounted Cash Flow Analysis. Discounted cash flow analysis involves determining the present value of WPSC's future debt-free operating cash flows and the terminal value at the end of the projected period. This analysis is a "forward looking" approach and relies on WPSC's ability to project future cash flows accurately. The expected future cash flows are discounted by the weighted average cost of capital which is determined by using an estimated cost of debt commensurate to WPSC's credit position and an estimated cost of equity calculated through the capital asset pricing model adjusted by execution risk.

         The projected debt-free operating cash flows were provided by WPSC's management. The terminal value is calculated using two methods: EBITDA exit multiple and Gordon growth method. The EBITDA exit multiple is calculated by utilizing an estimated terminal year EBITDA multiple ranging from 3.0x to 5.0x and applying it to WPSC's projected normalized EBITDA. The Gordon growth method assumes perpetual growth of 2.0% to 3.0% in debt-free cash flows. The projected debt-free cash flows and terminal value are then discounted to the present at WPSC's estimated post-restructuring weighted average cost of capital in the range of 12.5% to 14.5%.

                  B. VALUE OF WPC'S 50% OWNERSHIP INTEREST IN OHIO COATINGS COMPANY.

         CDG believes the equity value of OCC to be within the range $8 million to $13 million. Total equity value of OCC is calculated by deriving the enterprise value of OCC plus balance sheet cash less third-party obligations that are unrelated to the joint venture owners. This assumes that the debt held by joint venture owners is treated as invested equity. WPC holds a 50% ownership stake in OCC and has rights to 50% of the total equity value of OCC.

         CDG's estimate of the value of WPC's 50% ownership interest in OCC's equity was calculated using the following two valuation methodologies:

         -        analysis of comparable trading multiples

         -        discounted cash flow analysis

         Based on publicly traded companies that are representative of the industry in which OCC operates, EBITDA multiples ranging 5.0x to 6.0x and revenue multiples ranging 0.2x to 0.3x were used. These ranges are lower than the peer group to reflect OCC's limited growth prospects due to a lack of additional operating capacity. The ranges of multiples were then applied to OCC's fiscal 2002 EBITDA and revenue to derive a range of implied total enterprise values.

         Discounted cash flow analysis involves projecting OCC's future debt-free cash flows for the next four years and estimating the terminal value at the end of the projected period. The terminal value is calculated using two methods: EBITDA exit multiple and Gordon growth method. The EBITDA exit multiple is calculated by utilizing an estimated terminal year EBITDA multiple ranging from 4.0x to 6.0x and applying it to OCC's projected 2006 EBITDA. The Gordon growth method assumes perpetual growth of 1.5% to 2.5% in debt-free cash flows. The projected debt-free cash flows and terminal value are then discounted to the present at OCC's estimated weighted average cost of capital to determine the enterprise value. In estimating the enterprise value under this approach, CDG selected a range of discount rates from 11.5% to 13.5%.

                  C. VALUE OF WPC'S 35.7% OWNERSHIP INTEREST IN WHEELING-NISSHIN, INC.

         CDG believes the equity value of Wheeling-Nisshin to be within the range of $29 million to $31 million. Total equity value of Wheeling-Nisshin is calculated by deriving the enterprise value of Wheeling-Nisshin plus balance sheet cash. Wheeling-Nisshin has no debt on its balance sheet.

CDG's estimate of the value of WPC's 35.7% ownership interest in Wheeling-Nisshin equity was calculated using the following two valuation methodologies:

                  -        analysis of comparable trading multiples

                  -        discounted dividend cash flow analysis

         Based on publicly traded companies that are representative of the industry in which Wheeling-Nisshin operates, EBITDA multiples ranging from 3.5x to 4.5x and revenue multiples ranging from 0.4x to 0.5x were used. These ranges are at the lower end of the peer group because Wheeling-Nisshin is smaller and not as profitable as its peer group. The ranges of multiples derived were then applied to Wheeling-Nisshin's fiscal 2002 EBITDA and revenue to derive a range of implied total enterprise values.

         Because WPC has a minority stake in Wheeling-Nisshin, WPC can not easily monetize its equity investment. However, Wheeling-Nisshin has a history of paying cash dividends to its equity owners. In this regard, discounted dividend cash flow analysis can value the cash dividend stream from Wheeling-Nisshin to WPC. In addition, WPC's right to 35.7% of cash in the balance sheet is included in the equity value of WPC's ownership interest in Wheeling-Nisshin. In estimating the equity value under this approach, CDG selected a range of discount rates from 16.0% to 18.0%. The capital structure assumed for the weighted average cost of capital is based on Wheeling-Nisshin's current debt to equity capital structure.

         The reorganization value for the Reorganized Debtors is highly dependent upon achieving the future financial results set forth in the Projections as well as the realization of certain other assumptions that are not guaranteed.

         THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH MARKET VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

         As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the historical financial statements of the Debtors contained in the Plan and in the Appendices attached hereto.

         -----------------------------------------------------------------------
                  NOTE ON ESTIMATES OF VALUE IN THIS DISCLOSURE STATEMENT

                  Estimates of value do not purport to be appraisals nor
                  do they necessarily reflect the values that may be
                  realized if assets of the Reorganized Debtors were to
                  be sold. The estimates of value represent hypothetical enterprise values for the Reorganized Debtors assuming the implementation of the Reorganized Debtors' business strategies as well as other significant assumptions.
                  Such estimates were developed by the Debtors solely for purposes of formulating a Plan of Reorganization and analyzing the projected recoveries under the Plan and
                  should not be viewed as an estimate of the prices at
                  which the securities of the Reorganized Debtors would
                  trade on the public or private capital markets if any
                  such trading would occur.
         -----------------------------------------------------------------------

         C.       MANAGEMENT.

         Prior to the confirmation of the Plan, in accordance with Section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose (a) the identity and affiliations of any individual proposed to serve, after the Effective Date, as a director or officer of the Reorganized Debtors, and (b) the identity of any "insider" (as such term is defined in Section 101(31) of the Bankruptcy Code) who shall be employed and retained by the Reorganized Debtors and the nature of any compensation for such insider. The Board of Directors of Reorganized WPC shall consist of 11 (eleven) members, who shall be designated as follows: two shall be selected by the USWA in consultation with the Debtors, two shall be selected by the Debtors (one of whom shall be the Chief Executive Officer of WPC), four shall be selected by the Noteholders' Committee in consultation with the Debtors, and three shall be selected by the Trade Creditors' Committee in consultation with the Debtors. The officers of the Debtors immediately before the Confirmation Date shall continue to serve immediately after the Confirmation Date in their respective capacities.

         The Board of Directors of WPC currently consists of four members:
Roland L. Hobbs, Ronald LaBow, Robert A. Davidow and Marvin L. Olshan.

         The Board of Directors of WPSC currently consists of eight members:
James G. Bradley, Robert L. Dobson, Ronald LaBow, Marvin L. Olshan, Robert A. Davidow, Roland L. Hobbs, Jim Bowen and Lynn R. Williams.

         The principal officers of WPSC are set forth below:

         JAMES G. BRADLEY - PRESIDENT AND CHIEF EXECUTIVE OFFICER

         James Bradley was named President and Chief Executive Officer of WPSC on April 22, 1998. Previously, Mr. Bradley was President and Chief Executive Officer of Koppel Steel in Koppel, PA, Executive Vice President of Operations of WPSC, a Vice President at International Mill Service in Horsham, PA, and Vice President of Operations of USS/Kobe Steel Company in Lorain, OH.

         PAUL J. MOONEY - EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

         Paul Mooney joined WPSC on November 5, 1997. Mr. Mooney came to WPSC following 24 years with Price Waterhouse LLP, where he served in a variety of positions including National Director of Cross-Border Filing Services, Pittsburgh Site Leader in the Accounting and Business Advisory Services Department, Client Service and Engagement Partner, and Senior Manager in Pittsburgh and London. Mr. Mooney is also a certified public accountant.

         DANIEL C. KEATON - SENIOR VICE PRESIDENT, HUMAN RESOURCES AND PUBLIC RELATIONS

         Dan Keaton has been Senior Vice President, Human Resources and Public Relations since 1999. Mr. Keaton joined WPSC in 1981 as Supervisor of Labor Relations at the Steubenville, OH plant. Since then, Mr. Keaton has held a number of labor relations and human resources positions, including Director of Human Resources and Director of Labor Relations. Mr. Keaton has been Vice President of Human Resources since 1992.

         JOHN W. TESTA - SENIOR VICE PRESIDENT, CHIEF RESTRUCTURING OFFICER AND CORPORATE SECRETARY

         John Testa rejoined the company on June 29, 2001. Prior to his retirement in 2000 after 36 years of service, Mr. Testa had been a Vice President for more than 20 years, most recently as Vice President of the Office of the Chairman as well as Vice President and Treasurer. Since the filing of the Debtors' Chapter 11 cases, Mr. Testa has been a consultant to WPSC on bankruptcy matters.

         HARRY L. PAGE - VICE PRESIDENT, ENGINEERING, TECHNOLOGY, AND METALLURGY

         Harry Page joined WPSC in March 1998 as Vice President, Engineering and Environmental Control. In January 1999, Quality Control was added to his responsibilities and he has served in the position of Vice President, Engineering, Technology, and Metallurgy since that time. Mr. Page joined WPSC from LTV Steel

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where he was Senior Director, Engineering, Cleveland Works. Mr. Page joined LTV
Steel in 1968 and held a series of engineering positions, in Pittsburgh, Indiana and Cleveland, including General Manager, Engineering and Asset Management.

         DONALD E. KEATON - VICE PRESIDENT, STEEL MANUFACTURING AND PROCUREMENT

         Don Keaton was named Vice President, Steel Manufacturing and Procurement on March 27, 2001. Previously, he had served as Vice President, Primary Operations at WPSC since October 12, 1998. His previous responsibility had been Division Manager-Ironmaking at the Steubenville, OH complex. Prior to joining WPSC in September 1997, Mr. Keaton was Manager-Ironmaking at AK Steel Corp. in Ashland, KY.

         ANDREW E. REBHOLZ - VICE PRESIDENT - TREASURER

         Andy Rebholz was named Vice President - Treasurer on February 16, 1999. Mr. Rebholz joined the company in 1981 and has served in a variety of financial reporting and accounting positions. Most recently, Mr. Rebholz was Controller and General Manager of Financial Accounting and Taxes. Before joining WPSC Mr. Rebholz had more than 15 years experience in accounting and financial reporting with Pulman, Inc. and Rockwell International.

         Under the terms of the Plan, on or immediately after the Effective Date, shares of the Common Stock of Reorganized WPC (the "New Common Stock"), representing 10% of the shares of New Common Stock issued and outstanding on such date will be issued to or for the benefit of salaried employees. For more detail, see "THE PLAN OF REORGANIZATION - MEANS FOR IMPLEMENTATION OF THE PLAN - New Common Stock" and Section 7.6 of the Plan. In addition, under the terms of the Management Stock Incentive Plan to be effective on the Effective Date, shares of New Common Stock totaling 10% of the New Common Stock issued and outstanding on such date on an undiluted basis shall be reserved for issuance. When issued, such shares of New Common Stock will dilute the 10,000,000 shares of the New Common Stock issued and outstanding at the Effective Date. The Management Stock Incentive Plan and the options and shares issued thereunder shall have the terms set forth in Exhibit B to the Plan.

VI.      THE PLAN OF REORGANIZATION.

         The following is a summary of the principal provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached hereto as Appendix A.

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         A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.

                  1.       IN GENERAL.

         The Plan provides for the classification and treatment of the Claims of the Debtors' creditors and Interests of the Debtors' equity holders allowed under Section 502 of the Bankruptcy Code.

         The Debtors are required under Section 1122 of the Bankruptcy Code to classify the Claims and Interests into classes that contain Claims and Interests that are substantially similar to the other Claims or Interests in each such class. The Plan designates 9 Classes of Claims and 2 Classes of Interests. This classification takes into account the differing nature and priority under the Bankruptcy Code and other applicable laws of the various Claims and Interests.

         While the Debtors believe that they have classified all Claims and Interests in compliance with Section 1122 of the Bankruptcy Code, it is possible that a creditor or an equity interest holder may challenge the Debtors' classification of Claims or Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such an event, it is the Debtors' present intention to modify the Plan to provide for whatever reasonable classification might be required by the Bankruptcy Court for the confirmation of the Plan and to use the acceptances received in the vote solicitation for the Plan, to the extent permitted by the Bankruptcy Court, to obtain the approval of the Class or Classes of which the dissenting holder is ultimately deemed to be a member. Any such reclassification could adversely affect the Class in which such Claim or Interest was initially classified (or any other Class) by changing the composition and the required vote of that Class for approval of the Plan. Furthermore, a reclassification of Claims or Interests after approval of the Plan could necessitate the resolicitation of acceptances, which would result in a delay in the consummation of the Plan and could increase the risk that the Plan will not be consummated.

                  2.       ADMINISTRATIVE CLAIMS.

         General. Administrative Claims are Claims for administrative expenses of the kind described in Section 503(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses of preserving the Estates of the Debtors incurred after the commencement of the Cases, Claims for fees and expenses pursuant to Sections 330 and 331 of the Bankruptcy Code and fees, if any, due to the United States Trustee under 28 U.S.C. Section 1930(a)(6) and the Senior Note Trustee's Fees and Expenses. The Debtors estimate that Administrative Claims aggregated approximately $153.7 million as of December 31, 2002, excluding amounts payable under the DIP Facility and other Post-Petition Secured Claims. Such Administrative

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Claims include the WV Loan in the amount of $5 million, accounts payable, accrued payroll and vacation, employee benefits and accrued taxes.

         Except as otherwise provided below, pursuant to the Plan, each holder of an Administrative Claim that is an Allowed Claim will be paid in respect of such Claim, in Cash, in full on the later of (a) the Effective Date and (b) the date such Administrative Claim becomes an Allowed Claim; provided, however, that
(i) such holder may be treated on such less favorable terms, (ii) Administrative Claims representing liabilities incurred by the Debtors in the ordinary course of their business during the Cases shall be paid by the Reorganized Debtors in accordance with the terms and provisions of the particular transactions and agreements relating thereto, (iii) the WV Loan shall be paid in accordance with the terms of the WV Loan Modification Agreement, and (iv) the MLA Wage Deferral Claims of hourly employees will be extinguished as provided in the Modified Labor Agreement.

         Except as otherwise provided below, unless previously filed, requests for payment of Administrative Claims must be filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than thirty (30) days after the Effective Date. Holders of Administrative Claims that are required to file and serve a request for payment of such Administrative Claims and that do not file and serve such a request by such date will be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their respective property, and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such request must be filed and served on the Reorganized Debtors and the requesting party by the later of (a) ninety (90) days after the Effective Date or (b) sixty (60) days after the filing of the applicable request for payment of Administrative Claims.

         Pursuant to 28 U.S.C. Section 1930(a)(6), a reorganized debtor is obligated to continue paying quarterly fees to the United States Trustee post-confirmation of the Plan until the case is closed, dismissed or converted. The Reorganized Debtors will continue to be responsible for making such payments and submitting appropriate financial reports to the United States Trustee and the United States Trustee will not be required to file or serve any request for payment of such statutory fees.

         Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must file and serve on the Reorganized Debtors and such other entities who are designed by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than sixty (60) days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without

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further Bankruptcy Court review or approval, pursuant to the Ordinary Course
Professionals Order. Objections to any Fee Claim must be filed and served on the Reorganized Debtors and the requesting party by the later of (a) ninety (90) days after the Effective Date or (b) thirty (30) days after the filing of the applicable request for payment of the Fee Claim. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims.

         The following holders of Administrative Claims will not be required to file or serve any request for payment of such Administrative Claims: (a) holders of Allowed Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of business and (b) holders of Post-Petition Secured Claims.

         DIP Facility. Unless otherwise agreed by the DIP Lenders pursuant to the DIP Facility, on or before the Effective Date, Allowed Administrative Claims under or evidenced by the DIP Facility will be paid in Cash in full on the Effective Date, provided, however, that any Allowed Administrative Claims under or evidenced by the DIP Facility held by WHX shall be contributed on the Pre-Effective Date to the capital of WPC (which will in turn contribute such Claims to the capital of WPSC) in accordance with the terms of the WHX Agreement. Allowed Administrative Claims under or evidenced by the DIP Facility aggregated $170.7 million as of December 31, 2002.

         Treatment of RDL Deferred Payment Obligations. On or before the Effective Date, WPSC and Rio Doce Limited will enter into the RDL Agreement providing for (a) repayment of the RDL Deferred Payment Obligations in equal monthly installments over a period not to exceed 18 months from May 1, 2003; and
(b) such other terms as may be agreeable to Rio Doce Limited, WPSC and the lenders party to the New Credit Agreements. In the absence of such an agreement the RDL Deferred Payment Obligations shall be repaid in accordance with Rio Doce Limited's existing rights.

         Other Post-Petition Secured Claims. Each holder of a Post-Petition Secured Claim (other than a Claim under or evidenced by the DIP Facility and the RDL Deferred Payment Obligations) that is an Allowed Claim shall, at the option of the Debtors, either (a) be paid in respect of such Claim in Cash in full on the later of (i) the Effective Date and (ii) the date such Post-Petition Secured Claim becomes an Allowed Claim or (b) be paid by the Reorganized Debtors in accordance with the terms and provisions of the particular transaction and agreements relating to such Post-Petition Secured Claim, provided however, that
(x) the ODOD Loan shall be paid in accordance with the terms of the ODOD Loan Modification Agreement, and (y), and the WHX Loans shall be contributed on the Pre-Effective Date to the capital of WPC (which will in turn contribute such Claims to the capital of WPSC) in accordance with the terms of the WHX Agreement.

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         The Post-Petition Secured Claims (other than Claims under or evidenced by the DIP Facility) consist of the WHX Loans, outstanding in the amount of approximately $7.1 million as of December 31, 2002; the RDL Deferred Payment Obligations, outstanding in the amount of approximately $5.1 million as of April 30, 2003; the ODOD Loan, outstanding in the amount of approximately $7.0 million as of December 31, 2002; the WesBanco Loan, outstanding in the amount of approximately $1.2 million as of December 31, 2002; and the Fata Hunter Loans, outstanding in the amount of approximately $3.4 million as of December 31, 2002.

                  3.       TAX CLAIMS.

         A Tax Claim is any Claim for any tax to the extent that it is entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code. Each holder of a Tax Claim that is an Allowed Claim will be paid, in Cash, in full, on the later of the Effective Date and the date such Tax Claim becomes an Allowed Claim, or, at the Debtors' option, shall receive, on account of such Claim, Cash payments over a period not exceeding six (6) years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the amount of such Allowed Claim, or shall be paid on account of its Allowed Claim on such other terms as have been or may be agreed to between such Person and the Debtors.

         The Debtors estimate the aggregate amount of Tax Claims that are Allowed Claims to be approximately $400,000.

                  4.       CLASS 1 - ALLOWED PRIORITY CLAIMS.

         Class 1 consists of all Priority Claims. A Priority Claim is any Claim, other than an Administrative Claim or Tax Claim, to the extent entitled to priority under Section 507(a) of the Bankruptcy Code.

         Each holder of an Allowed Claim in Class 1 shall be paid (a) the full amount of such Allowed Claim in Cash on the later of the Effective Date and the date such Claim becomes an Allowed Claim or (b) upon such other less favorable terms as may be agreed to by such Person.

         The Debtors are not aware of any material Allowed Claims in Class 1.

CLASS 1 IS UNIMPAIRED AND THE HOLDERS OF ALLOWED CLAIMS IN CLASS 1 ARE CONCLUSIVELY PRESUMED, PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE, TO HAVE ACCEPTED THE PLAN.

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                  5.       CLASS 2 - MISCELLANEOUS SECURED CLAIMS.

         Class 2 consists of all Secured Claims other than Post-Petition Secured Claims and Secured Claims that are classified in another Class under the Plan. Each Class 2 Claim is treated for all purposes under the Bankruptcy Code and the Plan as a separate subclass. Class 2 consists primarily of mechanics' liens against the Debtors' property.

         With respect to each Allowed Claim in any subclass of Class 2, at Debtors' option, (a) the Person holding such Claim will be paid the full amount of such Allowed Claim in Cash on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or (b) on the Effective Date, (i) the Reorganized Debtors will cure any default (other than a default of the kind specified in Section 365(b)(2) of the Bankruptcy Code) that occurred before or after the Petition Date, the occurrence of which entitled the holder of such Claim pursuant to any contractual provisions or applicable law to demand or receive accelerated payment of such Claim, and the original maturities of such Claim shall be reinstated as such maturities existed before such default, (ii) the Plan will (x) not alter the legal, equitable or contractual rights to which such Claim entitles the holder thereof or (y) otherwise render such Claim unimpaired pursuant to Section 1124 of the Bankruptcy Code, (iii) the holder of such Claim will be accorded such other less favorable treatment as may be agreed to by such holder, or (iv) the Person holding such Claim shall be entitled to receive, and the applicable Debtor or Debtors (or Reorganized Debtor or Reorganized Debtors) shall release and transfer to such holder, the collateral securing such Allowed Claim.

         Settlements have been reached with five mechanics' lien claimants under which the allowed amount of those creditors' secured claims aggregates $370,000. Approximately $8.4 million of mechanics' lien claims remain unresolved. Approximately $4.4 million of that amount involves liens that are being contested in adversary proceedings based on contractual waivers of the right to file liens (approximately $4.3 million of the disputed amount) or on the contention that work done was not lienable (approximately $100,000 of the disputed amount). Approximately $4 million in liens will shortly be challenged in a fifth omnibus claims objection based on valuation and priority issues and disputes as to the amount of the claim. Persons holding mechanics' liens claims that are Allowed Claims shall be paid the full amount of such Allowed Claim in Cash on the later of the Effective Date and the date such claim becomes an Allowed Claim.

         The Debtors estimate that the aggregate amount of Allowed Claims in Class 2 will be between $1.25 million and $2.5 million.

         A Claim constitutes a Secured Claim only to the extent of the value of the collateral securing it. Creditors holding a Claim in an amount greater than the value of

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

the collateral securing such Claim have a Class 5 or Class 7 Claim in the amount of such excess.

CLASS 2 IS UNIMPAIRED AND THE HOLDERS OF ALLOWED CLAIMS IN CLASS 2 ARE CONCLUSIVELY PRESUMED, PURSUANT TO SECTION 1126(F) OF THE BANKRUPTCY CODE, TO HAVE ACCEPTED THE PLAN.

                  6.       CLASS 3 - IRB CLAIMS.

         Class 3 consists of Claims against the Debtors with respect to (a) the Nevada Bonds and the Virginia Bonds and (b) the Nevada Lease and the Virginia Lease.

Except as expressly provided herein, on the Effective Date, with respect to each Allowed Claim in Class 3, at the option of the Debtors, (a) the Debtor shall cure any default (other than a default of the kind specified in Section 365(b)(2) of the Bankruptcy Code) that occurred before or after the Petition Date, the occurrence of which entitled the Person holding such Claim pursuant to any contractual provisions or applicable law to demand or receive accelerated payment of such Claim, and the original maturities of such Claim shall be reinstated as such maturities existed before such default; or (b) the Plan shall not alter the legal, equitable or contractual rights to which such Claim entitles the holder thereof. All amounts that are due and owing (without acceleration) with respect to the IRB Claims (including any and all principal and interest payments which became due in respect to the IRB Claims during these Chapter 11 cases and were not paid by the Debtors and the full amount necessary to bring the amounts on deposit in the various reserve accounts established under the applicable indentures and other documents in respect to such IRB Claims to the amount required to be maintained in such reserve accounts thereunder as of the earlier of the dates specified below) on the earlier of the Effective Date and August 17, 2003 shall be paid in accordance with the terms as set forth in Exhibit D to the Plan, and the underlying bond documents (including the Indenture, the lease agreement and the guaranty agreement) with respect to such IRB Claims shall be amended and modified to effect the terms as set forth in such Exhibit. The Debtors agree to provide the Indenture Trustee with an opinion of Debevoise & Plimpton that the modification and amendment of the underlying bond documents to effect the terms as set forth in such Exhibit D will not adversely affect the exemption from U.S. federal income taxation of interest on the Series A IRBs.

         Subject to the Restructuring Transactions, any guarantee obligations of the Debtors in respect to the IRB Claims shall remain in effect through and after the Effective Date.

         Nothing herein is intended or shall be construed as altering, impairing or limiting in any way the protections afforded to FBW Leasecorp, Inc. under section 4.2 of that certain Financing Agreement dated September 1, 1999 between the Director of the State

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

of Nevada Department of Business and Industry and FBW Leasecorp, Inc. and other similar provisions contained in the related bond documents which limit FBW Leasecorp, Inc.'s obligation to pay any amounts under the Financing Agreement and related bond documents to the revenues derived from the Debtors under that certain Lease Agreement dated August 1, 1999.

         Nothing herein is intended or shall be construed as altering, impairing or limiting in any way the protections afforded to The Industrial Development Authority of Greensville County, Virginia under Sections 2.1 and 3.14 of that certain Indenture of Trust dated April 1, 1999 between The Industrial Development Authority of Greensville County, Virginia and First Union National Bank, as Indenture Trustee and other similar provisions contained in the related bond documents which limit The Industrial Development Authority of Greensville County, Virginia 's obligation to pay any amounts under the Indenture of Trust and related bond documents to the revenues derived from the Debtors under that certain Lease Agreement dated August 17, 1998.

         The Plan does not alter the rights of any Person holding an Allowed Claim in Class 3 in any collateral securing such Allowed Claim as of the Petition Date and the Lien securing each such Allowed Claim are hereby ratified and affirmed.

         The Debtors estimate the aggregate amount of Allowed Claims in Class 3 to be approximately $7.1 million.

CLASS 3 IS IMPAIRED AND THE HOLDERS OF ALLOWED CLAIMS IN CLASS 3 ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

                  7.       CLASS 4 - NOTEHOLDER SECURED CLAIMS.

         Class 4 consists of all Claims of the holders of the Senior Notes arising under or evidenced by the Senior Notes or the Senior Note Indenture and related documents and of the holders of the Pre-Petition Term Notes arising under or evidenced by the Pre-Petition Term Notes or the Pre-Petition Term Loan Agreement and related documents, to the extent such Claims are secured by $15 million of the loans arising from the WHX Settlement and Release Agreement, pursuant to which WPC lent WPSC the $17 million paid to WPC by WHX connection with the settlement of certain intercompany claims and PCC lent WPSC the net proceeds of the sale of its assets to WHX.

         On the Effective Date, each Person holding an Allowed Claim in Class 4 shall receive a Pro Rata share of $15 million in Cash. In addition, on and after the Effective Date, holders of Claims in Class 4 shall be entitled to additional distributions in accordance with Sections 9.7 and 10.2.8 of the Plan.

         The aggregate amount of Allowed Claims in Class 4 is $15 million.

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CLASS 4 IS UNIMPAIRED AND THE HOLDERS OF ALLOWED CLAIMS IN CLASS 4 ARE
CONCLUSIVELY PRESUMED, PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE, TO HAVE ACCEPTED THE PLAN.

                  8.       CLASS 5 - UNSECURED WPC CLAIMS.

         Class 5 consists of all Claims against WPC other than Administrative Claims, Tax Claims, MLA Wage Deferral Claims and Class 1, 2, 3, 4, 8 and 9 Claims. Class 5 consists primarily of the Noteholders' Claims against WPC (other than the Noteholder Secured Claims).

         On the Effective Date, each Person holding an Allowed Claim in Class 5 shall receive on account of such Allowed Claim (a) a Pro Rata share of $5 million in Cash, (b) a Pro Rata share of the New Series A Notes and (c) a Pro Rata share of the New Series B Notes. In addition, on and after the Effective Date, holders of Claims in Class 5 shall be entitled to additional distributions in accordance with Sections 9.7 and 10.2.8 of the Plan.

         The Debtors estimate the aggregate amount of Allowed Noteholder Claims in Class 5 to be approximately $348.7 million and the aggregate amount of all other Allowed Claims in Class 5 to be no more than $3 million.

CLASS 5 IS IMPAIRED AND THE HOLDERS OF ALLOWED CLAIMS IN CLASS 5 ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

                  9.       CLASS 6 - NOTEHOLDER GUARANTY CLAIMS.

         Class 6 consists of all Claims of the holders of the Senior Notes and Pre-Petition Term Notes against WPSC in respect of the guaranty by WPSC of the Senior Notes and Pre-Petition Term Notes.

         On the Effective Date, each Person holding an Allowed Claim in Class 6 shall receive from Reorganized WPC on account of such Allowed Claim a Pro Rata share of 3,410,000 shares of New Common Stock constituting 34.1 of the New Common Stock to be issued and outstanding on the Effective Date. In addition, on and after the Effective Date, the Persons holding Allowed Claims in Class 6 shall be entitled to additional distributions in accordance with Sections 9.7 and 10.2.8 of the Plan.

CLASS 6 IS IMPAIRED AND THE HOLDERS OF ALLOWED CLAIMS IN CLASS 6 ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

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                  10.      CLASS 7 - UNSECURED WPSC CLAIMS.

         Class 6 consists of all Claims against WPSC other than Administrative Claims, Tax Claims, MLA Wage Deferral Claims and Class 1, 2, 3, 6, 8 and 9 Claims.

         On the Effective Date, each Person holding an Allowed Claim in Class 7 shall receive on account of such Allowed Claim a Pro Rata share of 1,590,000 shares of New Common Stock constituting 15.9% of the New Common Stock to be issued and outstanding on the Effective Date. In addition, on and after the Effective Date, the Persons holding Allowed Claims in Class 7 shall be entitled to additional distributions in accordance with Sections 9.7 and 10.2.8 of the Plan.

         Claims related to personal injury, property damage, products liability, wrongful death, or other similar torts (the "Tort Claims") in the aggregate amount of approximately $65 million have been filed against WPSC. The Debtors believe that most of the Tort Claims are contingent or subject to dispute and therefore estimate the aggregate amount of Allowed Tort Claims to be approximately $5 million. The Debtors estimate the aggregate amount of Allowed Claims in Class 7 to be between $120 million and $150 million.

CLASS 7 IS IMPAIRED AND THE HOLDERS OF ALLOWED CLAIMS IN CLASS 7 ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

                  11.      CLASS 8 - INTERCOMPANY CLAIMS.

         Class 8 consists of all Claims of any Debtor against any other Debtor.

         On the Pre-Effective Date, all Claims of WPC against its directly or indirectly owned subsidiaries shall be contributed by WPC, directly or indirectly, to the capital of such subsidiaries, and all claims of WPSC against its subsidiaries shall be contributed by WPSC to the capital of such subsidiaries. On the Effective Date, all other Class 8 Claims then outstanding shall be deemed expunged and extinguished.

CLASS 8 IS IMPAIRED AND THE HOLDERS OF CLAIMS IN CLASS 8 WILL RECEIVE NO DISTRIBUTION UNDER THE PLAN. ACCORDINGLY, THE HOLDERS OF CLAIMS IN CLASS 8 ARE CONCLUSIVELY PRESUMED, PURSUANT TO SECTION 1126(g) OF THE BANKRUPTCY CODE, TO HAVE REJECTED THE PLAN.

                  12.      CLASS 9 - PENALTY CLAIMS.

         Class 9 consists of all Claims, including any Secured Claims, against the Debtors for any fine, penalty or forfeiture, or for multiple, exemplary or punitive damages to the

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extent that such fine, penalty, forfeiture or damages are not compensation for actual pecuniary losses suffered by the holder of such Claim.

         The Persons holding Allowed Claims in Class 9 shall receive no distributions under the Plan. On the Effective Date, all Class 9 Claims then outstanding shall be deemed expunged and extinguished.

CLASS 9 IS IMPAIRED AND THE HOLDERS OF CLAIMS IN CLASS 9 WILL RECEIVE NO DISTRIBUTION UNDER THE PLAN. ACCORDINGLY, THE HOLDERS OF CLAIMS IN CLASS 9 ARE CONCLUSIVELY PRESUMED, PURSUANT TO SECTION 1126(g) OF THE BANKRUPTCY CODE, TO HAVE REJECTED THE PLAN.

                  13. CLASS 10 - INTERESTS OF HOLDERS OF OLD SUBSIDIARY COMMON STOCK.

         Class 10 consists of all Interests of Persons holding shares of Old Subsidiary Common Stock.

         The Interests of Persons holding Allowed Interests in Class 10 shall be fully reinstated.

CLASS 10 IS UNIMPAIRED AND THE HOLDERS OF ALLOWED INTERESTS IN CLASS 10 ARE CONCLUSIVELY PRESUMED, PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE, TO HAVE ACCEPTED THE PLAN.

                  14.      CLASS 11 - INTERESTS OF HOLDERS OF OLD WPC COMMON
                           STOCK.

         Class 11 consists of all Interests of Persons holding shares of Old WPC Common Stock.

         On the Effective Date, each Person holding an Allowed Interest in Class 11 shall receive on account of such Allowed Interest a Pro Rata share of $10,000 and all Class 11 Interests then outstanding, and all instruments representing such Interests, shall be deemed extinguished.

CLASS 11 IS IMPAIRED. THE HOLDERS OF INTERESTS IN CLASS 11 WILL RECEIVE A NOMINAL DISTRIBUTION UNDER THE PLAN. ACCORDINGLY, THE HOLDERS OF INTERESTS IN CLASS 11 ARE CONCLUSIVELY PRESUMED, PURSUANT TO SECTION 1126(g) OF THE BANKRUPTCY CODE, TO HAVE REJECTED THE PLAN.

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         B.       MEANS FOR IMPLEMENTATION OF THE PLAN.

                  1.       NEW CREDIT AGREEMENTS.

         New Term Loan Agreement. On August 17, 1999, President Clinton signed into law the Emergency Steel Loan Guarantee Act of 1999 (the "Steel Loan Guarantee Act"). The Steel Loan Guarantee Act was enacted in response to the widespread economic hardship in the domestic steel industry created by the flood of imports beginning in 1998. Since January 1998, over 30 steel companies have filed for protection under Chapter 11 of the Bankruptcy Code. The Steel Loan Guarantee Act created the Emergency Steel Guarantee Loan Program (the "Steel Loan Guarantee Program") which is administered by the Emergency Steel Loan Guarantee Board (the "ESLGB"). The purpose of the Steel Loan Guarantee Program is to provide loan guarantees to qualified steel companies.

         On May 1, 2002, WPSC engaged RBC Dain Rauscher Inc. ("RBC Dain") to arrange a new senior secured credit agreement (the "New Term Loan Agreement") in an aggregate amount of up to $250,000,000 to be guaranteed under the Steel Loan Guarantee Program. On September 24, 2002, Royal Bank of Canada submitted an application to the ESLGB under the Steel Loan Guarantee Act for a federal guarantee of a portion of the principal amount of the term loans to be extended under the New Term Loan Agreement. On February 28, 2003, the ESLGB declined to approve the application. On March 25, 2003, Royal Bank of Canada submitted a revised application to the ESLGB. The revised application provided for many of the changes reflected in the Second Amended Joint Plan of Reorganization. The ESLGB approved the revised application with certain conditions on March 26, 2003.

         These conditions include, without limitation, satisfaction by the ESLGB, at its sole discretion: (i) that all of the conditions in the Emergency Steel Loan Guarantee Act of 1999 (the "Act") and the regulations promulgated thereunder (the "Regulations") are satisfied; (ii) that a resolution has been achieved by WPSC of the treatment of the WHX Pension Plan that is acceptable to and approved by the federal Pension Benefit Guaranty Corporation, and, if necessary, the Bankruptcy Court; (iii) that WPSC has concluded definitive agreements for the construction of the proposed EAF, automatic change roller system, and related projects, and a definitive collective bargaining agreement with the United Steelworkers of America incorporating each of the material terms which have been described to the ESLGB, including, without limitation, the "most favored nation" provision; (iv) the loan agreement, the security agreements and instruments, the certificates, the opinions of counsel, any related loan transaction documents deemed material by the General Counsel of the ESLGB have been duly executed; (v) that a final, non-appealable Confirmation Order has been entered on or before June 30, 2003; (vi) that each of the Plan enhancements and concessions described in the applicant's letter to the ESLGB of March 25, 2003 must be incorporated into the Plan and be the subject of binding agreements;
(vii) that WPSC and each lender have provided a certification to the

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ESLGB that it has no outstanding Federal debt or, if such debt is outstanding, it has certified and provided documentation demonstrating that the requirements of section 400.205(c) of the Regulations have been satisfied; (viii) that the measures to mitigate certain environmental impacts have been satisfied or have been provided for in the loan documents in a manner satisfactory to the General Counsel of the ESLGB; and (ix) that business and legal due diligence on behalf of the ESLGB was completed with results satisfactory to the ESLGB.As of the date hereof, various of these conditions (including the condition requiring resolution of the treatment of the WHX Pension Plan) are unsatisfied. The Debtors and their advisors, however, are currently engaged in efforts to meet the conditions imposed by the ESLGB and expect such conditions to be satisfied by the June 30 deadline set by the ESLGB.

         On the Effective Date, the New Term Loan Agreement will become effective. Advances under the New Term Loan Agreement, along with cash from operations and advances under the New Revolving Loan Agreement, will be used to pay the Debtors' outstanding obligations under the DIP Facility, to fund the cash distributions to be made on the Effective Date pursuant to the provisions of the Plan and to finance the capital expenditures called for under the New Business Plan. Following is a summary of the most important terms of the New Term Loan Agreement.

BORROWER                            Wheeling-Pittsburgh Steel Corporation.

SUBSIDIARY GUARANTORS               Each of the Borrower's direct and indirect
                                    subsidiaries (the "Subsidiary Guarantors";
                                    the Borrower and the Subsidiary Guarantors, collectively, the "Loan Parties").

FEDERAL GUARANTOR                   ESLGB.

STATE GUARANTOR                     State of West Virginia (the "State
                                    Guarantor").

ADMINISTRATIVE AGENT                Royal Bank of Canada ("Royal Bank of Canada"
                                    and, in such capacity, the "Administrative
                                    Agent").

TRANCHE A LENDER                    Royal Bank of Canada (in such capacity, the
                                    "Tranche A Lender").

TRANCHE B LENDERS                   A syndicate of banks, financial institutions
                                    and other entities, each of which is an
                                    "Eligible Lender" as defined in the
                                    guarantee agreement governing the Steel Loan
                                    Guarantee Program Guarantee (an "Eligible
                                    Lender"), and their permitted assignees, arranged by the Arranger (in such capacity, the "Tranche B Lenders").

TRANCHE C LENDERS                   Eligible Lenders who shall grant
                                    participations to Danieli Corporation and the State of Ohio (the "Tranche C Lenders",

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                                    together with the Tranche A Lenders and
                                    Tranche B Lenders, the "Term Lenders").

TERM FACILITIES                     Term facilities in an aggregate amount of
                                    $250,000,000 (the loans thereunder, the
                                    "Term Loans") as follows:

                                    (a) a Tranche A term facility (the "Tranche
                                    A Facility") in an aggregate amount of
                                    $25,000,000 (the loans thereunder, the
                                    "Tranche A Term Loans"). The Tranche A Term
                                    Loans shall be made by the Tranche A Lender, and 85% of the principal thereof shall be guaranteed by the ESLGB. Payments and prepayments of principal thereof shall be allocated ratably between the guaranteed and non-guaranteed portions thereof. So long as Royal Bank of Canada is the Administrative Agent, it shall hold the Tranche A Term Loans;

                                    (b) a Tranche B term facility (the "Tranche
                                    B Facility") in an aggregate amount equal to $209,210,526 (the loans thereunder, the "Tranche B Term Loans"). The Tranche B Term Loans shall be made by the Tranche B Lenders, and (i) 95% of the principal thereof shall be guaranteed by the ESLGB and
                                    (ii) 5% of the principal plus, if agreeable to the State Guarantor, up to 90 days of the interest on the Tranche B Term Loans shall be guaranteed by the State Guarantor. Payments and prepayments of principal of the Tranche B Term Loans shall be allocated ratably between the respective portions thereof guaranteed by the ESLGB and the State Guarantor. Such $209,210,526 has been calculated by (i) taking the sum of 85% of $125,000,000 (representing $150,000,000 less the amount of the Tranche A Facility), 90% of $50,000,000 and 95% of $50,000,000 and
                                    (ii) dividing the resulting amount of
                                    $198,750,000 by 95%; and

                                    (c) a Tranche C term facility (the "Tranche
                                    C Facility") in an aggregate amount equal to $15,789,474 (the loans thereunder, the "Tranche C Term Loans"). The Tranche C Term Loans shall be made by the Tranche C Lenders. None of the principal of the Tranche C Term Loans shall be guaranteed by the ESLGB or the State Guarantor.

MATURITY DATE                       The fifth anniversary of the Effective Date.

AVAILABILITY                        The Term Loans shall be made in a single
                                    drawing on the closing date in the amount of $250,000,000; provided that, approximately
                                    $109,000,000 of such Term Loans shall be placed in a cash collateral account in the United States subject

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

                                    to the control of the Administrative Agent, invested in certain permissible investments as directed by and for the benefit of the Borrower, and released to the Borrower upon satisfaction of certain conditions set forth in the New Term Loan Agreement for the purpose of paying expenses relating to the construction of the electric arc furnace (the "EAF Project").

AMORTIZATION                        The Term Loans shall be repayable in
                                    quarterly installments in an aggregate
                                    amount for each calendar year as follows:

                                           Year              Amount
                                           ----              ------
                                           2003            $         0
                                           2004            $25,000,000
                                           2005            $25,000,000
                                           2006            $25,000,000
                                    Q1, Q2 and Q3 2007     $18,750,000

MATURITY DATE                       $156,250,000 or, if less, the unpaid
                                    principal amount.

                                    Payments and prepayments of principal of the Term Loans shall be allocated ratably to the Tranche A Term Loans, the Tranche B Term Loans and the Tranche C Term Loans.

COLLATERAL                          The obligations of each loan party in
                                    respect of the Term Facilities shall be
                                    secured by (a) a perfected first priority security interest in substantially all its tangible and intangible assets other than the Accounts and Inventory Collateral (as hereinafter defined) (including, without limitation, intellectual property, real property and all of the capital stock owned by it in each of its direct and indirect domestic subsidiaries), and (b) a perfected second priority security interest (junior only to the security interests created pursuant to the New Revolving Loan
                                    Agreement) in its accounts receivable and inventory (including all instruments representing accounts receivable, all documents of title relating to inventory, all guarantees and security received with respect to accounts receivable, all bank accounts into which proceeds of accounts receivable or inventory are deposited and all proceeds of the foregoing) (the
                                    "Accounts and Inventory Collateral").

COVENANTS                           Customary financial and operating covenants,
                                    including limitations on indebtedness, sales of assets, capital expenditures, leases, investments, mergers, liquidations and dissolutions.

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EVENTS OF DEFAULT                   Customary events of default, including
                                    nonpayment of principal when due, nonpayment of interest and fees.

         New Revolving Loan Agreement. On May 1, 2002, WPSC also engaged RBC Dain to arrange a new senior secured revolving credit agreement (the "New Revolving Loan Agreement") in the aggregate amount of up to $225 million principally secured by a first lien on the accounts receivable and inventory of the Debtors and a second lien on all other assets of the Debtors except for the Debtors' equity interest in Wheeling-Nisshin and OCC which will be subject to a third lien.

         On the Effective Date, the New Revolving Loan Agreement will become effective. Advances under the New Revolving Loan Agreement, along with cash from operations, will be used to fund the cash distributions to be made on the Effective Date pursuant to the provisions of the Plan and to provide the Reorganized Debtors with working capital for the operation of their businesses. Following is a summary of the most important terms of the New Revolving Loan Agreement.

BORROWER                            Wheeling-Pittsburgh Steel Corporation.

GUARANTORS                          Each of the Borrower's direct and indirect
                                    subsidiaries (the "Guarantors"; the Borrower and the Guarantors, collectively, the "Loan
                                    Parties").

ADMINISTRATIVE AGENT                Royal Bank of Canada ("Royal Bank of Canada"
                                    and, in such capacity, the "Administrative
                                    Agent").

LENDERS A syndicate of banks, financial institutions and other entities, including Royal Bank of Canada, arranged by the Lead Arrangers (collectively, the "Lenders").

FACILITIES:

REVOLVING CREDIT FACILITY           Three-year revolving credit facility (the
                                    "Revolving Credit Facility") in the amount of $225,000,000 (the loans thereunder, the "Revolving Loans").

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LETTER OF CREDIT FACILITY           A portion of the Revolving Credit Facility
                                    not in excess of $25,000,000 (the "Letter of Credit Facility") shall be available for the issuance of letters of credit (the "Letters of Credit") by Royal Bank of Canada or any other Lender approved by the Borrower and the Administrative Agent (any such Lender, in such capacity, the "Issuing Lender"). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Termination Date (as defined below), provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause
                                    (b) above).

                                    Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

SWINGLINE FACILITY                  A portion of the Revolving Credit Facility
                                    not in excess of $25,000,000 shall be
                                    available for swingline loans (the
                                    "Swingline Loans") from Royal Bank of Canada
                                    (in such capacity, the "Swingline Lender") on same-day notice (the "Swingline
                                    Facility"). Any such Swingline Loans will reduce availability under the Revolving
                                    Credit Facility on a dollar-for-dollar
                                    basis. Each Lender under the Revolving
                                    Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swingline Loan

MATURITY DATE                       The third anniversary of the Effective Date
                                    (the "Revolving Termination Date").

AVAILABILITY                        The Revolving Credit Facility shall, subject
                                    to the then-current borrowing base, be
                                    available on a revolving basis during the period commencing on the Effective Date and ending on the Revolving Termination Date.

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

COLLATERAL                          The obligations of each loan party in
                                    respect of the Revolving Credit Facility shall be secured by (a) a perfected first priority security interest in its accounts receivable and inventory (including all instruments representing accounts receivable, all documents of title relating to inventory, all guarantees and security received with respect to accounts receivable, all bank accounts into which proceeds of accounts receivable or inventory are deposited and all proceeds of the foregoing) (the "Accounts and Inventory
                                    Collateral"), (b) a perfected second
                                    priority security interest (junior only to the security interests created pursuant to the New Term Loan Agreement ) in substantially all its tangible and intangible assets other than the Accounts and Inventory Collateral (including, without limitation, intellectual property, real property and all of the capital stock owned by it in each of its direct and indirect domestic subsidiaries other than the capital stock owned by it in Wheeling-Nisshin and
                                    OCC) and (c) a perfected third priority
                                    security interest (junior only to the
                                    security interests created pursuant to the New Term Loan Agreement and the New Series A
                                    Notes) in the capital stock owned by it in Wheeling-Nisshin and OCC).

COVENANTS                           Customary financial and operating covenants,
                                    including limitations on indebtedness, sales of assets, capital expenditures, leases, investments, mergers, liquidations and dissolutions.

EVENTS OF DEFAULT                   Customary events of default, including
                                    nonpayment of principal when due, nonpayment of interest and fees.

                  2.       NEW NOTES.

         On the Effective Date, Reorganized WPSC will issue to the holders of unsecured WPC Claims New Series A notes in an aggregate initial principal amount of $40 million (the "New Series A Notes") and New Series B notes in an aggregate initial principal amount of $20 million (the "New Series B Notes," and, together with the New Series A Notes, the "New Notes"), which notes will have substantially the terms set forth in Exhibits A1 and A2 to the Plan. The New Notes will be issued under new indentures (respectively, the "New Series A Note Indenture" and "New Series B Note Indenture"), to be entered into between Reorganized WPSC and a trustee to be selected by

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

Reorganized WPSC. The form of the New Series A Note Indenture, which includes the form of the New Series A Note, and the form of the New Series B Note Indenture, which includes the form of the New Series B Note, will be included in the Plan Supplement. Each of the New Series A Note Indenture and the New Series B Note Indenture will be qualified under the Trust Indenture Act of 1939, as amended, and certain of the New Series A Notes and the New Series B Notes will be registered under the Securities Act of 1933 (as amended, the "Securities Act") pursuant to the Registration Rights Agreement. For a description of the Registration Rights Agreement, see "THE PLAN OF REORGANIZATION - MEANS FOR IMPLEMENTATION OF THE PLAN - Registration Rights Agreement" below.

         New Series A Notes. The following summary of the New Series A Notes is not a complete description of their terms and is qualified in its entirety by reference to the New Series A Note Indenture.

         The New Series A Notes will mature on the eighth anniversary of the Effective Date, and will have no fixed amortization, meaning that no payment of principal shall be required until the New Series A Notes become due. The New Series A Notes will bear interest at a rate of five percent per annum until the fifth anniversary of the Effective Date. Thereafter, they will bear interest at a rate of eight percent per annum.

         The New Series A Notes will be secured by a second lien on Reorganized WPSC's equity interest in Wheeling-Nisshin and OCC junior only to the liens securing the New Term Loan. Until the fifth anniversary of the Effective Date, fifty percent of the payments from those joint ventures to Reorganized WPSC in respect of the Reorganized Debtors' loans to, or equity interest in, Wheeling-Nisshin or OCC will be applied to payments on the New Series A Notes. Such payments will be applied first to interest, with the remainder being applied to prepayment of principal. Thereafter, one hundred percent of the payments from the joint ventures to Reorganized WPSC in respect of the Reorganized Debtors' loans to, or equity interest in, Wheeling-Nisshin or OCC will be applied in the same manner. However, Reorganized WPSC must pay cash interest of at least two percent per annum. In the event that at any time the payments from the joint ventures is not adequate to pay all interest then owing, or if Reorganized WPSC is not in compliance with the terms of either or both of the New Revolving Loan Agreement and the New Term Loan Agreement, the remaining portion of the principal upon which cash interest has not been paid will receive paid in kind interest at a rate of eight percent per annum during the first five years of the term of the New Series A Notes, and at a rate of ten percent per annum thereafter.

         In addition, the New Series A Notes will be subrogated to the first lien and other rights of the New Term Loan and any refinancing to the scheduled amount thereof to the extent of $14.2 million plus any funds received by WPSC or Reorganized WPSC from

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

WPC or Reorganized WPC, Wheeling-Nisshin and OCC subsequent to April 15, 2003 and not utilized to pay the New Series A Notes.

         New Series B Notes. The following summary of the New Series B Notes is not a complete description of their terms and is qualified in its entirety by reference to the New Series B Note Indenture.

         The New Series B Notes will mature on the seventh anniversary of the Effective Date, and will have no fixed amortization, meaning that no principal shall be required until the New Series B Notes mature. The New Series B Notes will bear interest at a rate of six percent per annum to the extent interest is paid in cash. Reorganized WPSC must pay cash interest of at least two percent per annum. Payment of cash interest in excess of two percent per annum is dependent upon the Reorganized Debtors remaining in compliance with the New Credit Agreements and the New Series A Notes. In the event the Reorganized Debtors are not in compliance with any or all of the New Term Loan Agreement, the New Revolving Loan Agreement and the New Series A Notes or the cash flows are insufficient to cover any or all of the interest, the remaining portion of the principal upon which cash interest has not been paid will receive paid in kind interest at a rate of eight percent per annum.

         In addition, the New Series B Notes will be secured by a fourth lien on the Reorganized Debtors' tangible and intangible assets junior only to the liens securing the New Credit Agreements and the RDL Deferred Payment Obligations.

                  3.       WHX AGREEMENT.

         On or before the Pre-Effective Date, WPC, WPSC and WHX will enter into an agreement (the "WHX Agreement") providing for (a) a capital contribution to the Reorganized Debtors in the amount of $10 million, (b) an unsecured loan to the Reorganized Debtors in the amount of $10 million subordinated in right of payment to the New Credit Agreements and the New Notes, (c) the contribution of all claims of WHX against the Debtors in connection with the DIP Facility and the WHX Loans to the capital of WPC (which will further contribute such claims to the capital of WPSC) and (d) an agreement with respect to the participation of the employees of the Reorganized Debtors in the WHX Pension Plan.

         For a description of the DIP Facility, see "THE DEBTORS - CAPITAL STRUCTURE - DIP Facility." For a description of the WHX Loans, see "THE DEBTORS
- CAPITAL STRUCTURE - Other Post-Petition Borrowings - WHX Supplemental Loans." For a description of the WHX Pension Plan, see "THE PLAN OF REORGANIZATION - MEANS FOR IMPLEMENTATION OF THE PLAN - Pension Plans." below.

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

                  4.       DANIELI MODIFICATION AND ASSUMPTION AGREEMENT.

         On or before the Effective Date, WPSC and Danieli Corporation ("Danieli") will enter into the Danieli Modification and Assumption Agreement. The Danieli Modification and Assumption Agreement will modify a previous agreement between Danieli and WPSC, dated July 6, 2000, pursuant to which WPSC agreed to purchase from Danieli certain roll-changing equipment. Under that agreement, WPSC currently owes $7,457,553.99 to Danieli. Following the execution of the Danieli Modification and Assumption Agreement, Reorganized WPSC will assume the agreement as modified, and proceed with the capital project on a modified schedule calling for implementation of the project in 2004. In addition, Danieli will remove its mechanics lien on the assets of WPSC and withdraw its proof of claim in these Chapter 11 cases.

         Pursuant to the Danieli Modification and Assumption Agreement, Reorganized WPSC will, within 30 days of the Effective Date, pay to Danieli the sum of $2,457,553.99. The balance of the amount owed Danieli will be converted into secured term loans under the New Term Loan Agreement. These loans will participate in that portion of the New Term Loans which are not guaranteed by the United States under the Steel Loan Guarantee Program.

         In addition to the satisfaction of its outstanding obligations to Danieli as described above, Reorganized WPSC will pay Danieli the sum of $2,479,468.54 to complete the roll-changing project and for rehabilitation, storage, and other costs of Danieli's.

                  5.       OTHER AGREEMENTS.

         In connection with the implementation of the Plan, the Debtors have reached agreement with various parties to defer repayment of indebtedness and reduce costs in order to preserve liquidity upon emergence from bankruptcy. These agreements include the following:

         New Collective Bargaining Agreement. On or before the Effective Date, WPC, WPSC and the USWA will enter into a new labor agreement (the "New Collective Bargaining Agreement") to implement, without limitation, new labor provisions consistent with the new "pattern" agreement recently negotiated between the USWA and certain other steel companies. The New Collective Bargaining Agreement will provide for future pension arrangements with the USWA and further reductions in costs. For a detailed description of the Modified Labor Agreement, see "THE CHAPTER 11 CASES - SIGNIFICANT EVENTS DURING CHAPTER 11 CASES - Liquidity Enhancement - Modified Labor Agreement and Related Agreements."

         ODOD Loan Modification Agreement. On or before the Effective Date, WPSC and the Ohio Department of Development will enter into an agreement (the "ODOD

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

Loan Modification Agreement") providing for partial prepayment of the ODOD Loan and a two-year deferral of $5 million of the ODOD Loan at an interest rate of three percent per annum. For a description of the ODOD Loan, see "THE DEBTORS - CAPITAL STRUCTURE - Other Post-Petition Borrowings - State Loans."

         WV Loan Modification Agreement. On or before the Effective Date, WPSC and the West Virginia Development Office will enter into an agreement (the "WV Loan Modification Agreement") providing for a three-year deferral of the amounts due under the WV Loan at an interest rate of three percent per annum. For a description of the WV Loan, see "THE DEBTORS - CAPITAL STRUCTURE - Other Post-Petition Borrowings - State Loans."

         RDL Agreement. On or before the Effective Date, WPSC and Rio Doce Limited will enter into the RDL Agreement providing for (a) repayment of the RDL Deferred Payment Obligations in equal monthly installments over a period not to exceed 18 months from May 1, 2003; and (b) such other terms as may be agreeable to Rio Doce Limited, WPSC and the lenders party to the New Credit Agreements. In the absence of such an agreement, the RDL Deferred Payment Obligations shall be repaid in accordance with Rio Doce Limited's existing rights.

                  6.       PENSION PLANS.

         WHX sponsors a defined benefit plan (the "WHX Pension Plan") insured by the Pension Benefit Guaranty Corporation ("PBGC") under Title IV of ERISA, which covers substantially all of WHX and the Debtors' employees. The WHX Pension Plan is denominated by WHX as a multi-employer pension plan. The PBGC has informed the Debtors that they contest such denomination. In a letter, dated March 25, 2003, from the Office of Regulations and Interpretations of the U.S. Department of Labor to the PBGC, the U.S. Department of Labor stated that it had concluded that the WHX Pension Plan is not a multi-employer plan within the meaning of
Section 3(37) of ERISA. The Debtors are currently participating employers in the WHX Pension Plan.

         On March 7, 2003, the PGBC issued a notice of determination that the WHX Pension Plan "must be terminated in order to avoid any unreasonable deterioration of the [WHX Pension] Plan's financial condition" and initiated proceedings in the Southern District of New York to terminate the WHX Pension Plan and establish March 7, 2003 as the termination date. WHX responded to the PBGC's complaint on March 25, 2003. Discussions concerning the conditions, if any, under which the PBGC would agree to rescind these actions are ongoing between WHX and the PBGC.

         In conjunction with the implementation of the Plan, the Reorganized Debtors will cease to be participating employers under and will separate from the WHX Pension Plan. The terms of the separation will be governed by the WHX Agreement. The terms of a

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

new pension program will be determined through ongoing discussions between the Debtors and the USWA. The Debtors are also engaged in discussions with the PBGC concerning these arrangements. For a description of the WHX Agreement, see "THE PLAN OF REORGANIZATION - MEANS FOR IMPLEMENTATION OF THE PLAN - WHX Agreement."

         In addition, the Debtors are participating employers in the Central States, Southeast and Southwest Area Pension Fund ("Central States"), a multi-employer plan as that term is defined by 29 U.S.C. Section 1301(a)(3) (the "Central States Plan"). Notwithstanding anything to the contrary contained in the Plan (including, without limitation Sections 12.1, 12.2, 12.3 and 12.4 of the Plan), any liability (including, without limitation, any withdrawal liability under 29 U.S.C. Sections 1383 and 1385) of the Debtors or any third party to the Central States Plan is left unimpaired under this Plan, shall not be discharged and shall continue unaltered as if the Chapter 11 cases had not been commenced, nor shall any third-party be released from any liability or Claim that Central States may have against that third-party as a result of the Debtors' participation in the Central States Plan.

                  7.       RETIREE BENEFITS.

         Pursuant to collective bargaining agreements and various benefit plans, the Debtors provide retiree benefits (as defined in Section 1114(a) of the Bankruptcy Code) to their retirees. From and after the Effective Date, the Reorganized Debtors will be obligated to pay these benefits in accordance with the terms of these agreements and plans, subject to the right to amend, modify or terminate those benefits under the terms of the applicable agreement or plan,
Section 1114(e) of the Bankruptcy Code or applicable non-bankruptcy law.

         In addition, pursuant to the Coal Industry Retiree Health Benefit Act of 1992, the Debtors provide health benefits to certain "orphaned" retirees of various mining companies that are no longer in existence through contributions to the UMWA Combined Benefit Fund. From and after the Effective Date, the Reorganized Debtors will be obligated to continue to make such contributions. However, if a favorable judicial ruling in the Debtors' lawsuit against the Fund is upheld on appeal, the Reorganized Debtors will be entitled to significant refunds from the Fund. The Debtors anticipate that these refunds would substantially offset their obligations to the Fund for the forseeable future.

                  8.       NEW COMMON STOCK.

         On the Effective Date, Reorganized WPC will issue shares of New Common Stock, par value $0.01 per share, of which (a) 3,410,000 shares constituting 34.1% thereof will be distributed to holders of Allowed Claims in Class 6, (b) 1,590,000 shares constituting 15.9% thereof will be distributed to holders of Allowed Claims in Class 7,

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(c) 4,000,000 shares constituting 40% thereof will be distributed pursuant to the New Collective Bargaining Agreement in satisfaction of certain claims under the existing collective bargaining agreement, and (d) 1,000,000 shares constituting 10% thereof will be distributed to or for the benefit of salaried employees of the Reorganized Debtors. The shares issued pursuant to the new Collective Bargaining Agreement will be subject to a stockholders or similar agreement which will contain restrictions regarding the transferability of the shares and provisions regarding voting such shares with respect to the election of directors. The shares for the salaried employees will be issued in part to a qualified employee benefit plan established for the benefit of all salaried employees except certain senior management personnel, and the balance will be issued directly to such senior management personnel and be allocated based on seniority, compensation and other factors and be subject to certain vesting conditions as an incentive for retention of such key management personnel.

         In addition, the Reorganized Debtors will establish, on the Effective Date, a Management Stock Incentive Plan which would reserve for issuance a total of 1,000,000 shares of New Common Stock, which would equal 10% of the New Common Stock issued and outstanding on the Effective Date on an undiluted basis. When issued, such shares of New Common Stock will dilute the 10,000,000 shares of New Common Stock issued and outstanding at the Effective Date.

         The holders of the New Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and will not have cumulative voting rights. Holders of the New Common Stock will be entitled to receive ratably such dividends as may be declared by Reorganized WPC's Board of Directors out of funds legally available for payment of dividends. However, it is not presently anticipated that dividends will be paid on the New Common Stock in the foreseeable future.

         All the outstanding shares of the New Common Stock to be issued pursuant to the Plan will be, upon such issuance, validly issued, fully paid and non-assessable.

                  9.       REGISTRATION RIGHTS AGREEMENT.

         On the Effective Date, Reorganized WPC will execute and deliver the Registration Rights Agreement, which provides certain holders of the Notes who will receive New Common Stock as of the Effective Date (the "Principal Holders") with certain rights to require Reorganized WPC to register the resale of their New Notes and of their shares of New Common Stock. No registration rights will be provided to holders of the New Notes or the New Common Stock other than the Principal Holders. The following summary is qualified in its entirety by reference to the Registration Rights Agreement, which will be included in the Plan Supplement.

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

         Under the Registration Rights Agreement, Reorganized WPC will at its expense use its reasonable best efforts to (i) register the resale of New Common Stock and New Notes held by each Principal Holder requesting the same, (ii) have the registration statement covering such stock effective within a reasonable period of time after the Effective Date, and (iii) keep such registration statement effective for up to two years, or such shorter time as described below. It is anticipated that the Principal Holders will indicate to Reorganized WPC prior to the Effective Date whether or not they intend to exercise their registration rights, so that Reorganized WPC can file the registration statement prior to the Effective Date. Reorganized WPC will be obligated under the Registration Rights Agreement to file only one registration statement for the benefit of the Principal Holders, and any Principal Holder who elects or is deemed to have elected not to participate in such registration will have no further registration rights. Principal Holders will be entitled to receive the rights granted under the Registration Rights Agreement by executing and delivering it to Reorganized WPC no later than thirty days after the Effective Date.

         The registration rights will not apply to New Common Stock or New Notes to the extent that: (a) a registration statement with respect to the sale of New Common Stock and New Notes has been declared effective under the Securities Act and the Principal Holders' New Notes and shares of New Common Stock have been disposed of under that registration statement; (b) the Principal Holders' New Notes and shares of New Common Stock have been disposed of under Securities Act Rule 144 or another exemption from the registration requirements of the Securities Act under which the New Notes and shares of New Common Stock are thereafter freely tradable without restriction under the Securities Act; (c) the Principal Holders' New Notes and shares of New Common Stock may be disposed of under Rule 144 within Rule 144's volume limitations within a 90 day period or under Securities Act Rule 144(k); or (d) such New Common Stock and New Notes have been outstanding for longer than two years.

                  10.      AMENDED CHARTERS AND BY-LAWS.

         As of the Effective Date, the Second Amended and Restated Certificate of Incorporation of Reorganized WPC (the "Charter") will be filed with the Secretary of State of Delaware and the Board of Directors of Reorganized WPC will adopt Amended and Restated By-Laws ("By-Laws").

         Certain provisions of Reorganized WPC's Charter and By-Laws, are intended to enhance the ability of the Board of Directors to resist possibly abusive takeover attempts and to assure that stockholders receive a fair price for their shares in the event of a takeover. These provisions are intended to discourage, or may have the effect of discouraging, certain types of coercive takeover practices and inadequate takeover bids and to encourage a person seeking to acquire control of Reorganized WPC first to negotiate with Reorganized WPC. The management of the Debtors believes that these

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measures, many of which are substantially similar to the anti-takeover related measures in effect for numerous other publicly held companies, provide benefits by enhancing Reorganized WPC's potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Reorganized WPC, which outweigh the disadvantages of discouraging such proposals because, among other things, negotiation by the Board of Directors could improve the terms of such a proposal and protect the stockholders from inadequate takeover bids. While there necessarily can be no assurance in this regard, the management of the Debtors also believes that these provisions are not likely to have a material impact on the market price for the New Common Stock in circumstances other than those described above in light of, among other factors, the existence of generally comparable measures in effect for many publicly held companies and management's belief that market prices will be influenced more significantly by Reorganized WPC's actual results of operations, general market and economic conditions and other traditional determinants of stock market prices.

         Charter. The Charter will allow the Board of Directors without stockholder approval to issue, and to designate the powers, rights, preferences and qualifications of unissued shares of preferred stock and common stock authorized by the Reorganized WPC's Charter. This power may be used by the Board of Directors as, among other things, a defense against unwanted takeover attempts and as a means of raising capital, provided that any use of such shares to implement a shareholders rights plan or other "poison pill" plan must be approved by two-thirds of all the Directors of the Company. The Charter prohibits stockholder groups from taking any corporate actions without a meeting. The Charter also provides for indemnification of Reorganized WPC's officers and directors to the extent permitted by Delaware law.

         By-Laws. Reorganized WPC's By-Laws contain many standard provisions to provide for the governance of Reorganized WPC. In addition, the By-Laws will provide that the initial Board of Directors is composed of eleven members and is divided into three classes of approximately equal size, with one class serving from the Effective Date to the date of the 2004 annual meeting of Reorganized WPC's Stockholders, one class serving from the Effective Date to the date of the 2005 annual meeting of Stockholders and one class serving from the Effective Date to the date of the 2006 annual meeting of Stockholders. Unless changed otherwise by a vote of the Stockholders, upon the expiration of the term of office of each class of Directors, the Directors of such class or their successors shall be elected only for a term of one year, and beginning with the 2006 annual meeting and thereafter, all Directors will be elected annually for a term of one year. Directors can be removed by the stockholders only for cause. The Board of Directors will have an audit committee that has oversight responsibility for all financial reporting and risk management functions, a compensation committee that has authority over all compensation matters for senior executives, a nominating/governance committee that is responsible for the selection of nominees for election to the Board of Directors, a safety committee, a strategic planning committee and other committees as needed. The

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By-Laws also provide officers and directors of Reorganized WPC a contract right to indemnification to the extent allowed by Delaware law.

         C.       OTHER PROVISIONS OF THE PLAN.

                  1.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

         On the Effective Date, pursuant to the Confirmation Order, the Debtors shall assume (and assign, as the case may be) (a) those prepetition unexpired leases and executory contracts listed on Schedule 1 hereto and (b) certain unexpired leases and executory contracts (as further described below, the "Miscellaneous Agreements") between the Debtors and public authorities, public entities, railroad companies or utility companies (collectively, the "Utilities"), granting to either the Debtors or any of the Utilities certain easements, rights-of-way, licenses, permits or other uses of the Debtors' or any of the Utilities' land, water or aerial property. The Miscellaneous Agreements shall include, but shall not be limited to (w) railroad easements, rights-of-way, licenses, permits and leases granting crossing rights; (x) easements, rights-of-way, licenses, permits, leases and privileges for such items as vehicles, pedestrian walkways, pipelines, wires, bridges, aerial apparatus, and vacant land used for parking, storage and other uses; (y) utility company easements, rights-of-way, licenses, permits and leases; and (z) any other easements, rights-of-way, licenses, permits and leases allowing the presence on the real property of the Debtors or the real property of any of the Utilities of, inter alia, natural gas, water and sewer lines and aerial apparatus.

         Any and all prepetition unexpired leases and executory contracts of the Debtors not expressly assumed by the Debtors pursuant to Section 81.1. of the Plan, the Confirmation Order or other Final Order of the Bankruptcy Court on or prior to the Confirmation Date and which are not the subject of pending motions by the Debtors to assume or reject pursuant to Section 365 of the Bankruptcy Code at the Confirmation Date shall be deemed rejected and disaffirmed upon the entry of the Confirmation Order. If an executory contract or unexpired lease is rejected, the other party to the agreement may, within thirty (30) days after the rejection by the Debtors, file a proof of claim for damages by reason of such rejection. Any Allowed Claim under an executory contract or unexpired lease that has been rejected, if any, shall constitute a Class 2 Claim, if secured, or a Class 5 or Class 7 Claim, if unsecured.

                  2.       INDEMNIFICATION OBLIGATIONS.

         The Debtors' obligations to indemnify, reimburse and limit the liability of, the persons serving as their directors or officers on the Confirmation Date pursuant to their certificates of incorporation, by-laws, applicable state law, specific agreements or any combination of the foregoing shall survive the confirmation of the Plan, remain unaffected thereby and not be discharged, irrespective of whether indemnification,

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reimbursement or limitation of liability is owed in connection with an event occurring before, on or after the Petition Date.

                  3. CANCELLATION OF OLD SECURITIES, SENIOR NOTE INDENTURE AND PRE-PETITION TERM LOAN AGREEMENT.

         As of the Effective Date, (a) all Old Securities will be automatically canceled and deemed void and of no further force or effect and (b) the Debtors' obligations under such Old Securities will be discharged.

         On the Effective Date, the Senior Note Indenture and the Pre-Petition Term Loan Agreement will be deemed canceled, discharged, terminated and of no further force and effect. Notwithstanding any other provisions in the Plan, the Senior Note Indenture and the Pre-Petition Term Loan Agreement will continue in effect solely for the purposes of permitting the Senior Note Trustee and the Pre-Petition Term Loan Agent (a) to make distributions to the Noteholders pursuant to the terms of the Plan; (b) to maintain any rights and liens they may have for unpaid fees, costs, expenses and indemnification under the Senior Note Indenture or the Pre-Petition Term Loan Agreement, as applicable, or other agreement, provided, however, such rights and liens are limited to the distributions, if any, to the Noteholders; and (c) to be paid by the Noteholders or reimbursed for such pre-petition and post-petition fees, costs, expenses and indemnification (to the extent not paid as an administrative claim or otherwise) from the distributions, if any, to the Noteholders (until payment in full of such fees, costs, expenses and indemnification) on the terms and conditions set forth under the Senior Note Indenture or the Pre-Petition Term Loan Agreement, as applicable, other agreement, or applicable law; provided, however, that the foregoing shall not affect the liability of the Reorganized Debtors, their estates, or other parties in interest under the Bankruptcy Code and the Confirmation Order, except as specifically set forth in the Plan.

                  4.       CANCELLATION OF LIENS.

         Except as provided in the Plan, on the Effective Date, any Lien securing any Secured Claim will be released.

                  5.       DISTRIBUTIONS.

         Substantially all cash payments to be made pursuant to the terms of the Plan will be funded from the New Credit Agreements. The Debtors estimate that the aggregate amount of such cash payments will be approximately $185 million.

         Distribution Agent. All of the distributions required to be made by the Reorganized Debtors under the Plan will be made by the person designated as the Distribution Agent by the Debtors or the Reorganized Debtors under the Plan (which person may be the Debtors or the Reorganized Debtors). All costs and expenses in

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connection with such distributions, including, without limitation, the fees and expenses, if any, of the Distribution Agent, shall be borne by the Debtors or the Reorganized Debtors.

         The Debtors or the Reorganized Debtors, when acting as the Distribution Agent, will not be required to provide any bond in connection with the making of any distributions pursuant to the Plan. However, if the Distribution Agent is any entity other than the Debtors or the Reorganized Debtors, such Distribution Agent will be required to provide such bond.

         Distribution Dates. All distributions under the Plan will be made on the Effective Date, the ninetieth day after the Effective Date and each January 1 and June 1 thereafter. Any distribution required to be made on the Effective Date will be deemed to be made on such date if made as soon as practicable after such date and, in any event, within sixty (60) days after such date. Any distribution required to be made on the date on which a Claim becomes an Allowed Claim will be deemed to be made on such date if made on the first Distribution Date occurring after such date.

         Distribution to Holders of the Senior Notes and the Pre-Petition Term Notes. For the purpose of distributions to the holders of the Senior Notes and the Pre-Petition Term Notes, the Senior Note Trustee and the Pre-Petition Term Loan Agent shall be deemed to be the sole holders of all Allowed Claims evidenced by the Senior Notes and the Pre-Petition Term Notes. Accordingly, all distributions on account of such Allowed Claims shall be distributed to the Senior Note Trustee or the Pre-Petition Term Loan Agent for further distribution to the holders of the Senior Notes pursuant to the terms of the Senior Note Indenture and the Pre-Petition Term Notes pursuant to the terms of the Pre-Petition Term Loan Agreement. Distributions to the holders of the Senior Notes will be made on each Distribution Date by means of a book-entry exchange through the facilities of DTC in accordance with the customary practices of DTC, as and to the extent practicable. In connection with such book-entry exchange, the Reorganized Debtors and the Senior Note Trustee will deliver instructions to DTC directing DTC to make distributions on a Pro Rata basis with respect to any Allowed Claim evidenced by the Senior Notes as provided under the Plan.

                  6.       COMPENSATION RIGHTS.

         Pre-Effective Date Compensation Rights. No later than 25 days prior to the Effective Date, upon request by the Reorganized Debtors, the Senior Note Trustee will provide the Reorganized Debtors with a reasonably detailed statement of the Senior Note Trustee's Fees and Expenses incurred, or estimated to be incurred, by the Senior Note Trustee through the Effective Date, including appropriate documentation in support thereof. On the Effective Date, the Reorganized Debtors will pay the Senior Note Trustee's Fees and Expenses incurred, up to and including the Effective Date, including the reasonable and customary compensation, disbursements and expenses of the agents

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

and legal counsel of the Senior Note Trustee in connection with the performance of their duties under the Senior Note Indenture and the Plan, provided that the Reorganized Debtors will have 25 days to review the Senior Note Trustee's statement and supporting documentation and to timely raise any questions with the Senior Note Trustee as to the reasonableness of the Senior Note Trustee's Fees and Expenses.

         To the extent any portion of the Senior Note Trustee's Fees and Expenses are disputed, the Reorganized Debtors will pay the Senior Note Trustee any undisputed portion of the Senior Note Trustee's Fees and Expenses, and will place the disputed amount in a segregated account pending resolution. If the Senior Note Trustee and the Reorganized Debtors reach an agreement with regard to the disputed portion of the Senior Note Trustee's Fees and Expenses, the Reorganized Debtors will pay the Senior Note Trustee any additional agreed-upon amount. If the Reorganized Debtors and the Senior Note Trustee are unable to reach such a resolution, the Senior Note Trustee will then be entitled to seek approval of the Bankruptcy Court for the disputed portion of the Senior Note Trustee's Fees and Expenses, provided, however, that it shall not be necessary for the Senior Note Trustee to make application to the Bankruptcy Court for payment of any undisputed portion of the Senior Note Trustee's Fees and Expenses.

         Post-Effective Date Compensation Rights. The Senior Note Trustee and the Pre-Petition Term Loan Agent shall be compensated by the Reorganized Debtors for services rendered from and after the Effective Date, including the reasonable and customary compensation, disbursements and expenses of the agents of the Senior Note Trustee and the Pre-Petition Term Loan Agent in connection with the performance after the Effective Date of their duties under this section, and shall be indemnified by the Reorganized Debtors for any loss, liability or expense incurred by them in connection with the performance of such duties to the same extent and in the same manner as provided in the Senior Note Indenture or Pre-Petition Term Loan Agreement, as applicable.

                  7.       OBJECTIONS TO CLAIMS AND INTERESTS.

         Unless another date is established by the Bankruptcy Court or the Plan, any objection to a Claim or an Interest must be filed by the Debtors or the Reorganized Debtors with the Bankruptcy Court and served on the holder of such Claim or Interest by the later of one hundred and eighty (180) days after the Effective Date and one hundred and eighty (180) days after a proof of claim or interest is filed with respect to such Claim or Interest. the Reorganized Debtors shall have the right to petition the Bankruptcy Court for an extension of such date if a complete review of all Claims and Interests cannot be completed by such date.

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                  8.       DISPUTED CLAIMS AND DISPUTED INTERESTS RESERVES.

         No Distribution Pending Allowance. If any portion of a Claim or an Interest is a Disputed Claim or a Disputed Interest, no payment or distribution provided for under the Plan shall be made on account of the portion of such Claim or Interest that is a Disputed Claim or a Disputed Interest, as the case may be, unless and until such Disputed Claim or Disputed Interest becomes an Allowed Claim or an Allowed Interest, but the payment or distribution provided for under the Plan shall be made on account of the portion of such Claim or Interest that is an Allowed Claim or an Allowed Interest.

         Disputed Claims Cash Reserve. On the Effective Date, the Reorganized Debtors shall deposit in one or more segregated interest-bearing accounts to be established and maintained by the Distribution Agent, Cash equal to (a) one hundred percent (100%) of the amount of Administrative Claims and Priority Claims that are Disputed Claims and one hundred percent (100%) of the amount to which Persons holding Class 4 or 5. Claims that are Disputed Claims would be entitled pursuant to the Plan if such Claims were Allowed Claims or (b) such lesser amount as the Bankruptcy Court may determine.

         The Cash held in the Disputed Claims Cash Reserve, together with any net earnings thereon, shall be held in trust by the Distribution Agent for the benefit of the Persons holding such Disputed Claims (subject to the disallowance thereof pursuant to the terms of the Plan) pending determination of their entitlement thereto.

         Disputed Claims Equity Reserve. On the Effective Date, the Reorganized Debtors shall transmit to the Distribution Agent and the Distribution Agent shall reserve in the Disputed Claims Equity Reserve a number of shares of New Common Stock equal to (a) one hundred percent (100%) of the shares of New Common Stock to which Persons holding Class 6 or 7 Claims that are Disputed Claims would be entitled pursuant to the Plan if such Disputed Claims were Allowed Claims or (b) such lesser amount as the Bankruptcy Court may determine.

         Dividends, distributions and other payments payable with respect to such New Common Stock shall be paid into the Disputed Claims Equity Reserve. The shares of the New Common Stock (and any proceeds or earnings thereon) held in the Disputed Claims Equity Reserve shall be held in trust by the Distribution Agent for the Persons holding such Disputed Claims pending determination of their entitlement thereto.

         The Distribution Agent shall be deemed to be the holder of all securities held in the Disputed Claims Equity Reserve pending their release therefrom, provided, however, that the Distribution Agent shall abstain from exercising any and all voting rights in respect of the shares of the New Common Stock held in the Disputed Claims Equity Reserve unless otherwise ordered by the Bankruptcy Court.

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

         Disputed Claims Note Reserve. On the Effective Date, the Reorganized Debtors shall transmit to the Distribution Agent and the Distribution Agent shall reserve in the Disputed Claims Note Reserve an amount of New Notes equal to (a) one hundred percent (100%) of the New Notes to which Persons holding Class 5 Claims that are Disputed Claims would be entitled pursuant to the Plan if such Disputed Claims were Allowed Claims or (b) such lesser amount as the Bankruptcy Court may determine.

         Interest payments payable with respect to such New Notes shall be paid into the Disputed Claims Note Reserve. The New Notes (and any proceeds or earnings thereon) held in the Disputed Claims Note Reserve shall be held in trust by the Distribution Agent for the Persons holding such Disputed Claims pending determination of their entitlement thereto.

                  9.       UNCLAIMED PROPERTY.

         If any Person entitled to receive Cash, New Common Stock or New Notes pursuant to the Plan does not present itself on the Effective Date or on such other date on which such Person becomes eligible for distribution of such Cash, New Common Stock or New Notes, such Cash, New Common Stock or New Notes shall be deemed to be "Unclaimed Property". Nothing contained in the Plan shall require the Reorganized Debtors (or the Distribution Agent) to attempt to locate such Person. The Unclaimed Property shall be set aside and (in the case of Cash) held in a segregated interest-bearing account to be maintained by the Distribution Agent in accordance with Section 10.2.2 of the Plan.

         If such Person presents itself within one year following the Confirmation Date, the Unclaimed Property distributable to such Person, together with any interest or dividends earned thereon, shall be paid or distributed to such Person on the next Distribution Date. If such Person does not present itself within one year following the Confirmation Date, any such Unclaimed Property and accrued interest or dividends earned thereon shall become the property of, and shall be released to, the Reorganized Debtors; provided, however, that if such Unclaimed Property consists of Cash, shares of New Common Stock or New Notes set aside for any Persons holding Class 4, 5, 6 or 7 Claims, such cash, shares of New Common Stock or New Notes (together with any interest or dividends earned thereon) shall be distributed to the other Persons holding Class 4, 5, 6 or 7 Claims, as the case may be, in accordance with Sections 5.4, 5.5, 5.6 or 5.7 of the Plan, as applicable.

                  10.      FRACTIONAL SECURITIES AND ROUNDING OF PAYMENTS.

         No fractional shares of New Common Stock will be issued under the Plan. Each person otherwise entitled to a distribution of New Common Stock that includes fractional amounts shall receive either one whole share (if such fraction is equal to, or greater than,

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one-half) or no share (if such fraction is less than one-half) in lieu of the fractional amount.

         Whenever payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction down to the nearest whole cent. To the extent Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as Unclaimed Property.

                  11.      TRANSMITTAL OF DISTRIBUTIONS AND NOTICES.

         Except as may otherwise be agreed to by the Debtors or the Reorganized Debtors and the holder of a particular Claim or Interest, any property or notice to which such holder will become entitled under the provisions of the Plan will be delivered to such holder by regular mail in an envelope addressed to such holder as he or his authorized agent may direct in a request filed, on or before the Effective Date, with the Bankruptcy Court (or filed, after the Effective Date, with the Reorganized Debtors), but if no such request is filed, to the address shown in the schedules filed by the Debtors with the clerk of the Bankruptcy Court pursuant to Bankruptcy Rule 1007, or, if a different address is stated in a proof of claim duly filed, to such address.

         Except as otherwise provided by the Plan or related documents, all payments and distributions under the Plan will be in full and final satisfaction, settlement, release and discharge of all Claims and Interests. Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim will receive in respect of such Claim any distribution in excess of the allowed amount of such Claim excluding payments on account of interest due and payable from and after the Effective Date pursuant to the Plan. Except as expressly provided in the Plan, no Claim will be allowed to the extent that it is for post-petition interest.

                  12.      WITHHOLDING TAXES.

         The Plan provides that any federal or state withholding taxes and other amounts required to be withheld under any applicable law will be deducted and withheld from any distributions under the Plan.

VII.     CONFIRMATION AND CONSUMMATION PROCEDURES.

         A.       VOTING ON THE PLAN.

                  1.       WHO MAY VOTE.

         Pursuant to the provisions of the Bankruptcy Code, the only classes of claims against or equity interests in a debtor that are entitled to vote to accept or reject a plan are those classes that are "impaired" under the terms and provisions of such plan and that

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receive distributions thereunder. A class is "impaired" if the legal, equitable, or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturity. Pursuant to
Section 1126(f) of the Bankruptcy Code, classes of Claims and Interests that are unimpaired are conclusively presumed to have accepted the Plan and are NOT entitled to vote. Classes of Claims and Interests that receive no distributions under the Plan are deemed to have rejected the Plan, do not have to vote and do not receive ballots.

         The classification of Claims and Interests in these cases is summarized, and notations as to whether each Class of Claims or Interests is impaired or unimpaired are contained under the caption "SUMMARY OF THE PLAN OF REORGANIZATION -- Classification and Treatment of Claims and Interests."

         Votes on the Plan will be counted only in respect of impaired Claims or impaired Interests that are (i) Allowed Claims or Allowed Interests that will receive distributions pursuant to the Plan or (ii) otherwise permitted by the Bankruptcy Court to vote.

                  2.       BALLOTS.

         Ballots are provided with this Disclosure Statement to persons holding Claims in Classes 3, 5, 6 or 7. A vote to accept or reject the Plan can only be made by proper submission of a duly completed and executed ballot.

         In accordance with Bankruptcy Rule 3018(c), the ballots are based upon Official Form No. 14, but have been modified to meet the particular needs of these cases. PLEASE CAREFULLY FOLLOW THE DIRECTIONS CONTAINED ON EACH ENCLOSED BALLOT.

         In most cases, each ballot enclosed with this Disclosure Statement has been encoded with the amount of the Allowed Claim or Allowed Interest for voting purposes (if the Claim or Interest is a Disputed Claim or a Disputed Interest this amount may not be the amount ultimately allowed for purposes of distribution) and the Class to which the Claim or Interest has been attributed. For the convenience of the holders of Claims and Interests entitled to vote on the Plan, the ballots are color coded. The ballots with respect to Claims in Class 3 are green, Claims in Class 5 are yellow; the ballots with respect to Claims in Class 6 are white; and the ballots with respect to Claims in Class 7 are blue. The ballots distributed to the holders of Claims in Classes 3, 5, 6 and 7 have an election box.

         The ballot also provides for holders of Claims or Interest entitled to vote on the Plan to indicate their consent to certain releases; each holder of a Claim or an Interest entitled to vote on the Plan will be deemed to have consented to the releases provided in

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

Section 12.1(b) of the Plan unless that holder checks the box on its ballot indicating rejection of such proposed releases.

         If you submit more than one ballot with respect to the same Claim or Interest, only the last ballot timely received will be counted.

         Separate pre-addressed return envelopes are supplied for voting. You should take care to use the proper pre-addressed envelope to ensure that ballots are returned to the proper address.

         Master Ballots to Intermediaries. In accordance with Bankruptcy Rule 3017(e), the Debtors will send Ballots to transfer agents, registrars, servicing agents or other intermediaries holding Senior Notes for, or acting on behalf of, beneficial holders of Senior Notes (collectively, the "Intermediaries"). Each Intermediary will be entitled to receive, upon request to Poorman-Douglas Corporation, the Debtors' balloting agent, a reasonably sufficient number of Ballots to distribute to the beneficial owners of the Senior Notes for which it is an Intermediary, and the Debtors will be responsible for and pay each such Intermediary's reasonable costs and expenses associated with the distribution of Ballots to the beneficial owners of such Senior Notes and tabulation of the Ballots. Additionally, each Intermediary will receive returned Ballots and will tabulate and return the results to Poorman-Douglas in a summary "master" ballot in a form approved by the Bankruptcy Court by 5:00 p.m., New York Time, on Monday, June 16, 2003, indicating the number and dollar amount of cast Ballots in the group of Claim holders for which it is an Intermediary. The Intermediaries must certify that each beneficial holder has not cast more than one vote with respect to any given Claim for any purpose, including both for determining the number of votes and the amount of the Claim, even if such holder holds securities of the same type in more than one account. However, persons who hold Claims in more than one voting Class will be entitled to one vote in each such Class, subject to the applicable voting rules.

         Voting Multiple Claims. Separate forms of ballots are provided for voting the various Classes of Claims or Interests. Any person who holds Claims or Interests in more than one Class is required to vote separately with respect to each Class in which such person holds Claims or Interests. Please sign a separate ballot of the appropriate form to vote with respect to each such Class.

         Incomplete Ballots. ANY BALLOT RECEIVED WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR WHICH IS NOT SIGNED SHALL BE AN INVALID BALLOT AND SHALL NOT BE COUNTED FOR PURPOSES OF DETERMINING ACCEPTANCE OR REJECTION OF THE PLAN.

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                  3.       VOTING DEADLINE AND DELIVERY INSTRUCTIONS.

         Any holder of a Claim in Classes 3, 5, 6 or 7 as of the date on which the order approving this Disclosure Statement is signed by the Bankruptcy Court (the "Voting Record Date") is entitled to vote to accept or reject the Plan. The Voting Record Date is May, 20, 2003.

         THE SOLICITATION PURSUANT TO THIS DISCLOSURE STATEMENT WILL EXPIRE ON MONDAY, JUNE 16, 2003.

         TO BE COUNTED, YOUR PROPERLY FILLED AND EXECUTED BALLOT MUST BE RECEIVED BY 5:00 P.M. NEW YORK TIME ON MONDAY, JUNE 16, 2003, UNLESS THIS SOLICITATION IS EXTENDED BY ORDER OF THE BANKRUPTCY COURT. BALLOTS RECEIVED AFTER SUCH TIME WILL NOT BE COUNTED.

         IT IS OF THE UTMOST IMPORTANCE THAT YOU VOTE PROMPTLY TO ACCEPT OR REJECT THE PLAN AFTER CAREFULLY REVIEWING THE PLAN AND THIS DISCLOSURE STATEMENT.

         Deliveries of ballots, by mail, hand delivery or overnight courier should be to:

IF BY MAIL TO:                                IF BY HAND OR OVERNIGHT DELIVERY TO:
-------------                                 -----------------------------------
Wheeling-Pittsburgh Ballots                   Wheeling-Pittsburgh Ballots
c/o Poorman-Douglas Corporation               c/o Poorman-Douglas Corporation
P.O. Box 4390                                 10300 SW Allen Blvd
Portland, OR 97208-4390                       Beaverton, OR 97005

         If you did not receive or have lost the proper ballot, you may obtain a ballot by contacting Poorman-Douglas Corporation, the Debtors' balloting agent, at (877) 580-2477. Further, if you have any questions concerning these voting procedures, you can contact the balloting agent, at the same number.

         If you wish to change or withdraw your vote with respect to a particular Claim or Interest after submission of a ballot, Bankruptcy Rule 3018(a) requires that you provide notice and show cause at a hearing before the Bankruptcy Court.

         B.       CONFIRMATION HEARING.

         The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing with respect to the Plan. At the confirmation hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of Section 1129 of the Bankruptcy Code described below are met.

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         The confirmation hearing has been scheduled to begin on Wednesday, June
18, 2003, at 9:30 a.m., New York Time, before the Honorable William T. Bodoh, Chief United States Bankruptcy Judge, at the United States Bankruptcy Court for the Northern District of Ohio, United States Courthouse and Federal Building, 10 East Commerce Street, Third Floor, Youngstown, Ohio, 44503-1621. The confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the confirmation hearing. Any objection to the confirmation of the Plan must be made in writing and, on or before Monday, June 16, 2003, filed with the Bankruptcy Court, with a copy to Judge Bodoh's chambers, and, before 4:00 p.m., New York Time, on Monday, June 16, 2003, served upon (i) Debtors' bankruptcy counsel, Debevoise & Plimpton, 919 Third Avenue, New York, New York 10022;
Attention: Michael E. Wiles and Richard F. Hahn, Esq., (ii) Debtors' local counsel, Calfee, Halter, & Griswold LLP, 1400 McDonald Investment Center, 800 Superior Avenue, Cleveland, OH 44114-2688; Attention: James M. Lawniczak, Esq.,
(iii) counsel to the Noteholders Committee, Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038-4982; Attention: Lawrence M. Handelsman, Esq., (iv) counsel to the Trade Creditor Committee, Blank Rome LLP, 405
Lexington Avenue, New York, New York 10174; Attention: Marc E. Richards, Esq.
and Michael Z. Brownstein, Esq., (v) the Emergency Steel Loan Guarantee Board, 1099 14th Street, Suite 2600E, Washington DC 20005, Attn: Marguerite Owen, Esq.,
(vi) counsel to the Emergency Steel Loan Guarantee Board, Curtis,
Mallet-Prevost, Colt & Mosle LLP, 101 Park Avenue, New York, New York 10178,
Attn: Steven J. Reisman, Esq.; and (vii) the Office of United States Trustee, BP America Building, 200 Public Square, 20th Floor, Cleveland, Ohio 44114, Attn:
Andrew S. Vara, Esq.

         C.       CONFIRMATION REQUIREMENTS.

         Section 1129 of the Bankruptcy Code, which sets forth the requirements that must be satisfied in order for the Plan to be confirmed, lists the following requirements for the approval of any plan of reorganization:

                  1. A plan must comply with the applicable provisions of the Bankruptcy Code.

                  2. The proponent of a plan must comply with the applicable provisions of the Bankruptcy Code.

                  3. A plan must be proposed in good faith and not by any means forbidden by law.

                  4. Any payment made or to be made by the debtor or by a person issuing securities or acquiring property under a plan, for services or for costs and expenses in or in connection with the case, or in connection with such plan and

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         incident to the case, must be approved by, or be subject to the approval of, the court as reasonable.

                  5. (i) (A) The proponent of a plan must disclose the identity and affiliations of any individual proposed to serve, after confirmation of such plan, as a director, officer or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor, or a successor to the debtor under such plan;

                  (B) The appointment to, or continuance in, such office of such individual must be consistent with the interests of creditors and equity security holders and with public policy; and

                  (ii) The proponent of a plan must disclose the identity of any insider (as defined in the Bankruptcy Code) that will be employed or retained by the reorganized debtor, and the nature of any compensation for each insider.

                  6. Any governmental regulatory commission with jurisdiction, after confirmation of a plan, over the rates of the debtor has approved any rate change provided for in such plan, or such rate change is expressly conditioned on such approval.

                  7. Each holder of a claim or interest in an impaired class of claims or interests must have accepted the plan or must receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date. See "Acceptance by Impaired Classes" below.

                  8. With respect to each class of claims or interests, such class must accept the plan or not be impaired under the plan (subject to the "cramdown" provisions discussed below under "Confirmation Without Acceptance By All Impaired Classes").

                  9. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, a plan must provide that:

                           (i) with respect to an administrative claim and certain claims arising in an involuntary case, on the effective date of the plan, the holder of the claim will receive on account of such claim cash equal to the allowed amount of the claim;

                           (ii) with respect to a class of priority wage, employee benefit, consumer deposit and certain other claims described in

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                  Section 507(a)(3)-(7) of the Bankruptcy Code, each holder of a claim of such class will receive:

                                    (A)      if such class has accepted the
                           plan, deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or

                                    (B)      if such class has not accepted the
                           plan, cash on the effective date of the plan equal to the allowed amount of such claim; and

                           (iii) with respect to a priority tax claim of a kind specified in Section 507(a)(8) of the Bankruptcy Code, the holder of such claim will receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

                  10. If a class of claims is impaired under a plan, at least one class of claims that is impaired under such plan must have accepted the plan, determined without including any acceptance of the plan by any insider.

                  11. Confirmation of a plan must not be likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan. This is the so-called "feasibility" requirement discussed below.

                  12. All fees payable under 28 U.S.C. Section 1930, as determined by the court at the hearing on confirmation of the plan, must have been paid or the plan must provide for the payment of all such fees on the effective date of the plan.

                  13. A plan must provide for the continuation after its effective date of payment of all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of Section 1114 of the Bankruptcy Code, at any time prior to confirmation of such plan, for the duration of the period the debtor has obligated itself to provide such benefits.

         The Debtors believe that the Plan meets all the requirements of Section 1129(a) of the Bankruptcy Code except for the acceptance by the holders of Interests in Classes 9 and 11 (and other than those pertaining to voting, which has not yet taken place) and will seek a ruling of the Bankruptcy Court to this effect at the hearing on the confirmation of

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

the Plan. You are urged to consult your own counsel to evaluate each and every one of the standards for confirmation of the Plan under the Bankruptcy Code.

                  1.       ACCEPTANCE BY IMPAIRED CLASSES.

         A plan is accepted by an impaired class of claims if the holders of at least two-thirds in dollar amount and a majority in number of the claims in that class that actually cast ballots vote to accept the plan. A plan is accepted by an impaired class of equity interests if the holders of at least two-thirds of the number of equity interests in such class that actually cast ballots vote to accept such plan. In both cases, only those holders of claims or interests who actually return a ballot count in this tabulation.

         In addition to this voting requirement, Section 1129(a)(7) of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the court to be in the best interests of each holder of a claim or interest in each impaired class. See "Best Interests Test" below. In addition, if at least one impaired class accepts the Plan, the Bankruptcy Court may confirm the Plan under the "cramdown" provisions found in Section 1129(b) of the Bankruptcy Code, which permits the confirmation of a plan over the dissenting votes of certain creditors and equity interest holders. See "Confirmation Without Acceptance by All Impaired Classes" below.

                  2.       BEST INTERESTS TEST.

         As a condition to confirmation of a plan of reorganization, the plan must be in the best interests of the holders of claims against, and interests in, the debtor. To satisfy the "best interests" test, each holder of an impaired claim or an impaired interest that has not accepted the plan must receive or retain, on account of such claim or such interest, property that has a value at least equal to the value of the distribution which the holder would receive if the debtor were liquidated under Chapter 7.

         To determine what the holders of claims and interests in each impaired class would receive if the Debtors were liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from a liquidation of the Debtors' assets in the context of a hypothetical liquidation under Chapter 7. Such determination must take into account the fact that secured claims, and any costs and expenses resulting from the original Chapter 11 cases would have been paid in full from the liquidation proceeds before the balance of those proceeds were made available to pay the pre-petition unsecured claims and interests. See the Liquidation Analysis attached hereto as Appendix D.

         To determine if the plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the hypothetical liquidation of the assets

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(after subtracting the amount attributable to secured claims and costs of the bankruptcy cases) must be compared with the present value of the consideration offered to such classes under the plan.

         After consideration of the effect that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to the Debtors' creditors and equity holders, including (a) increased cost and expenses of liquidation under Chapter 7 arising from fees payable to the bankruptcy trustee and attorneys and other professional advisors to such trustee, (b) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of unexpired leases and executory contracts in connection with the cessation of the operations of Debtors, (c) the erosion of the value of the Debtors' assets in the context of an expedited liquidation required under Chapter 7 and the "fire sale" atmosphere that would prevail, (d) the adverse effects on the salability of portions of the business that could result from the possible departure of key employees and the loss of customers and vendors, (e) the cost and the expense attributable to the time value of money resulting from what is likely to be a more protracted proceeding and (f) the application of the rule of absolute priority to distributions in a Chapter 7 liquidation, the Debtors have determined that confirmation of the Plan will provide each holder of a Claim or an Interest in an impaired Class with a greater recovery than such holder would have received pursuant to a Chapter 7 liquidation of the Debtors.

         The Liquidation Analysis for the Debtors is set forth in Appendix D hereto. The analysis set forth in the Liquidation Analysis of the estimated recoveries in a liquidation of the Debtors' businesses was prepared by the Debtors. A description of the procedures followed and the assumptions and qualifications made by the Debtors in connection with such analysis is set forth in the Notes to the Liquidation Analysis.

                  3.       CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED
                           CLASSES.

         The Bankruptcy Code contains provisions for confirmation of a plan even if it is not accepted by all impaired classes, as long as (a) the plan otherwise satisfies the requirements for confirmation, (b) at least one impaired class of claims has accepted it without taking into consideration the votes of any insiders in such class and (c) the plan is "fair and equitable" and does not "discriminate unfairly" as to any impaired class that has not accepted the plan. These so-called "cramdown" provisions are set forth in Section 1129(b) of the Bankruptcy Code.

                  a.       FAIR AND EQUITABLE.

         The Bankruptcy Code establishes different "fair and equitable" tests for secured creditors, unsecured creditors and holders of equity interests. The respective tests are as follows:

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         Secured Creditors. Either (a) each impaired secured creditor of the rejecting impaired class (i) retains its liens on the collateral securing such creditor's claim or on the proceeds thereof to the extent of the amount of its secured allowed claim and (ii) receives deferred cash payments in at least the amount of such secured allowed claim with a present value at the effective date of the plan at least equal to such creditor's interest in its collateral or in the proceeds thereof or (b) the plan provides each impaired secured creditor with the "indubitable equivalent" of its claim.

         Unsecured Creditors. Either (a) each impaired unsecured creditor of the rejecting impaired class receives or retains under the plan property of a value equal to the amount of its allowed claim or (b) the holders of claims and interests that are junior to the claims of the dissenting class do not receive or retain any property under the plan.

         Holders of Equity Interests. Either (a) each holder of equity interests of the rejecting class receives or retains under the plan property of a value equal to the greater of (i) the fixed liquidation preference or redemption prices, if any, of the stock it holds or (ii) the value of such stock or (b) the holders of interests that are junior to such stock do not receive or retain any property under the plan.

         The Debtors will request the Bankruptcy Court to confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code without acceptance by Classes 8, 9 or 11. In the event that any one or more of Classes 3, 5, 6 or 7 fails to accept the Plan as required by Section 1129(a) of the Bankruptcy Code, the Debtors have determined that the Plan may be confirmed in accordance with
Section 1129(b) of the Bankruptcy Code without amendment or modification, and the holders of Allowed Interests in such Classes shall be permitted to receive or retain property distributable pursuant to the Plan only if and to the extent permitted by Section 1129(b) of the Bankruptcy Code. The Debtors believe that, in that event, no distributions will be available to the holders of Allowed Interests in such Classes. In the event that any other Class fails to accept the Plan as required by Section 1129(a) of the Bankruptcy Code, the Debtors may request the Bankruptcy Court to confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code.

                  b.       UNFAIR DISCRIMINATION.

         A plan of reorganization does not "discriminate unfairly" if a dissenting class is treated substantially equally with respect to other classes similarly situated and no class receives more than it is legally entitled to receive for its claims or interests. The Debtors do not believe that the Plan discriminates unfairly against any impaired Class of Claims or Interests.

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

         THE DEBTORS MAY SEEK CONFIRMATION OF THE PLAN UNDER THE CRAMDOWN PROVISIONS IN THE EVENT THAT ANY IMPAIRED CLASS OR CLASSES OF CLAIMS OR INTERESTS REJECT THE PLAN.

                  4.       FEASIBILITY.

         Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization not be likely to be followed by liquidation or need for further financial reorganization of the debtor (unless such liquidation or reorganization is proposed in the plan). For purposes of determining whether the Plan meets this feasibility requirement, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan while retaining a sufficient amount of cash to carry on its operations. As part of this analysis, the Debtors have prepared certain financial projections which set forth projected financial performance for the five-year period ending December 31, 2007. These projections and the significant assumptions on which they are based are set forth in "BUSINESS AND GOVERNANCE OF REORGANIZED DEBTORS -- FINANCIAL PROJECTIONS" and Appendix C hereto.

         The Debtors prepared the Projections on the basis of certain assumptions that the Debtors believe to be reasonable in the circumstances. However, the assumptions on which the Projections are based are subject to significant uncertainties and, inevitably, some assumptions may not materialize and unanticipated events and circumstances beyond the Reorganized Debtors' control may materially affect the actual financial results. See "CERTAIN FACTORS."

         Accordingly, actual operating results achieved may vary from the projected results and the variations may be material. The Debtors urge all holders of Claims and Interests that they carefully examine all of the assumptions and other caveats regarding the Projections in evaluating the Plan.

         The Projections were not prepared with a view towards compliance with the published guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding projections or forecasts. The Debtors believe, however, that the results set forth in the Projections are reasonable and attainable by the Reorganized Debtors and that, subject to the risks disclosed herein, the Reorganized Debtors will have sufficient funds available to meet its obligations under the Plan. Based upon the Projections, the Debtors believe that the Plan meets the feasibility requirement of the Bankruptcy Code.

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         D.       CONDITIONS PRECEDENT TO THE CONFIRMATION AND CONSUMMATION OF
                  THE PLAN.

                  1.       CONDITIONS TO CONFIRMATION.

         Section 13.1 of the Plan provides that, each of the following shall have occurred on or prior to the Confirmation Date as a condition precedent to the confirmation of the Plan:

                  a. the Bankruptcy Court shall have entered one or more orders, in form and substance reasonably acceptable to the ESLGB, which shall be in full force and effect and not stayed and which shall:

                           (i) find and determine that Classes 1, 2, 4, 8, 9, 10 and 11 are not entitled to vote on the Plan;

                           (ii) find and determine that all MLA Wage Deferral Claims are expunged and extinguished;

                           (iii) decree that the Plan and the Confirmation Order shall supersede any Bankruptcy Court orders issued prior to the Effective Date that are inconsistent therewith;

                           (iv) provide that pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of or as contemplated by the Plan or the revesting, transfer or sale of any real or personal property of the Debtors, the Reorganized Debtors or the Estates pursuant to, in implementation of or as contemplated by the Plan shall not be taxed under any state or local law imposing a stamp tax, a transfer tax or similar tax or fee;

                           (v) authorize the implementation of the Plan in accordance with its terms, including, without limitation, the execution and delivery of the agreements and instruments entered into pursuant to the Plan (including, without limitation, each of the Plan Documents);

                           (vi) issue the injunction and authorize the issuance of the releases and exculpations as set forth in the Plan effective on the Effective Date;

                           (vii) decree that, on the Effective Date, the transfers of assets by the Reorganized Debtors contemplated by the Plan (w) are or will be legal, valid and effective transfers of property, (x) vest or will vest in the

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                  transferee good title to such property free and clear of all
                  Claims, Interests and Liens, except those provided for in the Plan or the Confirmation Order, (y) do not or will not constitute fraudulent conveyances under any applicable law and
                  (z) do not and will not subject the Debtors, the Reorganized Debtors or property so transferred to any liability by reason of such transfer under applicable law or any theory of law, including, without limitation, any theory of successor or transferee liability; and

                           (viii)   confirm the Plan and authorize its
                  implementation in accordance with its terms; and

                  b. the ESLGB shall have approved the application of the Debtors for loan guarantees under the Steel Loan Guarantee Act, and such approval shall not have been revoked, withdrawn or modified in a manner materially adverse to the interests of any of the DIP Banks.

                  2.       CONDITIONS TO CONSUMMATION.

         The following are conditions precedent to the consummation of the Plan:

                  a. the orders referred to in Section 13.1 of the Plan, including, without limitation, the Confirmation Order, shall remain in full force and effect and not be stayed;

                  b. the events to take place on the Pre-Effective Date as specified in the Plan shall have occurred;

                  c. the New Credit Agreements shall have been executed and all conditions to the effectiveness thereof shall have been satisfied or waived by the lenders as required thereunder;

                  d. all of the Debtors' obligations under the DIP Facility shall have been satisfied in full and discharged;

                  e. the Debtors and the USWA shall have entered into the New Collective Bargaining Agreement, and the same shall be in full force and effect;

                  f. the Debtors and WHX shall have entered into the WHX Agreement, and the same shall be in full force and effect;

                  g. WPSC and Danieli shall have entered into the Danieli Modification and Assumption Agreement, and the same shall be in full force and effect;

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                  h.       WPSC, Itabira Rio Doce Company, Ltd. and Rio Doce
         Limited shall have entered into the RDL Agreement, and the same shall be in full force and effect;

                  i. WPSC and the Ohio Department of Development shall have entered into the ODOD Loan Modification Agreement, and the same shall be in full force and effect;

                  j. WPSC and the West Virginia Development Office shall have entered into the WV Loan Modification Agreement, and the same shall be in full force and effect; and

                  k. all other agreements and instruments contemplated by, or to be entered into pursuant to, the Plan, including, without limitation, each of the Plan Documents, shall have been duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

                  3.       WAIVER OF CONDITIONS TO CONFIRMATION OR CONSUMMATION.

         The Debtors may waive at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan, any condition precedent to the confirmation or the consummation of the Plan except for the condition precedent specified in clause (d) of the preceding paragraph, provided that the conditions precedent specified in clauses (c), (e) and (f) of the preceding paragraph may not be waived by the Debtors without the consent of the Creditors' Committees. Notwithstanding the foregoing, any waiver under this Section by the Debtors requires the affirmative consent of the ESLGB.

                  4.       EFFECT OF NON-OCCURRENCE OF CONDITIONS TO
                           CONSUMMATION.

         If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or this Disclosure Statement shall: (i) constitute a waiver or release of any Claims by or against, or any Interest in, the Debtors; (ii) prejudice in any manner the rights of the Debtors, (iii) constitute an admission, acknowledgement, offer or undertaking by the Debtors in any respect.

VIII.    EFFECTS OF PLAN CONFIRMATION.

         A.       CONTINUED CORPORATE EXISTENCE AND REVESTING OF ASSETS.

         Except as otherwise provided in the Plan or the Confirmation Order, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate

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corporate entity, with all the powers of the corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Except as otherwise expressly provided in the Plan or the Confirmation Order, on the Effective Date, without any further action, the Reorganized Debtors will be vested with all of the property of the Estate free and clear of all Claims, Liens and Interests and may operate their business and may use, acquire or dispose of their assets free of any restrictions imposed by the Bankruptcy Code or by the Bankruptcy Court. Except as otherwise expressly provided in the Plan or Confirmation Order, all claims against third parties on account of, and all causes of action owed to or in favor of, the Debtors (including, without limitation, any claims, rights or causes of action arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code) are hereby preserved, retained for enforcement solely and exclusively by and at the discretion of the Reorganized Debtors and are revested in the Reorganized Debtors on the Effective Date, as representatives of the Debtors' Estates in accordance with Section 1123(b)(3)(B) of the Bankruptcy Code, provided, however, that the Reorganized Debtors shall be under no obligation to pursue any such claim or cause of action. On and after the Effective Date, each Reorganized Debtor may operate its businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

         B.       DISCHARGE.

         Except as otherwise expressly provided in, and subject to, the Plan or the Confirmation Order and provided that the Effective Date shall have occurred, the confirmation of the Plan will (a) bind all holders of Claims and Interests and (b) discharge the Debtors and their estates from all Claims and Interests, to the fullest extent authorized or provided for by the Bankruptcy Code, including, without limitation, to the extent authorized or provided for by Sections 524 and 1141 thereof.

         C.       RELEASES.

         In consideration of contributions of certain parties to the Debtors' Chapter 11 cases, the Plan provides for certain waivers, exculpations, releases and injunctions.

                  1.       RELEASES BY DEBTORS AND REORGANIZED DEBTORS.

         Except as otherwise expressly provided in the Plan or in the Confirmation Order, pursuant to Section 12.1(a) of the Plan, as of the Effective Date, for good and valuable consideration, the Debtors and Reorganized Debtors in their individual capacities and as debtors-in-possession, shall be deemed to have (i) forever released, waived and discharged all Claims, obligations, suits, judgments, damages, demands, debts, rights,

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causes of action and liabilities (other than the rights of the Debtors or
Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date since the beginning of time in any way relating to the Debtors, the Reorganized Debtors, the Cases, the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against (A) the D&O Releasees (other than based on fraud, willful misconduct or in respect of any contractual obligation), (B) the WHX Releasees, (C) the DIP Banks; (D) the members of the Creditors' Committees and (E) the ESLGB and their respective directors, officers, employees, attorneys, financial advisors, agents and representatives and (ii) forever covenanted with the D&O Releasees, the WHX Releasees, the DIP Banks, members of the Creditors' Committees and the ESLGB and their respective directors, officers, employees, attorneys, financial advisors, agents and representatives, not to sue, assert and claim against or otherwise seek recovery from, any D&O Releasee, any WHX Releasee, any of the DIP Banks, any member of the Creditors' Committees, the ESLGB or any member thereof and their respective directors, officers, employees, attorneys, financial advisors, agents and representatives, whether based on tort, fraud, contract or otherwise, in connection only with any Released Liabilities of the D&O Releasees, the WHX Releasees, the DIP Banks, members of the Creditors' Committees, the ESLGB or any member thereof and their respective directors, officers, employees, attorneys, financial advisors, agents and representatives; provided, however, that the Debtors shall not be deemed to have released any claims, rights or causes of action arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code against any member of the Creditors' Committees and their respective directors, officers, employees, attorneys, financial advisors, agents and representatives. Notwithstanding the foregoing, nothing in the Plan releases or shall be deemed to release any of the Debtors from their obligations under the New Term Loan Agreement or the transactions contemplated thereby.

                  2.       RELEASES BY HOLDERS OF CLAIMS AND INTERESTS.

         Except as otherwise expressly provided in the Plan or in the Confirmation Order, pursuant to Section 12.1(b) of the Plan, on the Effective Date, (i) each holder of a Claim or Interest that voted to accept the Plan and
(ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all other holders of Claims and Interests, in consideration for the obligations of the Debtors and Reorganized Debtors under the Plan and the Cash, New Notes and New Common Stock, and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, will be deemed to have (A) forever released, waived and discharged all Claims, obligations, suits, judgments, damages, demands,

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debts, rights, causes of action or liabilities (other than the right to enforce the Debtors' or Reorganized Debtors' obligations under the Plan, and the contracts, instruments, releases, agreements, and documents delivered under the
Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date since the beginning of time in any way relating to the Debtors, the Cases, the Plan or the Disclosure Statement against (1) the D&O Releasees (other than claims or interests unrelated to the Debtors), (2) the WHX Releasees, (3) the DIP Banks, (4) the members of the Creditors' Committees and
(5) the ESLGB and their respective directors, officers, employees, attorneys, financial advisors, agents, and representatives, and (B) forever covenanted with the D&O Releasees, the WHX Releasees, the DIP Banks, members of the Creditors' Committees, the ESLGB and their respective directors, officers, employees, attorneys, financial advisors, agents and representatives, not to sue, assert and claim against or otherwise seek recovery from, any D&O Releasee, any WHX Releasee, any DIP Bank, any member of the Creditors' Committees, the ESLGB or any member thereof and their respective directors, officers, employees, attorneys, financial advisors, agents and representatives, whether based on tort, fraud, contract, or otherwise, in connection only with any Released Liabilities of the D&O Releasees, the WHX Releasees, the DIP Banks, members of the Creditors' Committees, ESLGB or any member thereof and their respective directors, officers, employees, attorneys, financial advisors, agents and representatives.

         No release under Section 12.1(b) of the Plan shall be deemed to have been given or effective with respect to any holder of a Claim or Interest that voted to accept the Plan who submitted a Ballot which is duly marked to indicate that such holder is not granting such release.

         The Debtors believe that the multi-factor showing required by the Sixth Circuit in the decision, In re Dow Corning, 280 F.3d 648, 658 (6th Cir. 2002), will not be applicable to the releases sought pursuant to Section 12.1(b) of the Plan because impaired creditors who do not consent to the releases may so indicate by checking the appropriate box in the ballot in which case the releases pursuant to Section 12.1(b) of the Plan will not be binding on them.

         D.       INJUNCTION.

         Unless otherwise provided in the Plan or the Confirmation Order, all injunctions and stays provided for in the Cases pursuant to Sections 105 and 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date, shall remain in full force and effect until the Effective Date. From and after the Effective Date, all Persons are permanently enjoined from, and restrained against, commencing or continuing in any court any suit, action or other proceeding, or otherwise asserting any claim or interest, seeking to hold

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(a) the Reorganized Debtors, (b) the property of the Reorganized Debtors or (c)
any of the D&O Releasees, the WHX Releasees, the DIP Banks, members of the Creditors' Committees, the ESLGB or any members thereof or their respective directors, officers, employees, attorneys, financial advisors, agents and representatives liable for any claim, obligation, right, interest, debt or liability that has been discharged or released pursuant to Sections 11.1, 12.1,
12.3 or 12.4 of the Plan.

         E.       RETENTION OF JURISDICTION.

         Notwithstanding entry of the Confirmation Order or the Effective Date having occurred, the Plan provides for the retention of jurisdiction by the Bankruptcy Court over the Debtors' bankruptcy cases and any proceedings arising from, or relating to, such bankruptcy cases to the fullest extent permitted by the Bankruptcy Code and other applicable law. Without limiting the generality of the foregoing, the Bankruptcy Code will retain jurisdiction for the following purposes:

                  a. to hear and determine any and all objections to the allowance, or requests for estimation, of Claims and Interests;

                  b. to consider and act on the compromise and settlement of any Claim against, or cause of action on behalf of, the Debtors or the Estates;

                  c. to hear and determine any motions pending on the Effective Date to reject any executory contract or unexpired lease and to determine the allowance of any Claim resulting therefrom;

                  d. to enter such orders as may be necessary or appropriate in connection with the recovery of the Debtors' assets wherever located, including with respect to any causes of action under Sections 544 through 550 of the Bankruptcy Code to the extent not released and waived pursuant to the terms of the Plan;

                  e. to hear and determine any and all applications for allowance of compensation and reimbursement of expenses;

                  f. to hear and determine any and all controversies, suits and disputes arising under or in connection with the interpretation, implementation or enforcement of the Plan and any of the documents intended to implement the provisions of the Plan;

                  g. to hear and determine any motions or contested matters involving Taxes, tax refunds, tax attributes and tax benefits and similar and related matters with respect to the Debtors arising prior to the Effective Date or relating to the administration of the Debtors' bankruptcy cases, including, without limitation,

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         matters involving federal, state and local Taxes in accordance with
         Sections 346, 505 and 1146 of the Bankruptcy Code;

                  h. to hear and determine any and all applications, adversary proceedings and contested matters pending on the Effective Date or that may be commenced thereafter as provided in the Plan;

                  i. to effectuate distributions under and performance of the provisions of the Plan;

                  j. to hear and determine any applications to modify any provision of the Plan to the full extent permitted by the Bankruptcy Code;

                  k. to correct any defect, cure any omission or reconcile any inconsistency in the Plan, the exhibits to the Plan and annexes thereto, or any order of the Bankruptcy Court, including the Confirmation Order, as may be necessary to carry out the purposes and intent of the Plan;

                  l. to determine such other matters as may be provided for in the Confirmation Order or as may from time to time be authorized under the provisions of the Bankruptcy Code or any other applicable law;

                  m. to enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings issued or entered in connection with the Cases or the Plan;

                  n. to enter such orders as may be necessary or appropriate in aid of confirmation and to facilitate implementation of the Plan, including, without limitation, any stay orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, revoked, modified or vacated;

                  o. to determine any other matter not inconsistent with the Bankruptcy Code; and

                  p.       to enter an order closing the Cases.

IX.      CERTAIN FACTORS.

         The factors discussed below assume confirmation and consummation of the Plan, and the transactions contemplated by the Plan, and do not include matters that could prevent confirmation or consummation of the Plan. Prior to voting on the Plan, every holder of a Claim or an Interest entitled to vote on the Plan should carefully consider the factors discussed or referenced below and elsewhere in this Disclosure Statement, including all of the information contained herein and in the Appendices hereto.

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         A.       GENERAL BUSINESS RISKS.

                  1.       CONTINUING LEVERAGE AND ABILITY TO SERVICE DEBT.

         The Debtors are highly leveraged and the Reorganized Debtors will remain highly leveraged after the consummation of the Plan. Assuming an Effective Date of June 30, 2003, the Debtors anticipate on a pro forma basis (a) total secured indebtedness of approximately $366 million and (b) total shareholders' equity of approximately $150 million at June 30, 2003. This degree of leverage poses substantial risks to the holders of the New Common Stock.

         First, although the Debtors believe that the Reorganized Debtors will be able to generate sufficient operating cash flow to pay interest on all of its outstanding debt as those payments become due, there can be no assurance they will be able to do so. The Reorganized Debtors' ability to meet their ongoing debt service obligations will depend on a number of factors, including their ability to implement the Business Plan.

         Second, there can be no assurance that the Reorganized Debtors will generate sufficient operating cash flow to repay, when due, the principal amounts outstanding under the New Credit Agreements at final maturity (which is expected to be in 2008 in the case of the New Term Loan Agreement and 2006 in the case of the new Revolving Loan Agreement) or the other indebtedness described herein. The Debtors expect that the Reorganized Debtors will be required to refinance such amounts as they become due and payable; however, there can be no assurance that any such refinancing will be consummated or, if consummated, will be in an amount sufficient to repay such obligations. If the Reorganized Debtors are unable to refinance all or any significant portion of such indebtedness, it may be required to sell assets of, or equity interests in, the Reorganized Debtors and there can be no assurance that such sales will be consummated or, if consummated, will be in an amount sufficient to repay such obligations in full.

         Finally, the high leverage, together with certain restrictions that will be placed on the Reorganized Debtors under the New Credit Agreements that are discussed below, may impair the Reorganized Debtors' ability to obtain additional financing and to take advantage of significant business opportunities that may arise. In addition, such leverage will increase the Reorganized Debtors' vulnerability to adverse general economic and steel industry conditions.

                  2.       FINANCIAL COVENANT RESTRICTIONS.

         The New Credit Agreements will contain restrictive financial and operating covenants, including provisions that will limit the Reorganized Debtors' ability to make capital expenditures. Although the Debtors believe that the Reorganized Debtors will

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have sufficient resources and flexibility under the New Credit Agreements to make the capital expenditures necessary to maintain its competitive position, there can be no assurance that the Reorganized Debtors will be able to make such necessary capital expenditures. If the Reorganized Debtors is unable to make such necessary capital expenditures as a result of these covenants, the Reorganized Debtors' competitive position could be adversely affected.

         In addition, the Reorganized Debtors' ability to comply with the financial covenants to be contained in the New Credit Agreements will be dependent on the Reorganized Debtors' future performance, which will be subject to prevailing economic conditions and other factors beyond the Reorganized Debtors' control. The Reorganized Debtors' failure to comply with such covenants could result in a default or an event of default, permitting the lenders to accelerate the maturity of indebtedness under the New Credit Agreements and to foreclose upon any collateral securing such indebtedness. Any such default, event of default or acceleration could also result in the acceleration of the Reorganized Debtors' other indebtedness to the extent the documents governing such other indebtedness contain cross-default or cross-acceleration provisions.

                  3.       COMPETITION.

         Based on International Iron and Steel Institute statistics, the Debtors rank as the 8th largest domestic integrated steel producer. Many of their large competitors have superior credit ratings, and because of their larger size and superior credit ratings, the Debtors may be at a disadvantage in competing with them. In addition, volume and selling prices of the Debtors are dependent on the behavior of the Debtors' competitors, certain of whom already enjoy better cost structures than the Debtors, or may emerge from bankruptcy with more favorable cost structures than the Debtors. There can be no assurance that such competitors will not be successful in capturing the Debtors' market share or forcing them to reduce selling prices in order to compete.

         In addition, domestic integrated producers, such as the Debtors, have lost market share in recent years to domestic mini-mill producers. Mini-mills produce steel by melting scrap in electric furnaces. Although mini-mills generally produce a narrower range of steel products than integrated producers, they typically enjoy competitive advantages such as lower capital expenditures for construction of facilities, lower raw material costs and non-unionized work forces with lower employment costs and more flexible work rules. The Debtors believe that the construction of the EAF as provided in the New Business Plan will permit the Reorganized Debtors to compete more effectively with the mini-mills.

         However, there can be no assurance that the New Business Plan will be successful. For a detailed discussion of the EAF and the Debtors' business plan, see "BUSINESS AND GOVERNANCE OF REORGANIZED DEBTORS - NEW

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BUSINESS PLAN" In addition, please see "THE DEBTORS - DEBTORS' BUSINESSES -
Competition" for more discussion of domestic and foreign competitive conditions relating to the Debtors.

                  4.       OVERCAPACITY IN THE STEEL INDUSTRY.

         There is an excess of global steel-making capacity over global consumption of steel products. This has caused shipment and production levels for the Debtors' operations to vary from year to year and quarter to quarter, affecting the Debtors' results of operations and cash flows. Over the past five years, the Debtors' steel shipments have varied from a high of 2.4 million net tons in 1999 to a low of 2.0 million net tons in 2001 excluding shipment of 0.9 million tons in 1997 which was affected by a ten month work stoppage which ended in August 1997. Production levels as a percentage of capacity have ranged from a high of 101.9% in 1998 to a low of 81.0% in 2001, excluding a 27.6% of production rate in 1997 which was affected by a ten month work stoppage which indeed in August 1997. Many factors influence these results, including demand in the domestic market, international currency conversion rates and domestic and international government actions.

                  5.       CYCLICAL NATURE OF THE DEBTORS' BUSINESSES.

         Demand for most of the Debtors' products is cyclical in nature and sensitive to general economic conditions. The Debtors' business supports cyclical industries such as the appliance and construction industries. As a result, future downturns in the U.S. economy or any of these industries could adversely affect the Reorganized Debtors' results of operations and cash flows.

                  6.       EFFECT OF IMPORTS ON THE DOMESTIC MARKET.

         Steel imports to the United States accounted for an estimated 27% of the domestic steel market for the year 2002, 24% for the year 2001, and 27% for the year 2000. Imports of steel depress domestic price levels, and have an adverse effect upon the Debtors' revenue, income and cash flows. Over the past five years, the average transaction prices for the Debtors' steel products have ranged from a high of $590 per net ton in 1997 to a low of $412 per net ton in 2001.

         The trade remedies announced by President Bush, under Section 201 of the Trade Act of 1974, on March 5, 2002 became effective for imports entering the U.S. on and after March 20, 2002 and are intended to provide protection against imports from certain countries. However, there are products and countries not covered and imports of these exempt products or of products from these countries may still have an adverse effect upon the Debtors' revenues and income. Since March 5, 2002, the Department of Commerce and the Office of the United States Trade Representative have announced the

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exclusion of 727 products from the trade remedies. When announcing the seventh set of exclusions on August 22, 2002 it was also announced that no further exclusions would be granted in 2002 and that beginning in November 2002 there would be another opportunity for parties to submit exclusion requests for consideration by March 2003. The exclusions granted have weakened the protection initially provided by this relief. Various countries have challenged President Bush's action with the World Trade Organization and taken other actions responding to the Section 201 remedies. The Projections assume that Section 201 tariffs on certain imported steel will be in place, on a gradually declining basis, through March 2005. There can be no assurance that the Section 201 provisions will be as effective as have been assumed in the Projections.

                  7.       CAPITAL REQUIREMENTS.

         The Debtors' operations are capital intensive. The Projections forecast that capital expenditures for the five-year period ending December 31, 2007, will aggregate approximately $313.5 million. While the Projections assume that the Reorganized Debtors will be able to fund these requirements from operating cash flow and out of the proceeds of borrowings under the New Credit Agreements, there can be no assurance in this regard. For more information, see the Financial Projections annexed hereto as Appendix C.

                  8.       RISK OF BUSINESS INTERRUPTIONS.

         Steel-making, product marketing and raw materials operations are subject to unplanned events such as explosions, fires, inclement weather, accidents and transportation interruptions. To the extent these events are not covered by insurance, the Debtors' cash flows may be adversely impacted by such events.

                  9.       LABOR.

         The majority of the Debtors' hourly employees are covered by a collective bargaining agreement with the USWA that expires on January 31, 2006. Other hourly employees are either represented by other unions or are non-union operating employees. Any potential strikes or work stoppages and the resulting adverse impact on the Reorganized Debtors' relationships with their customers could have a material adverse effect on the Reorganized Debtors' business, financial condition or results of operations. The Debtors believe that as a result of their most recent negotiations with the USWA their labor costs will continue to be among the lowest in the domestic integrated industry. There can be no assurance, however, that ultimately other producers will not receive labor agreements which provide them with a competitive advantage.

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         In addition, mini-mill producers and certain foreign competitors and producers of comparable products do not have unionized work forces. This may place the Reorganized Debtors at a competitive disadvantage.

                  10.      ENVIRONMENTAL COMPLIANCE AND REMEDIATION.

         The Debtors' businesses are subject to numerous federal, state and local laws and regulations relating to the protection of the environment. These laws are constantly evolving and have become increasingly stringent. The ultimate impact of complying with existing laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. These environmental laws and regulations, particularly the Clean Air Act, could result in substantially increased capital, operating and compliance costs. The Debtors are also involved in a number of environmental remediation projects at operating locations and are involved in a number of other remedial actions under federal and state law. Environmental expenditures were $1.7 million in 2002, $0.8 million in 2001 and $3.4 million in 2000. For more information, see "THE DEBTORS - THE DEBTORS' BUSINESSES - Environmental Matters".

                  11.      RETIREE HEALTHCARE COSTS.

         The Debtors maintain defined benefit retiree healthcare plans covering substantially all employees upon their retirement. Healthcare benefits are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both the subject of various cost-sharing features. Benefits are provided for the most part based on fixed amounts negotiated in labor contracts with the appropriate unions. The Debtors reported an unfunded obligation for these benefit obligations in the amount of $314.1 million as of December 31, 2002 and $307.1 million as of December 31, 2001. The Debtors recorded related costs of $13.0 million for the year ended December 31, 2002 and $13.9 million for the year ended December 31, 2001. Mini-mills, foreign competitors and many producers of products that compete with steel provide lesser benefits to their employees and retirees and this difference in cost could adversely impact our competitive position.

                  12.      PENSION PLANS.

         In conjunction with the implementation of the Plan, the Reorganized Debtors will cease to be participating employers under and will separate from the WHX Pension Plan. The terms of the separation will be governed by the WHX Agreement. The terms of a new pension program will be determined through ongoing discussions between the Debtors and the USWA. In addition, the Debtors will continue as participating employers in the Central States Plan. The Reorganized Debtors will have substantial ongoing funding obligations in connection with the pension plans. Although the Debtors

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believe that the Reorganized Debtors will be able to generate sufficient operating cash flow to fund the pension plans on an ongoing basis, there can be no assurance they will be able to do so.

                  13.      CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS.

         Certain U.S. federal income tax implications of the Debtors' bankruptcy and reorganization may increase the U.S. federal income tax liability of the Reorganized Debtors. The U.S. federal income tax consequences of the implementation of the Plan to holders of Claims are complex and subject to uncertainty. Certain U.S. tax attributes of the Debtors, including net operating loss carryovers, may be reduced or eliminated as a consequence of the Plan. The elimination or reduction of net operating loss carryovers and such other tax attributes may increase the amount of tax payable by the Reorganized Debtors following the implementation of the Plan as compared with the amount of tax payable had no such elimination or reduction been required.

         See "CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN", for a discussion of the U.S. federal income tax consequences for certain holders of Claims and certain Debtors resulting from the implementation of the Plan.

                  14.      PROJECTIONS.

         The Projections included in Appendix C to this Disclosure Statement represent the Debtors' best estimate of the most likely results of the Reorganized Debtors' operations following the consummation of the Plan and are dependent on, among other things, the successful implementation of the New Business Plan. These Projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the successful implementation of the New Business Plan, the anticipated future performance of the Reorganized Debtors, industry performance, general business and economic conditions and other matters, most of which are beyond the Debtors' control and some of which may not materialize. In addition, unanticipated events and circumstances occurring after the preparation of the Projections may affect the Reorganized Debtors' actual financial results. Therefore, the actual results achieved throughout the periods covered by the Projections may vary significantly from the projected results.

         B.       RISKS RELATING TO NEW COMMON STOCK.

                  1.       POTENTIAL LIQUIDITY OF NEW COMMON STOCK.

         The Reorganized Debtors will use their best efforts to secure the listing of the New Common Stock on the NASDAQ National Market System (or, in the event the Reorganized Debtors fail to meet the listing requirements of the NASDAQ National Market System, on such other exchange or system on which the New Common Stock

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may be listed) as soon as practicable following the Effective Date. There can be no assurance, however, that the New Common Stock will be listed on the NASDAQ National Market System or on such other exchange or system. Accordingly, there can be no assurance that a holder of the shares of New Common Stock will be able to sell such shares in the future or as to the price at which such shares might trade.

         The value of the New Common Stock held in reserve under Section 10.2.3 of the Plan is likely to fluctuate. The Debtors do not represent or warrant that the value of any such securities will not decline after the Effective Date or otherwise assume any risk of loss which the holder of a Disputed Claim or a Disputed Interest which becomes an Allowed Claim or an Allowed Interest, as applicable, after the Effective Date may suffer by reason of any decline in value of a reserved security pending determination of the amount of such Disputed Claim or Disputed Interest. The risk or benefit of any appreciation or depreciation in the value of any reserved securities shall be borne by the party to whom such security is ultimately distributed.

                  2.       RESTRICTIONS ON TRANSFER.

         Holders of the New Common Stock who are deemed to be "underwriters" as defined in Section 1145(b) of the Bankruptcy Code, including holders who are deemed to be Debtors' "affiliates" or "control persons" within the meaning of the Securities Act, will be unable freely to transfer or to sell their securities except pursuant to (a) "ordinary trading transactions" by a holder that is not an "issuer" within the meaning of Section 1145(b), (b) an effective registration of such securities under the Securities Act and under equivalent state securities or "blue sky" laws or (c) pursuant to the provisions of Rule 144 under the Securities Act or another available exemption from such registration requirements. For a description of the registration rights that will be granted to the holders of New Common Stock, see "SECURITIES LAW CONSIDERATIONS -- SUBSEQUENT TRANSFERS OF SECURITIES."

                  3.       DILUTION.

         After the Effective Date, assuming that (a) all shares of New Common Stock that may potentially be issued pursuant to the profit sharing provisions of the New Collective Bargaining Agreement have been issued and (b) management stock grants and options covering all shares of New Common Stock reserved under the Management Stock Incentive Plan have been granted and exercised, holders of the Allowed Claims in Class 6 would own materially less than 34.1% of the New Common Stock and holders of the Allowed Claims in Class 7 would own materially less than 15.9% of the New Common Stock.

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                  4.       DIVIDEND POLICIES.

         Because all cash flow will be used in the foreseeable future to make payments under the New Credit Agreements and applicable Plan Documents may restrict or prohibit the payment of dividends, the Debtors do not anticipate paying any dividends on the New Common Stock until such time as the indebtedness outstanding under the New Credit Agreements is repaid in full or refinanced. Certain institutional investors who are only permitted to invest in dividend-paying equity securities or operate under other restrictions prohibiting or limiting their ability to invest in securities similar to the New Common Stock may not be permitted to invest in the New Common Stock.

X.       SECURITIES LAW CONSIDERATIONS.

         Certain of the Debtors' creditors will receive New Common Stock pursuant to the Plan. Section 1145 of the Bankruptcy Code provides certain exemptions from the securities registration requirements of Federal and state securities laws with respect to the distribution of securities pursuant to the Plan.

         A.       ISSUANCE OF SECURITIES.

         Section 1145 of the Bankruptcy Code exempts the original issuance of securities under a plan of reorganization (as well as subsequent distributions by the Distribution Agent) from registration under the Securities Act of 1933 (the "Securities Act") and state law. Under Section 1145, the issuance of securities pursuant to the Plan is exempt from registration if three principal requirements are satisfied: (1) the securities must be issued by a debtor, its successor, or an affiliate participating in a joint plan with the debtor, under a plan of reorganization; (2) the recipients of the securities must hold a claim against the debtor or such affiliate, an interest in the debtor or such affiliate, or a claim for an administrative expense against the debtor or such affiliate; and (3) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor or such affiliate or "principally" in such exchange and "partly" for cash or property. The Debtors believe that the issuance to the holders of Administrative Claims, MLA Wage Deferral Claims, Claims under and in connection with the Modified Labor Agreement and Claims in Classes 6 and 7 of the New Common Stock and the issuance to the holder of Claims in Class 5 of the New Notes will satisfy all three conditions because: (a) the issuances are expressly contemplated under the Plan;
(b) the recipients are holders of "claims" against or "interests" in the Debtors; and (c) the recipients would obtain the New Common Stock or the New Notes in exchange for their prepetition Claims or Interests.

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         B.       SUBSEQUENT TRANSFERS OF SECURITIES.

         The securities issued pursuant to the Plan may be freely transferred by most recipients following distribution under the Plan, and all resales and subsequent transactions in such securities, are exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

                  (i) persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

                  (ii) persons who offer to sell securities offered under a plan for the holders of such securities;

                  (iii) persons who offer to buy such securities for the holders of such securities, if the offer to buy is: (A) - with a view to distributing such securities; or (B) made under a distribution agreement; and

                  (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

         Under Section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

         To the extent that persons deemed to be "underwriters" receive securities pursuant to the Plan, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters, however, may be able to sell such securities without registration subject to the provisions of Rule 144 under the Securities Act, which permits the public sale of securities received pursuant to the Plan by persons who would be deemed to be "underwriters" pursuant to Section 1145 of the Bankruptcy Code, subject to the availability to the public of current information regarding the issuer and to volume limitations and certain other conditions.

         Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Common Stock or the New Notes would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving distributions under the Plan would be an "underwriter" with respect to the New Common Stock or the New Notes.

         Given the complex and subjective nature of the question of whether a particular holder may be an underwriter, the Debtors make no representation concerning the right of

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any person to trade in the securities issued pursuant to the Plan. The Debtors recommend that potential recipients of a large amount of securities consult their own counsel concerning whether they may freely trade such securities without compliance with the Securities Act.

         Under the Registration Rights Agreement, certain holders of the Notes who will receive New Common Stock as of the Effective Date will be entitled, under certain circumstances, to require Reorganized WPC to register the resale of their New Common Stock and New Notes under the Securities Act. However, no registration rights will be provided to other holders of New Common Stock. See "PLAN OF REORGANIZATION - MEANS FOR IMPLEMENTATION OF THE PLAN - Registration Rights Agreement."

XI.      CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.

         The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims. The following discussion does not apply to (i) holders whose Claims or interests are entitled to reinstatement or payment solely in cash under the Plan, or are otherwise unimpaired under the Plan and (ii) holders whose Claims or interests are extinguished without a distribution in exchange therefor.

         The following discussion is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), the Treasury Regulations promulgated thereunder, judicial decisions and published rulings and pronouncements of the U.S. Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in these rules, or new interpretations of these rules, may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below.

         The U.S. federal income tax consequences of the Plan are complex and subject to significant uncertainties. Also, the U.S. federal income tax consequences to holders of Claims may vary based on the individual circumstances of each holder. The Debtors have not requested a ruling from the IRS with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this discussion does not address foreign, state or local tax consequences of the Plan, and it does not purport to address the U.S. federal income tax consequences of the Plan to special classes of taxpayers, such as foreign taxpayers, broker-dealers, banks, insurance companies, financial institutions, small business investment corporations, regulated investment companies, retirement plans, tax-exempt organizations, investors in passthrough entities, dealers in securities, U.S. expatriates, persons who have acquired the Claims as part of a straddle, hedge, conversion transaction or other integrated investment and litigation claimants.

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

         This discussion assumes that the various debt and other arrangements to which each of the Debtors is currently a party and any consideration issued by each of the Debtors under the Plan will be respected for U.S. federal income tax purposes in accordance with their form.

         ACCORDINGLY, THE FOLLOWING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED ON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO THE HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PLAN.

         A.       CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS.

                  1.       CANCELLATION OF DEBT INCOME.

         In general, the discharge of a debt obligation by a debtor for an amount less than the remaining balance of the debt obligation (as determined for U.S. federal income tax purposes) gives rise to cancellation of debt ("COD") income which must be included in the debtor's income, subject to certain exceptions. One of the exceptions applies to corporate and certain other debtors if the discharge is granted in a title 11 bankruptcy case or pursuant to a plan approved by a bankruptcy court.

         In general, no portion of the COD income recognized by debtors in bankruptcy is includable in income; however, a debtor must reduce its net operating loss ("NOL") carryforwards and other tax attributes, such as general business credits, minimum tax credits, capital loss carryforwards, tax basis in assets and foreign tax credits, by the amount of any COD income. To the extent that the amount of COD income exceeds the tax attributes available for reduction, the remaining excludable COD income is forgiven. Tax attribute reductions will be made after the determination of the income taxes for the taxable year during which the COD income is realized.

         As a result of the discharge of Claims pursuant to the Plan, certain Debtors will incur COD income, resulting in a reduction of the NOL carryforwards, and, possibly, the tax basis in the assets of the Debtors. The Debtors believe that the amount of COD income will be substantial, but the precise amount of COD income and resulting tax attribute reduction of each of the Debtors will depend, in part, on the fair market value of the New Common Stock and the New Notes, the amount of cash distributed and the dollar amount of Claims ultimately allowed. It is possible that the Debtors will not have any NOL carryforwards following the implementation of the Plan.

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

                  2.       LIMITATIONS ON NOL CARRYFORWARDS AND OTHER TAX
                           BENEFITS.

         Following the implementation of the Plan, the NOLs, if any, and certain other tax attributes of the Debtors allocable to the period prior to the consummation of the Plan will be subject to the limitations imposed by Section 382 of the Tax Code ("Section 382") if the Debtors experience an "ownership change" as defined in Section 382. The Debtors anticipate that an ownership change will occur with respect to the Debtors upon implementation of the Plan.

         Under Section 382, after a corporation undergoes an ownership change the amount of its pre-change losses that may be utilized to offset future taxable income is, in general, subject to an annual limitation ("Section 382 Limitation") equal to the product of (i) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (e.g., 4.58% for ownership changes occurring in May 2003). Any unused Section 382 Limitation may be carried forward, thereby increasing Section 382 Limitation in the subsequent taxable year. However, if the corporation does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, Section 382 Limitation resulting from the ownership change is zero.

         In addition, Section 382 Limitation may be increased if the loss corporation has a net unrealized built-in gain at the time of an ownership change. If, however, the loss corporation has a net unrealized built-in loss at the time of an ownership change, Section 382 Limitation may apply to such net unrealized built-in loss. Although the issue is not free from doubt, the Debtors do not anticipate to be in a net unrealized built-in loss position at the time when the Plan is implemented.

         However, two special rules, Sections 382(l)(5) and 382(l)(6) of the Tax Code, potentially apply to an ownership change that occurs pursuant to a plan of reorganization in a title 11 bankruptcy case. If the Debtors qualify for Section 382(l)(5) and do not elect out of its application, Section 382 Limitation will not apply to the Debtors' pre-change losses, such as, NOLs, if any. However, such pre-change NOLs available for carryforward would be reduced by interest paid or accrued on indebtedness converted to New Common Stock under the Plan during the three taxable years preceding the year of the ownership change and during the portion of the taxable year of the ownership change ending on the date of the consummation of the Plan. In addition, if the Debtors experience a second ownership change under Section 382 within the two-year period following the consummation of the Plan, Section 382(l)(5) will not apply to the second ownership change, and any NOLs remaining after the second ownership change would be eliminated. Although the issue is not free from doubt, the Debtors believe that Section 382(l)(5) applies to the ownership change experienced by the Debtors upon the implementation of the Plan. However, there is no assurance that the IRS will concur with

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this view. If Section 382(l)(6) applies to the Debtors' ownership change,
Section 382 Limitation will be determined based on the fair market value of stock of the Debtors immediately after the ownership change rather than the fair market value of stock of the Debtors immediately before the ownership change.

                  3.       ALTERNATIVE MINIMUM TAX.

         In general, an alternative minimum tax ("AMT") is imposed on a corporation's "alternative minimum taxable income" ("AMTI") at a 20% rate to the extent that such tax exceeds the corporation's regular tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular federal income tax purposes by available NOL carryforwards, a corporation is generally entitled to offset no more than 90% of its AMTI with NOLs as recomputed for AMT purposes. Any AMT that the corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to AMT.

                  4.       APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS.

         Since, among other terms, the interest rates on the New Notes could be at higher rates under certain circumstances, the New Notes may be treated as "applicable high yield discount obligation" ("AHYDO"). See "THE PLAN OF REORGANIZATION - MEANS FOR IMPLEMENTATION OF THE PLAN - New Notes" above for a discussion of the circumstances leading to higher interest rates. Under the AHYDO rules contained in section 163(e) and 163(i) of the Tax Code, if the New Notes have a term of more than five years, significant original issue discount ("OID," as defined in the Tax Code) and a yield-to-maturity of 5% or more in excess of the applicable federal rate ("AFR") in effect for the month that includes the issue date (e.g., 3.15% for debt instruments issued in May 2003 with a term of over three years but not over nine years), then interest deductions in respect of OID accruing on such debt will be deferred until amounts in respect of such OID are paid in cash. Moreover, to the extent the yield-to-maturity of such debt exceeds the sum of the AFR in effect for the month that includes the issue date plus 6%, the deduction for a ratable portion of the OID will be permanently disallowed.

         B. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS.

         The U.S. federal income tax consequences of the Plan to holders of Claims depend, in part, on whether such Claims constitute "securities" for U.S. federal income tax purposes. The term "security" is not defined in the Tax Code or in the Treasury

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Regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities.

                  1.       CONSEQUENCES TO HOLDERS OF NOTEHOLDER CLAIMS.

         The receipt of New Common Stock, the New Notes and Cash in satisfaction of a Noteholder Claim likely would constitute a "recapitalization" for U.S. federal income tax purposes if such Claim constitutes a "security" for U.S. federal income tax purposes. If the exchange is treated as a recapitalization, the holder of such Claim generally will not recognize loss upon such exchange, but will recognize any gain to the extent of the fair market value of any consideration received other than New Common Stock (such as Cash, the New Notes or, if any, proceeds from insurance). Although the issue is not free from doubt, the fair market value of the New Notes, for this purpose, should be their issue price. See "Original Issue Discount with respect to New Notes" below for a discussion of the issue price.

         It is also possible that the receipt of New Common Stock, the New Notes and Cash by the holder of a Noteholder Claim may be treated as part of a non-recognition transaction under Section 351 of the Tax Code. If so treated, such holder would not recognize any loss, but would recognize any gain to the extent of the greater of (i) the fair market value of any consideration received other than New Common Stock (such as Cash, the New Notes and, if any, proceeds from insurance) and (ii) the accrued market discount, if any (see "Market Discount" below). Although the issue is not free from doubt, the Debtors intend to take the position that a Noteholder Claim constitutes a security, and the transfer of New Common Stock, the New Notes and Cash in satisfaction of a Noteholder Claim constitutes a "recapitalization," for U.S. federal income tax purposes.

         Generally, the gain will be a long-term capital gain if the Claim is a capital asset in the hand of the holder and the holder has held such Claim for more than one year, unless the holder had previously claimed a bad debt deduction or the holder had accrued market discount with respect to such Claim. See "Market Discount" below for a discussion of the character of any gain recognized from a Claim with accrued market discount. In addition, the holder's aggregate tax basis in any New Common Stock received in satisfaction of the Claim (other than a Claim or portion thereof for accrued but unpaid interest) will equal the holder's aggregate adjusted tax basis in its Claim increased by any gain recognized with respect to such Claim and decreased by the fair

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market value of any consideration other than New Common Stock received with respect to such Claim (such as Cash, the New Notes and, if any, proceeds from insurance). In general, the holder's holding period for the New Common Stock received will include the holder's holding period for the Claim except to the extent that the New Common Stock was issued in respect of a Claim for accrued but unpaid interest. The initial tax basis of the New Notes will be the fair market value of the New Notes, and the holding period will begin the day following the issuance of the New Notes.

                  2. CONSEQUENCES TO HOLDERS OF CLASS 5 CLAIMS (OTHER THAN NOTEHOLDER CLAIMS).

         In general, a holder of any Class 5 Claim (other than a Noteholder Claim) would recognize gain or loss in an amount equal to the difference between
(i) the aggregate of the Cash and the issue price of the New Notes and, if any, other consideration received by the holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest).

         Generally, the gain or loss will be a long-term capital gain or loss if the Claim is a capital asset in the hand of the holder and the holder has held such Claim for more than one year, unless the holder had previously claimed a bad debt deduction or the holder had accrued market discount with respect to such Claim. See "Market Discount" below for a discussion of the character of any gain recognized from a Claim with accrued market discount. In addition, the holder's initial tax basis in the New Notes will be the issue price of the New Notes and the holding period will begin the day following the issuance of the New Notes. See "Original Issue Discount with respect to New Notes" below for a discussion of the issue price.

                  3.       CONSEQUENCES TO HOLDERS OF CLASS 7 CLAIMS.

         The receipt of New Common Stock in exchange for Class 7 Claims likely would not constitute a "recapitalization" or other "reorganization" transaction for U.S. federal income tax purposes. Accordingly, a holder of such Claim may recognize gain or loss in an amount equal to the difference between (i) the fair market value of New Common Stock and, if any, other consideration received by the holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest), and (ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). If the exchange is so treated, see "Consequences to Holders of Class 5 Claims (other than Noteholder Claims)" above for a discussion of the character of the gain or loss so recognized. The tax basis of the New Common Stock will be its fair market value, and its holding period will begin the day following its issuance.

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

         Notwithstanding the foregoing, it is possible that the receipt of New Common Stock may be treated as part of a non-recognition transaction under
Section 351 of the Tax Code. If the transaction were so treated, a holder would not be permitted to recognize any loss, but such holder would be required to recognize any gain to the extent of the accrued market discount, if any (see "Market Discount" below). See "Consequences to Holders of Noteholder Claims" above for a discussion of the character of the gain so recognized and the holder's tax basis and holding period in the New Common Stock so received. Although the issue is not free from doubt, the Debtors intend to treat the satisfaction of Class 7 Claims for New Common Stock as a fully taxable transaction, in which holders would recognize both gain and loss, as applicable.

                  4.       DISTRIBUTIONS IN DISCHARGE OF ACCRUED INTEREST.

         Pursuant to the Plan, all distributions in respect of an Allowed Claim will be allocated first to the principal amount of the Claim, with any excess allocated to the remaining portion of the Claim. However, there is no assurance that such allocation would be respected by the IRS for U.S. federal income tax purposes. In particular such allocation may be technically precluded by an existing Treasury Regulation. In general, to the extent that any amount received (whether stock, cash, or other property) by a holder of a debt is treated as received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if and to the extent not previously included in the holder's gross income). Conversely, a holder would generally recognize a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. However, it is possible that the IRS may seek to deny loss recognition with respect to Claims allocable to accrued interest held against Debtors by treating such Claims as having been transferred in a non-recognition transaction. Although the issue is not free from doubt, the Debtors intend not to treat such Claims as having been transferred in a non-recognition transaction. Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

                  5.       MARKET DISCOUNT.

         A holder that purchased its Claim from a prior holder with market discount will be subject to the market discount rules of the Tax Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

         To the extent that a holder's Claim is exchanged in a "recapitalization" for U.S. federal income tax purposes, any accrued market discount not treated as ordinary income

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

upon such exchange should carry over, on an allocable basis, to any New Common Stock received, such that any gain recognized by the holder upon a subsequent disposition of such New Common Stock would be treated as ordinary income to the extent of any accrued market discount not previously included in income.

                  6.       ORIGINAL ISSUE DISCOUNT WITH RESPECT TO NEW NOTES.

         A debt instrument will be considered to have OID for U.S. federal income tax purposes if the "stated redemption price at maturity" of such debt instrument exceeds its "issue price" (as described below) by more than a de minimis amount (i.e., 0.25% of the stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date). The stated redemption price at maturity of a debt instrument is the aggregate of all payments due to the holders under such debt instrument at or before its maturity date, other than "qualified stated interest." Qualified stated interest is interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at fixed intervals of one year or less during the entire term of the instrument at certain specified rates.

         Generally, the "issue price" of a debt instrument issued for property other than cash depends on whether such debt instrument or such property is treated as being publicly traded. If the debt instrument or the property is treated as being publicly traded, then the issue price of such debt instrument will be the fair market value of the debt instrument or the property for which it is issued. The issue price of a debt instrument that is neither publicly traded nor issued for property so traded will generally be its stated principal amount if the debt instrument provides for "adequate stated interest." Generally, a debt instrument will have adequate stated interest so long as interest is payable on the instrument at a rate at least equal to the appropriate AFR.

         Because, among other terms, the interest on the New Notes may be paid in kind during their term, the New Notes will have OID which should not be de minimis. As a result, according to Treasury Regulations, a holder of a New Notes will have to include OID income as interest income over the term of the New Notes under a constant yield-to-maturity basis, regardless of such holder's method of accounting and regardless of when interest is actually paid in cash.

         Also, because the interest rates on the New Notes could be at higher rates (see "THE PLAN OF REORGANIZATION - MEANS FOR IMPLEMENTATION OF THE PLAN - New Notes"), the New Notes may be subject to the contingent payment debt instrument rules set forth in the Treasury Regulations. If the contingent payment debt instrument rules apply to the New Notes, a holder of New Notes may be required to recognize additional income before such holder receives or becomes entitled to such income. In addition, ordinary income rather than capital gain treatment may apply to any gain on the sale, exchange or other disposition of the New Notes.

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

         THE RULES GOVERNING ORIGINAL ISSUE DISCOUNT AND CONTINGENT PAYMENT DEBT INSTRUMENTS ARE EXTREMELY COMPLEX. ALL HOLDERS OF THE NEW NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE RECEIPT, HOLDING AND DISPOSITION OF THE NEW NOTES.

                  7.       INFORMATION REPORTING AND WITHHOLDING.

         All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding"
(i) at the fourth-lowest rate of tax applicable to unmarried individual U.S. persons on payments made before the close of the calendar year 2010 (30% in 2003, 29% in 2004 and 2005, and 28% in 2006 through 2010), and (ii) at the rate of 31% on payments made after calendar year 2010. Backup withholding generally applies if the holder (i) fails to furnish its social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number, that it is a U.S. person for U.S. federal income tax purposes and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment of tax, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

         THE FOREGOING DISCUSSION HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, and OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

XII.     ALTERNATIVES TO THE PLAN.

         A.       ALTERNATIVE PLAN OF REORGANIZATION.

         If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a different plan of reorganization might contemplate either a reorganization and continuation of all or part of Debtors' businesses or an orderly liquidation of all of the Debtors' assets.

         With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plan and believe that the Plan

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enables the holders of impaired Claims and Interests to realize greater value under the circumstances than under other available alternatives.

         In a liquidation under Chapter 11, the Debtors' assets would be sold in a more orderly fashion and over a more extended period of time than in a liquidation under Chapter 7, probably resulting in somewhat greater recoveries. Further, a trustee is not required in a Chapter 11 case and, accordingly, the expenses for professional fees most likely would be lower than in a Chapter 7 case. The Debtors believe that, although preferable to a Chapter 7 liquidation, a liquidation under Chapter 11 would still not realize the full going concern value of their businesses and, as it would be more protracted than the restructuring contemplated by the Plan, would involve greater administrative expenses than the Plan. Consequently, the Debtors believe that a liquidation under Chapter 11 is a much less attractive alternative to holders of impaired Claims and Interests than the Plan because the Plan provides for a greater return to such holders than would likely be realized in a Chapter 11 liquidation.

         B.       LIQUIDATION UNDER CHAPTER 7.

         If the Plan is not confirmed, the Debtors' Chapter 11 cases may be converted to cases under Chapter 7 of the Bankruptcy Code, in which a bankruptcy trustee would be appointed to liquidate the Debtors' assets for distribution to the holders of Claims and Interests in accordance with priorities established by the Bankruptcy Code. A discussion of the effect that a Chapter 7 liquidation would have on the recovery of the holders of Allowed Claims and Allowed Interests is set forth under "CONFIRMATION AND CONSUMMATION PROCEDURES -- Confirmation Requirements -- Best Interests Test." The Debtors believe that a liquidation under Chapter 7 would result in a smaller distribution to such holders than those provided for in the Plan because of (i) increased costs and expenses arising from fees payable to a bankruptcy trustee and attorneys and other professional advisors to such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of unexpired leases and executory contracts in connection with the cessation of the Debtors' operations, (iii) the erosion of the value of the Debtors' assets in the context of an expedited liquidation required under Chapter 7 and the "fire sale" atmosphere that would prevail, (iv) the adverse effects on the salability of portions of the business that could result from the possible departure of key employees and the loss of customers and vendors and (v) the cost attributable to the time value of money resulting from what is likely to be a more protracted proceeding. For more details, see the Liquidation Analysis set forth in Appendix D hereto.

XIII.    RECOMMENDATIONS AND CONCLUSION.

         In the Debtors' view, the Plan presents the holders of Allowed Claims and Allowed Interests the best opportunity for early recovery. Accordingly, the Debtors urge

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all holders of Allowed Claims and Allowed Interests who are entitled to vote to accept or reject the Plan to vote to accept the Plan.

Dated:   New York, New York
         May 19, 2003

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

                           WHEELING-PITTSBURGH
                           CORPORATION

                           By: /s/ John W. Testa
                               ------------------------------------------------
                               Vice President, Secretary and Treasurer

                           WHEELING-PITTSBURGH STEEL
                           CORPORATION, INC.

                           By: /s/ John W. Testa
                               ------------------------------------------------
                               Senior Vice President

                           PCC SURVIVOR CORPORATION
                           (FORMERLY KNOWN AS
                           PITTSBURGH-CANFIELD
                           CORPORATION)

                           By: /s/ John W. Testa
                               ------------------------------------------------
                               Secretary

                           CONSUMERS MINING COMPANY

                           By: /s/ John W. Testa
                               ------------------------------------------------
                               Secretary and Treasurer

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

                           WHEELING-EMPIRE COMPANY

                           By: /s/ John W. Testa
                               ------------------------------------------------
                               Secretary and Treasurer

                           MINGO OXYGEN COMPANY

                           By: /s/ John W. Testa
                               ------------------------------------------------
                               Secretary and Treasurer

                           WP STEEL VENTURE CORPORATION

                           By: /s/ John W. Testa
                               ------------------------------------------------
                               Secretary

                           W-P COAL COMPANY

                           By: /s/ John W. Testa
                               ------------------------------------------------
                               Secretary

                           MONESSEN SOUTHWESTERN
                           RAILWAY COMPANY

                           By: /s/ John W. Testa
                               ------------------------------------------------
                               Vice President and Secretary

                                      129